     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 1999


                                                      REGISTRATION NO. 333-68749
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                            ------------------------
                                 iVILLAGE INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   DELAWARE                       7375                        13-3845162
  (STATE OF          (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
INCORPORATION)        CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)

                            ------------------------

                                170 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                                 (212) 604-0963
                              (212) 604-9133 (FAX)
                        (ADDRESS AND TELEPHONE NUMBER OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               CANDICE CARPENTER
                        CO-CHAIRPERSON OF THE BOARD AND
                            CHIEF EXECUTIVE OFFICER
                                 iVILLAGE INC.
                                170 FIFTH AVENUE
                            NEW YORK, NEW YORK 10010
                                 (212) 604-0963
                              (212) 604-9133 (FAX)
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                            ------------------------

                  Please send copies of all communications to:

       MARTIN H. LEVENGLICK, ESQ.                 MARK G. BORDEN, ESQ.
         RUBI FINKELSTEIN, ESQ.                   JAMES R. BURKE, ESQ.
  ORRICK, HERRINGTON & SUTCLIFFE LLP                HALE AND DORR LLP
          30 ROCKEFELLER PLAZA                      60 STATE STREET
        NEW YORK, NEW YORK 10112              BOSTON, MASSACHUSETTS 02109
            (212) 506-5000                            (617) 526-6000
          (212) 506-3730 (FAX)                    (617) 526-5000 (FAX)

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), please check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule
462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If this form is a post-effective amendment filed pursuant to Rule
462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ____________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                  Subject to Completion. Dated March 16, 1999.


[LOGO]                         3,650,000 Shares

                                 iVILLAGE INC.

                                 Common Stock

                            ------------------------


     This is an initial public offering of shares of iVillage Inc. All of the 3,650,000 shares of common stock are being sold by iVillage. iVillage anticipates that the initial public offering price will be between $22.00 and $24.00 per share.



     At the request of iVillage, the underwriters have reserved at the initial public offering price up to 503,622 shares of common stock for sale to National Broadcasting Company, Inc., Liberty Media Corporation and America Online, Inc.


     Prior to this offering, there has been no public market for the common stock. The common stock has been approved for quotation on the Nasdaq National Market under the symbol "IVIL".

     Please see "Risk Factors" beginning on page 7 to read about certain factors you should consider before buying shares of the common stock.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                            Per Share     Total
                                             ---------    -------
Initial public offering price.............   $            $
Underwriting discount.....................   $            $
Proceeds, before expenses, to iVillage....   $            $

     The underwriters may, under certain circumstances, purchase up to an additional 547,500 shares from iVillage at the initial public offering price less the underwriting discount.

                            ------------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on                , 1999.

GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                                                               HAMBRECHT & QUIST

                            ------------------------

                            WIT CAPITAL CORPORATION
                      Facilitator of Internet distribution

                            ------------------------

                      Prospectus dated            , 1999.

                 The inside front cover contains the following:


 Picture of iVillage.com home page and other pages and arrows to indicate that the site provides information, experts, personalized services, community, integrated sponsors and transactions. Various other screens within iVillage's
                                   Web sites.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and iVillage's consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.

     This prospectus contains forward-looking statements based on our current expectations, assumptions, estimates and projections about iVillage and our industry. These forward-looking statements involve risks and uncertainties. iVillage's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, as more fully described in the "Risk Factors" section and elsewhere in this prospectus. iVillage undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                 iVILLAGE INC.

                                  OUR BUSINESS

     iVillage Inc. is a leading online women's network and one of the most demographically targeted online communities on the World Wide Web. iVillage.com is an easy-to-use, comprehensive online network of sites tailored to the interests and needs of women aged 25 through 49. We provide advertisers and merchants with targeted access to women using the Web.


     Our network of sites consists of 14 channels organized by subject matter. The channels cover leading topics of interest to women online, such as family, health, work, money, food, relationships, shopping, travel, pets and astrology. We facilitate channel usage by providing common features and functionality within each channel, including experts, chats, message boards and services. Although some features of our Web sites are restricted to members, membership in iVillage.com is free.


     As of December 31, 1998, iVillage's membership and its core audience was 82% female and consisted of approximately 960,000 unique members, up from approximately 170,000 unique members as of January 31, 1998. Unique members refers to the actual number of individual iVillage.com members after the exclusion of any multiple membership accounts opened by those members. For the month ended December 31, 1998, iVillage.com had approximately 65 million page views and 2.7 million unique visitors. Page views are the total number of complete pages retrieved and viewed by visitors to the iVillage network. A unique visitor or person is an individual visitor to the iVillage network.

     We believe that iVillage.com appeals to advertisers, consumers and merchants because it combines the following attributes to create a powerful environment for advertising and commerce:

     o a highly-targeted and attractive demographic user group;

     o a high degree of member involvement within the network, including a greater level of page views and repeat visits than non-members and greater participation within the community than the average user through polls, message boards, chats and community challenges; and

     o an interactive sponsorship model that integrates advertising and commerce into the content of each of the sites.

                             OUR MARKET OPPORTUNITY

     We believe that women are one of the principal driving forces behind the growth of the Internet and that as of January 1998, women made up 45% of the online population. We believe that women also represent an attractive demographic group for advertisers and businesses. Consumers spend $3 trillion annually, and women control or influence 80% of all purchase decisions.

     To effectively reach women online, advertisers, merchants and Web sites that develop and provide content need to address the differing uses of the Internet by men and women. We believe that women are interested in problem-solving, community, researching product information and simple navigation. They appear to spend less time "surfing" the Internet than men and more of their time online at fewer destinations.

     We have developed innovative sponsorship relationships that go beyond traditional banner advertising to support broad marketing objectives of brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content. These sponsorships and highly-targeted marketing opportunities attract advertisers and sponsors from whom we derive a substantial majority of our revenues.

     We generate e-commerce revenues from sales through iBaby, Inc., an online retailer of baby gifts and products, Knowledge Web, Inc. d/b/a Astrology.Net, an Internet content provider, and agreements with leading merchants, including Amazon.com, Inc. iVillage currently owns a majority interest in iBaby and has agreed to acquire the minority interest in iBaby.

                                  OUR STRATEGY

     Our objective is to be the leading online women's network. Our strategy includes:

     o building strong brand recognition;

     o aggressively growing membership and usage;

     o enhancing and expanding the network;

     o pursuing strategic acquisitions and alliances;

     o increasing sponsor and advertising revenues; and

     o generating e-commerce revenues.

     We actively promote our brand awareness and site usage through a variety of online and traditional media, including through recently signed agreements with AOL, NBC and AT&T to provide both online and offline advertising.

                                  OUR OFFICES

     Our executive offices are located at 170 Fifth Avenue, New York, New York 10010. Our telephone number at that location is 212-604-0963 and our Internet address is www.ivillage.com.

                                  THE OFFERING


Shares offered by iVillage...................  3,650,000
Shares to be outstanding after this
  offering(1)................................  23,126,294
Nasdaq National Market symbol................  IVIL
Use of proceeds..............................  o Brand promotion;
                                               o expansion of sales and marketing;
                                               o acquisition of the minority interest in iBaby; and
                                               o working capital and general corporate purposes,
                                                 including channel expansion and content development, expansion and/or relocation of our offices and possible acquisitions. Please see "Use of Proceeds".


------------------------------
(1) Based on the number of shares actually outstanding on February 15, 1999. Includes the shares issued or to be issued in connection with:
    o the Astrology.Net acquisition;
    o the acquisition of the iBaby minority interest; and
    o the NBC agreement.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table summarizes the financial data for our business. iVillage acquired ParentsPlace.com, Inc. in December 1996 and Health ResponseAbility Systems, Inc. in May 1997, and the financial data reflect the results of operations of these subsidiaries since their dates of acquisition. For the year ended December 31, 1998, a portion of the net loss for iBaby, Inc. attributable to minority stockholders is included as a reduction to net loss.

                             JULY 1, 1995           YEAR ENDED DECEMBER 31,
                             (INCEPTION) TO    ---------------------------------
                           DECEMBER 31, 1995    1996        1997         1998
                           -----------------   -------   ----------   ----------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues.................       $    --        $   732   $    6,019   $   15,012
                                -------        -------   ----------   ----------
Operating expenses:
Production, product and
  technology.............           629          4,521        7,606       14,521
Sales and marketing......           329          2,709        8,771       28,523
General and
  administrative.........           656          3,104        7,841       10,612
Depreciation and
  amortization...........            17            109        2,886        5,683
                                -------        -------   ----------   ----------
  Total operating
    expenses.............         1,631         10,443       27,104       59,339
                                -------        -------   ----------   ----------
Loss from operations.....        (1,631)        (9,711)     (21,085)     (44,327)
Interest (expense)
  income, net............            (7)            28         (216)         591
Loss on sale of Web
  site...................            --             --           --         (504)
Minority interest........            --             --           --          586
                                -------        -------   ----------   ----------
Net loss.................       $(1,638)       $(9,683)  $  (21,301)  $  (43,654)
                                -------        -------   ----------   ----------
                                -------        -------   ----------   ----------
Basic and diluted net
  loss per share.........       $ (1.51)       $ (8.90)  $   (13.65)  $   (21.10)
                                -------        -------   ----------   ----------
                                -------        -------   ----------   ----------
Weighted average shares
  of common stock
  outstanding used in
  computing basic and
  diluted net loss per
  share..................         1,083          1,087        1,561        2,068
                                -------        -------   ----------   ----------
                                -------        -------   ----------   ----------
Pro forma basic and
  diluted net loss per
  share..................                                             $    (2.59)
                                                                      ----------
                                                                      ----------
Shares of common stock
  used in computing pro
  forma basic and diluted
  net loss per share.....                                                 16,854
                                                                      ----------
                                                                      ----------

     The following table indicates a summary of our balance sheet at December 31, 1998:

     o on an actual basis;

     o on a pro forma basis giving effect to (a) the purchase of the minority interest in iBaby, (b) the acquisition of Astrology.Net and (c) the shares to be issued in connection with the NBC agreement; and

     o on a pro forma as adjusted basis to reflect the sale of 3,650,000 shares of common stock, after deducting underwriting discounts and commissions and estimated offering expenses. Please see "Use of Proceeds", "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events".


                                            DECEMBER 31, 1998
                                   -----------------------------------
                                                            PRO FORMA
                                   ACTUAL     PRO FORMA    AS ADJUSTED
                                   -------    ---------    -----------
                                             (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......   $30,825     $21,929      $  98,002
Working capital.................    19,919      10,848         86,922
Total assets....................    46,791      69,032        145,106
Long-term liabilities...........        --          23             23
Stockholders' equity............    32,022      53,951        130,024

     iVillage(Registered), the iVillage logo, Parent Soup(Registered); Astrology-dot-net(Registered); Astrozine(Registered); and
KnowledgeWeb(Registered) are registered marks of iVillage. Community Challenge; Community Challenges; "iVillage.com. Honest Answers. For The Stuff That Really Matters."; Armchair Millionaire; Parentsplace; and Parentsplace.com; are marks of iVillage. iBaby and Internetbaby are marks of iBaby, Inc. All other trademarks and service marks are the property of their respective owners. The information on our Web sites is not a part of this prospectus.


     Unless otherwise specifically stated, information throughout this prospectus assumes:

     o the underwriters' over-allotment option is not exercised;

     o the conversion of all outstanding shares of our convertible preferred stock into 14,785,205 shares of common stock automatically upon the closing of this offering;

     o the effectiveness of a one-for-three reverse stock split of common stock and the adjustment of par value to $.01 per share immediately prior to the effective date of this prospectus; and


     o assumes an initial public offering price of $23.00 per share;


     and excludes as of February 22, 1999:


     o a $22.0 million deemed non-cash dividend to NBC in connection with the issuance of 4,889,030 shares of series E convertible preferred stock and warrants to purchase up to 1,783,882 shares of series E convertible preferred stock;


     o 3,157,369 shares issuable upon the exercise of outstanding options and warrants and an additional 161,333 shares expected to be issuable upon the exercise of options that are to be granted prior to the effective date of this prospectus; and

     o 515,520 shares reserved for future issuance under our stock option plans.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in the shares of common stock.

WE HAVE A LIMITED OPERATING HISTORY AND MAY FACE DIFFICULTIES ENCOUNTERED BY EARLY STAGE COMPANIES IN NEW AND RAPIDLY EVOLVING MARKETS

     We have a limited operating history. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including the Internet advertising market. These risks include our ability to:

     o attract a larger audience to our online network;

     o increase awareness of our brand;

     o strengthen user-loyalty;

     o offer compelling content;

     o maintain our current, and develop new, strategic relationships;

     o attract a large number of advertisers from a variety of industries;

     o respond effectively to competitive pressures;

     o continue to develop and upgrade our technology; and

     o attract, retain and motivate qualified personnel.

     Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for detailed information on our limited operating history.

WE LACK SIGNIFICANT REVENUES AND HAVE RECENT AND ANTICIPATED CONTINUING LOSSES

     We have not achieved profitability and expect to continue to incur operating losses for the foreseeable future. We incurred net losses of $11.3 million for the period from July 1995 (inception) through December 31, 1996, $21.3 million for the year ended December 31, 1997, and $43.7 million for the year ended December 31, 1998. As of December 31, 1998, our accumulated deficit was $76.3 million. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability.

     Although our revenues have grown in recent quarters, we cannot assure you that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected. Please see "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE ARE DEPENDENT ON BARTER TRANSACTIONS WHICH DO NOT GENERATE CASH REVENUE


     During 1998, revenues from barter transactions represented approximately 20% of total revenues. Barter revenues may continue to represent a significant portion of our total revenues in future periods. Barter transactions do not generate any cash revenues and are entered into by us to promote our brand without any expenditure on our part of our cash resources. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".


OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE NOT INDICATIVE OF FUTURE PERFORMANCE AND ARE DIFFICULT TO FORECAST

     As a result of our limited operating history, we do not have historical financial data for a significant number of periods upon which to forecast quarterly revenues and results of operations. We do not believe that period-to-period comparisons of our operating results are necessarily meaningful nor should they be relied upon as indicators of future performance. In one or more future quarters our results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock would likely be materially adversely affected. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Quarterly Results of Operations".

     Our revenues for the foreseeable future will remain dependent on user traffic levels and advertising activity on iVillage.com. Such future revenues are difficult to forecast. In addition, we plan to increase our sales and marketing operations and to expand and develop content. We also plan to upgrade and enhance our technology and infrastructure development in order to support our growth. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

     If we have a shortfall in revenues in relation to our expenses, or if our expenses precede increased revenues, then our business, results of operations and financial condition would be materially and adversely affected. This would likely affect the market price of our common stock in a manner which may be unrelated to our long-term operating performance.

SEASONAL AND CYCLICAL PATTERNS MAY AFFECT OUR BUSINESS

     We believe that advertising sales in traditional media, such as television and radio, generally are lower in the first and third calendar quarters of each year. If our market makes the transition from an emerging to a more developed market, seasonal and cyclical patterns may develop in the future. As a result, if our industry follows the same seasonal patterns as those in traditional media, we may experience lower advertising revenues in the first and third calendar quarter of each year. Seasonal and cyclical patterns in Internet advertising may also affect our revenues. In addition, traffic levels on our Web sites typically fluctuate during the summer and year-end vacation and holiday periods. Furthermore, we anticipate that sales from iBaby and any other future consumer goods we may sell will typically increase during the fourth quarter as a result of the holiday season and may decline during other periods. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales, Marketing and Public Relations" for detailed information on our quarterly operating results.

THE MARKET FOR INTERNET ADVERTISING IS UNCERTAIN

     We expect to derive a substantial amount of our revenues from sponsorships and advertising for the foreseeable future, and demand and market acceptance for Internet advertising solutions is uncertain.

     There are currently no standards for the measurement of the effectiveness of Internet advertising, and the industry may need to develop standard measurements to support and promote Internet advertising as a significant advertising medium. If such standards do not develop, existing advertisers may not continue their levels of Internet advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. Our business would be adversely affected if the market for Internet advertising fails to develop or develops more slowly than expected.

     Different pricing models are used to sell advertising on the Internet. It is difficult to predict which, if any, will emerge as the industry standard. This makes it difficult to project our future advertising rates and revenues. Our advertising revenues could be adversely affected if we are unable to adapt to new forms of Internet advertising. Moreover, software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this software could adversely affect the commercial viability of Internet advertising.

WE MAY BE UNABLE TO ADEQUATELY MEASURE THE DEMOGRAPHICS OF OUR USER BASE AND DELIVERY OF ADVERTISEMENTS ON OUR WEB SITES

     It is important to our advertisers that we accurately measure the demographics of our user base and the delivery of advertisements on our Web site. We depend on third parties to provide certain of these measurement services. If they are unable to provide these services in the future, we would need to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in our business during the time we are replacing these services. We are currently implementing additional systems designed to record demographic data on our users. If we do not implement these systems successfully, we may not be able to accurately evaluate the demographic characteristics of our users. Companies may choose to not advertise on our Web sites or may pay less for advertising if they do not perceive our measurements or measurements made by third parties to be reliable.

WE ARE CURRENTLY EXPERIENCING A PERIOD OF SIGNIFICANT GROWTH WHICH IS PLACING A SIGNIFICANT STRAIN ON OUR RESOURCES

     If we are unable to manage our growth effectively, our business could be adversely affected. We have experienced and are currently experiencing a period of significant growth. This growth has placed, and our anticipated future growth in our operations will continue to place, a significant strain on our resources. As part of this growth, we will have to implement new operational and financial systems, procedures and controls.

SEVERAL MEMBERS OF SENIOR MANAGEMENT HAVE ONLY RECENTLY JOINED iVILLAGE

     Several members of our senior management joined us in 1998 and 1999, including our Chief Financial Officer, Chief Operating Officer, Senior Vice President, Sponsorship, General Counsel, Vice President, Finance, Vice President, Controller and Chief Accounting Officer and Senior Vice President, Human Resources. In addition, we have recently hired a Chief Technology Officer and plan to hire additional technical personnel. These individuals have not previously worked together and are becoming integrated as a management team. As a result, our senior managers may not work together effectively as a team to successfully manage our growth.

WE MAY NOT ATTRACT A SUFFICIENT AMOUNT OF TRAFFIC AND ADVERTISING WITHOUT OUR CHANNELS BEING CARRIED ON AOL

     AOL has accounted for a significant portion of our online traffic based on the delivery to us of a guaranteed number of impressions. A significant amount of our visitors and members reach our Web sites through AOL. Our agreement with AOL does not prohibit AOL from carrying online sites or developing and providing content that compete with our sites, and AOL is currently carrying additional competing sites. Our agreement with AOL expires on December 31, 2000 and even though either party may extend it for an additional year, AOL does not have any obligation to renew it. If the carrying of our channels on AOL is discontinued, our business, results of operations and financial condition would be materially adversely affected.

AOL INVESTMENTS MAY RESULT IN CONFLICTS OF INTEREST FOR AOL THAT ARE ADVERSE TO iVILLAGE

     AOL has invested in Oxygen Media, Inc. a new Internet and television company that is developing cable and interactive content for women and children. In addition, Oxygen Media has acquired from AOL, the assets of electra.com, an online women's network, and Thrive Partners LLC, the operator of thriveonline.com, a health site. In addition, AOL has invested in Excite, Inc. and in November 1998, announced a merger with Netscape Communications Corp. The relationship between AOL and Oxygen Media and AOL and other internet companies may result in potential conflicts of interest for AOL, which may not be resolved in our favor. Please see "Certain Transactions".

WE HAVE A SMALL NUMBER OF CUSTOMERS AND THE LOSS OF A NUMBER OF THESE CUSTOMERS COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We have, so far, depended on a limited number of customers for a significant part of our revenues. Consequently, the loss of a number of these customers at any one time may adversely affect our financial condition and results of operations. For the year ended December 31, 1997, no one advertiser accounted for greater than 10% of total revenues, but revenues from our five largest advertisers accounted for 26% of total revenues. At December 31, 1997, one advertiser accounted for 31% of net accounts receivable. Although no advertiser accounted for more than 10% of total revenues for the year ended December 31, 1998, our five largest advertisers accounted for 17% of total revenues. At December 31, 1998, one advertiser accounted for 11% of net accounts receivable.

     We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues from a small number of customers. In addition, we anticipate that such customers will continue to vary over time, so that the achievement of our long-term goals will require us to obtain additional significant customers on an ongoing basis. Our failure to enter into a sufficient number of large contracts during a particular period could have a material adverse effect on our business, financial condition and results of operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE MAY NOT BE ABLE TO INTEGRATE THE OPERATIONS FROM OUR RECENT ACQUISITION OF ASTROLOGY.NET

     We recently acquired KnowledgeWeb, Inc. d/b/a Astrology.Net. We could have difficulty in assimilating its personnel, operations, technology and software. In addition, the key personnel of Astrology.Net may decide not to work for us. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations due to the amortization of goodwill.

WE MAY BE SUED FOR INFORMATION RETRIEVED FROM THE WEB

     We may be subjected to claims for defamation, negligence, copyright or trademark infringement, personal injury or other legal theories relating to the information we publish on our Web site. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subjected to claims based upon the content that is accessible from our Web sites through links to other Web sites or through content and materials that may be posted by members in chat rooms or bulletin boards. We also offer e-mail services, which may subject us to potential risks, such as liabilities or claims resulting from unsolicited e-mail, lost or misdirected messages, illegal or fraudulent use of e-mail or interruptions or delays in e-mail service. Our insurance, which covers commercial general liability, may not adequately protect us against these types of claims.

WE MAY INCUR POTENTIAL PRODUCT LIABILITY FOR PRODUCTS SOLD OVER THE INTERNET

     Consumers may sue us if any of the products that we sell online are defective, fail to perform properly or injure the user. To date, we have had very limited experience in the sale of products online and the development of relationships with manufacturers or suppliers of such products. We plan to develop a range of products targeted specifically at women through our iBaby site, Astrology.Net and other e-commerce sites that we may acquire in the future. We also may foster relationships with manufacturers or companies to offer such products directly on iVillage.com. Such a strategy involves numerous risks and uncertainties. Although our agreements with manufacturers typically contain provisions intended to limit our exposure to liability claims, these limitations may not prevent all potential claims. Liability claims could require us to spend significant time and money in litigation or to pay significant damages. As a result, any such claims, whether or not successful, could seriously damage our reputation and our business.

THERE IS INTENSE COMPETITION FOR INTERNET-BASED BUSINESS

     The number of Web sites competing for the attention and spending of members, users and advertisers has increased and we expect it to continue to increase.

     We compete for members, users and advertisers with the following types of companies:

     o online services or Web sites targeted at women, such as Women.com Networks, a joint venture between Women.com Networks and The Hearst Corp., Microsoft Corporation's womencentral.msn.com, condenet.com and Oxygen Media's Web sites;

     o Web search and retrieval and other online service companies, commonly referred to as portals, such as Excite, Inc., Infoseek Corporation, Lycos, Inc. and Yahoo! Inc.; and

     o publishers and distributors of traditional media, such as television, radio and print.

     Increased competition could result in price reductions, reduced margins or loss of market share, any of which could adversely affect our business. Please see "Business--Competition".

OUR UNCERTAIN SALES CYCLES COULD ADVERSELY AFFECT OUR BUSINESS

     The time between the date of initial contact with a potential advertiser or sponsor and the execution of a contract with the advertiser or sponsor, is often lengthy, typically ranging from six weeks for smaller agreements to nine months for larger agreements, and is subject to delays over which we have little or no control, including:

     o customers' budgetary constraints;

     o customers' internal acceptance reviews;

     o the success and continued internal support of advertisers' and sponsors' own development efforts; and

     o the possibility of cancellation or delay of projects by advertisers or sponsors.

     During the sales cycle, we may expend substantial funds and management resources and yet not obtain sponsorship or advertising revenues. Accordingly, our results of operations for a particular period may be adversely affected if sales to advertisers or sponsors forecasted in a particular period are delayed or do not otherwise occur.

OUR BUSINESS IS DEPENDENT ON OUR CHIEF EXECUTIVE OFFICER AND EDITOR-IN-CHIEF

     Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly, Candice Carpenter, Chief Executive Officer, and Nancy Evans, Editor-in-Chief. The loss of the services of Mdmes. Carpenter or Evans, or other key employees, would likely have a significantly detrimental effect on our business.

     We have no employment agreements with either of these executives. We do not maintain "key person" life insurance for any of our personnel, other than Ms. Carpenter. Our future success also depends on our continuing to attract, retain and motivate highly skilled employees.

COMPETITION FOR PERSONNEL IN OUR INDUSTRY IS INTENSE


     We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications as a result of our rapid growth and expansion. In addition, there is significant competition for qualified employees in the Internet industry. As a result, we incurred increased salaries, benefits and recruiting expenses during 1998. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business will be adversely affected. Please see "Business--Human Resources" and "Management" for detailed information on our key personnel.

WE ARE DEPENDENT ON CONTINUED GROWTH IN USE OF THE INTERNET

     Our market is new and rapidly evolving. Our business would be adversely affected if Internet usage does not continue to grow, particularly usage by women. A number of factors may inhibit Internet usage, including:

     o inadequate network infrastructure;

     o security concerns;

     o inconsistent quality of service; and

     o lack of availability of cost-effective, high-speed service.

     If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, Web sites have experienced interruptions in their service as a result of outages and other delays occurring throughout the Internet network infrastructure. If these outages or delays frequently occur in the future, Internet usage, as well as the usage of our Web sites, could grow more slowly or decline.

WE MAY BE UNABLE TO RESPOND TO THE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY

     Our market is characterized by rapidly changing technologies, frequent new product and service introductions and evolving industry standards. The recent growth of the Internet and intense competition in our industry exacerbate these market characteristics. To achieve our goals, we need to effectively integrate the various software programs and tools required to enhance and improve our product offerings and manage our business. Our future success will depend on our ability to adapt to rapidly changing technologies by continually improving the performance features and reliability of our services. We may experience difficulties that could delay or prevent the successful development, introduction or marketing of new products and services. In addition, our new enhancements must meet the requirements of our current and prospective users and must achieve significant market acceptance. We could also incur substantial costs if we need to modify our service or infrastructures to adapt to these changes.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS TO DOING BUSINESS ON THE INTERNET

     There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing, and the characteristics and quality of products and services. For example, the Telecommunications Act sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could adversely affect our business.

OUR SYSTEMS MAY FAIL OR EXPERIENCE A SLOW DOWN AND OUR USERS DEPEND ON OTHERS FOR ACCESS TO OUR WEB SITES

     Substantially all of our communications hardware and some of our other computer hardware operations are located at Exodus Communications, Inc.'s facilities in Jersey City, New Jersey. Fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events could damage these systems.

Computer viruses, electronic break-ins or other similar disruptive problems could also adversely affect our Web sites. Our business could be adversely affected if our systems were affected by any of these occurrences. Our insurance policies may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. We do not presently have any secondary "off-site" systems or a formal disaster recovery plan.

     Our Web sites must accommodate a high volume of traffic and deliver frequently updated information. Our Web sites have in the past experienced slower response times or decreased traffic for a variety of reasons. These occurrences have not had a material impact on our business. These types of occurrences in the future could cause users to perceive our Web sites as not functioning properly and therefore cause them to use another Web site or other methods to obtain information.

     In addition, our users depend on Internet service providers, online service providers and other Web site operators for access to our Web sites. Many of them have experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

WE MAY NOT BE ABLE TO DELIVER VARIOUS SERVICES IF THIRD PARTIES FAIL TO PROVIDE RELIABLE SOFTWARE, SYSTEMS AND RELATED SERVICES TO US

     We are dependent on various third parties for software, systems and related services. For example, we rely on Doubleclick Inc.'s software for the placement of advertisements and WhoWhere? Inc. for personal home pages and e-mail. Several of the third parties that provide software and services to us have a limited operating history, have relatively immature technology and are themselves dependent on reliable delivery of services from others. As a result, our ability to deliver various services to our users may be adversely affected by the failure of these third parties to provide reliable software, systems and related services to us.

WE MAY BE LIABLE IF THIRD PARTIES MISAPPROPRIATE OUR USERS' PERSONAL INFORMATION

     If third parties were able to penetrate our network security or otherwise misappropriate our users' personal information or credit card information, we could be subject to liability. These could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. They could also include claims for other misuses of personal information, such as for unauthorized marketing purposes. These claims could result in litigation. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if our privacy practices are investigated.

INTERNET SECURITY CONCERNS COULD HINDER E-COMMERCE

     The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications over the Internet. Any well-publicized compromise of security could deter people from using the Internet or using it to conduct transactions that involve transmitting confidential information. We may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by such breaches.

POSSIBLE INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS

     We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Any such infringement or misappropriation could have a material adverse effect on our future financial results.

WE COULD BE SUBJECT TO POSSIBLE INFRINGEMENT ACTIONS BASED UPON CONTENT LICENSED FROM OTHERS

     It is possible that we could become subject to infringement actions based upon content we may license from third parties. Any of these claims, with or without merit, could subject us to costly litigation and the diversion of our financial resources and technical and management personnel. Further, if such claims are successful, we may be required to change our trademarks, alter the content, pay financial damages or obtain licenses from others.

WE ARE INVOLVED IN LITIGATION WITH A FORMER EMPLOYEE WHICH MAY BE COSTLY AND DIVERT THE EFFORTS AND ATTENTION OF OUR MANAGEMENT.


     On January 8, 1999, a complaint was filed in the Chancery Court for Williamson County, Tennessee by a former employee against iVillage and three of its officers. The complaint was subsequently amended to withdraw all claims against two of those officers. The complaint alleges breach of an alleged employment agreement and fraudulent inducement to accept a job in New York and to move from Tennessee to New Jersey. In addition to unspecified damages, the complaint seeks an award of options to purchase 100,000 shares of common stock. We are vigorously defending against these claims. This litigation, whether or not determined in our favor or settled by us, may be costly and may divert the efforts and attention of our management from normal business operations.


WE ARE INVOLVED IN INTELLECTUAL PROPERTY DISPUTES AND CANNOT PREDICT THE LIKELIHOOD OF AN UNFAVORABLE OUTCOME IN THE EVENT CLAIMS ARE ASSERTED

     We filed a service mark application for the mark "PARENTSPLACE.COM". On July 22, 1998, Jewish Family and Children's Services filed a Notice of Opposition in the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office. On January 22, 1999, we filed an Answer to the Notice of Opposition, denying that there was any likelihood of confusion between our mark, "PARENTSPLACE.COM", and the mark used by Children's Services. Children's Services has proposed a resolution of this dispute that would allow us to continue using the mark "PARENTSPLACE.COM". There can be no assurance that a resolution can be achieved or that Children's Services will not be successful in the Opposition proceeding, thus preventing us from securing a federal registration to the mark "PARENTSPLACE.COM". Further, there can be no assurance that Children's Services will not assert a claim to trademark rights against us in the future with respect to the use of "PARENTSPLACE.COM" or "PARENTSPLACE", either as currently used or as developed in the future. We are not able at this time to evaluate the likelihood of an unfavorable outcome in the event such claims are asserted, or to estimate the amount or range of potential loss.

     On January 28, 1999, an attorney for Dailey & O'Brien sent a formal cease and desist letter, requesting that we stop using "MONEYLIFE" on our money channel and provide certain information concerning our use of the term. On February 22, 1999, a complaint was filed in the U.S. District Court for the Eastern District of Virginia by Dailey & O'Brien alleging, among other things, trademark infringement. On March 8, 1999, the complaint was dismissed by the plaintiff. We have reached an agreement with Dailey & O'Brien granting us a license to use the term "MONEYLIFE". There can be no assurance that other entities are not using the term "MONEYLIFE". We are not able at this time to evaluate the likelihood of an unfavorable outcome in the event that claims are asserted by any other entity, or to estimate the amount or range of potential loss.

FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

     Many currently installed computer systems and software products only accept two digits to identify the year in any date. Thus, the year 2000 will appear as "00", which the system might consider to be the year 1900 rather than the year 2000. This could result in system failures, delays or miscalculations causing disruptions to our operations. The failure of systems maintained by third parties to be Year 2000 compliant could cause us to incur significant expense to remedy any problems, reduce our revenues from such third parties or otherwise seriously damage our business. A significant Year 2000-related disruption of the network services or equipment that third-party vendors provide to us could also cause our members or visitors to consider seeking alternate providers or cause an unmanageable burden on our technical support.

     Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, some of our normal business activities or operations. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance".

OUR STOCK PRICE COULD BE EXTREMELY VOLATILE AND INVESTORS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE

     We cannot predict the extent to which investor interest in iVillage will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between iVillage and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been highly volatile. Investors may not be able to resell their shares at or above the initial public offering price. Please see "Underwriting".

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. Litigation could result in substantial costs and a diversion of management's attention and resources.

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD ADVERSELY AFFECT OUR STOCK PRICE


     Sales of a substantial number of shares of common stock in the public market following this offering, or the perception that sales could occur, could adversely affect the market price for our common stock. After this offering, there will be outstanding 23,126,294 shares of our common stock. Of these shares, the shares sold in this offering will be freely tradeable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 19,476,294 shares of common stock held by existing stockholders will be "restricted securities" and will become eligible for sale only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 under the Securities Act. Upon expiration of lock-up agreements with the underwriters, 180 days after the date of this prospectus, 12,560,636 shares of common stock will be eligible for resale in accordance with the provisions of Rule 144 under the Securities Act. Please see "Shares Eligible for Future Sale".

                                USE OF PROCEEDS


     The net proceeds to iVillage from the sale of the shares of common stock offered hereby are estimated to be $76.1 million, after deducting the estimated underwriting discount and offering expenses payable by iVillage. If the underwriters' over-allotment option is exercised in full, we estimate that net proceeds will be $87.8 million.


     iVillage presently intends to use a portion of the net proceeds from this offering to promote its brand, expand sales and marketing and purchase the minority interest in iBaby. The balance of the net proceeds of this offering will be used for working capital and general corporate purposes, including channel expansion and content development, expansion and/or relocation of its offices and possible acquisitions. iVillage believes opportunities may exist to expand its current business through acquisitions and may utilize a portion of the proceeds for such purpose. In addition, iVillage may consider acquisitions of complementary businesses. Except for the agreement with iBaby, Inc., iVillage is not currently a party to any contracts or letters of intent with respect to any acquisitions, and there can be no assurance that any of iVillage's expansion plans will be realized or, if realized, will prove profitable for iVillage. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations". Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     iVillage has never declared or paid any cash dividends on its capital stock. iVillage presently intends to retain future earnings, if any, to finance the expansion of its business and does not expect to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth iVillage's capitalization as of December 31, 1998:

     o on an actual basis after giving effect to the one-for-three reverse common stock split;

     o on a pro forma basis to reflect (a) the conversion of all of iVillage's convertible preferred stock into common stock, (b) the purchase of the minority interest in iBaby, (c) the acquisition of Astrology.Net,
       (d) the issuance of shares in connection with the NBC agreement and
       (e) the filing of a charter amendment effective upon the closing of this offering authorizing blank check preferred stock; and

     o on a pro forma as adjusted basis to reflect the estimated net proceeds from the sale of the common stock offered by iVillage after deducting the estimated underwriting discount and offering expenses payable by iVillage. Please see "Use of Proceeds".

You should read this information together with iVillage's consolidated financial statements and the notes to those statements appearing elsewhere in this prospectus.


                                                  DECEMBER 31, 1998
                                      ------------------------------------------
                                                                      PRO FORMA
                                        ACTUAL        PRO FORMA      AS ADJUSTED
                                      -----------    ------------    -----------
                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term liabilities..............   $        --    $         23     $      23

Stockholders' equity:
  Series A convertible preferred
    stock, par value $.0005;
    1,000,000 shares authorized,
    issued and outstanding
    (actual); no shares authorized,
    issued or outstanding (pro
    forma and pro forma as
    adjusted)......................             1              --            --

  Series B and B-1 convertible
    preferred stock, par value
    $.0005; 5,929,846 shares
    authorized, 4,777,746 shares
    issued and outstanding
    (actual); no shares authorized,
    issued or outstanding (pro
    forma and pro forma as
    adjusted)......................             2              --            --

  Series C convertible preferred
    stock, par value $.0005;
    13,528,762 shares authorized,
    13,193,445 shares issued and
    outstanding (actual); no shares
    authorized, issued or
    outstanding (pro forma and pro
    forma as adjusted).............             7              --            --

  Series D convertible preferred
    stock, par value $.0005;
    13,000,000 shares authorized,
    issued and outstanding
    (actual); no shares authorized,
    issued or outstanding (pro
    forma and pro forma as
    adjusted)......................             6              --            --

  Series E convertible preferred
    stock, par value $.0005;
    18,953,616 shares authorized,
    11,730,948 shares issued and
    outstanding (actual); no shares
    authorized, issued or
    outstanding (pro forma and pro
    forma as adjusted).............             6              --            --

  Preferred stock, par value $.01;
    no shares authorized, issued or
    outstanding (actual); 5,000,000
    shares authorized, no shares
    issued or outstanding (pro
    forma and pro forma as
    adjusted)......................            --              --            --

  Common stock, par value $.01;
    65,000,000 shares authorized,
    2,113,385 shares issued and
    outstanding, (actual);
    19,461,294 and 23,111,294
    shares issued and outstanding,
    pro forma and pro forma as
    adjusted, respectively(1)......            21             195           231

  Additional paid-in capital.......       112,848         150,336       226,373

  Accumulated deficit..............       (76,275)        (76,275)      (76,275)

  Stockholders notes receivable....          (565)        (16,065)      (16,065)
  Unearned compensation and
    deferred advertising...........        (4,029)         (4,029)       (4,029)
                                      -----------    ------------     ---------

  Total stockholders' equity.......        32,022          54,162       130,235
                                      -----------    ------------     ---------

  Total capitalization.............   $    32,022    $     54,185     $ 130,258
                                      -----------    ------------     ---------
                                      -----------    ------------     ---------


------------------------------
 (1) Based on the number of shares actually outstanding on December 31, 1998.

                                    DILUTION

     The pro forma net tangible book value of iVillage as of December 31, 1998 was approximately $18.5 million, or approximately $0.95 per share of common stock. Pro forma net tangible book value per share represents the amount of iVillage's total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding after giving effect to:

     o the purchase of the minority interest in iBaby;

     o the acquisition of Astrology.Net; and

     o the shares to be issued in connection with the NBC agreement.


After giving effect to the sale of the common stock offered by iVillage hereby and after deducting the estimated underwriting discount and offering expenses payable by iVillage, the pro forma net tangible book value of iVillage, as adjusted, as of December 31, 1998 would have been approximately $94.6 million, or $4.09 per pro forma share of common stock. This represents an immediate increase in net tangible book value of $3.14 per share to iVillage's existing stockholders and an immediate dilution in net tangible book value of $18.91 per share to new investors of common stock in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:



Assumed initial public offering price.............               $23.00
Pro forma net tangible book value per share prior
  to this offering................................   $   0.95
Increase per share attributable to this
  offering........................................       3.14
                                                     --------
Adjusted pro forma net tangible book value per
  share after this offering.......................                 4.09
                                                                 ------
Dilution per share to new investors(1)............               $18.91
                                                                 ------
                                                                 ------


------------------------------


(1) Assuming the exercise in full of the underwriters' over-allotment option, the pro forma net tangible book value of iVillage at December 31, 1998 would have been approximately $4.49 per share, representing an immediate increase in net tangible book value of $3.54 per share to iVillage's existing stockholders and an immediate dilution in net tangible book value of $18.51 per share to new investors.

                            ------------------------

     The following table summarizes, on a pro forma basis, as of December 31, 1998, the number of shares of common stock purchased from iVillage, the total consideration provided to iVillage and the average price per share provided by existing stockholders and giving effect to:

     o the purchase of the minority interest in iBaby;

     o the acquisition of Astrology.Net;

     o the issuance of shares in connection with the NBC agreement; and

     o the sale of shares to investors in this offering.


The calculation below is based on an assumed initial public offering price of $23.00 per share, before deducting the estimated underwriting discount and offering expenses payable by iVillage.



                               SHARES PURCHASED           TOTAL CONSIDERATION         AVERAGE
                           ------------------------    --------------------------    PRICE PER
                             NUMBER      PERCENTAGE       AMOUNT       PERCENTAGE      SHARE
                           ----------    ----------    ------------    ----------    ---------
Existing Stockholders...   19,461,294        84.2%     $147,178,710        63.7%      $  7.56
New Investors...........    3,650,000        15.8        83,950,000        36.3       $ 23.00
                           ----------      ------      ------------      ------
     Total..............   23,111,294       100.0%     $231,128,710       100.0%
                           ----------      ------      ------------      ------
                           ----------      ------      ------------      ------


                            ------------------------

     This discussion and table assumes no exercise of options outstanding under iVillage's 1995 Amended and Restated Employee Stock Option Plan and the 1997 Amended and Restated Acquisition Stock Option Plan and no issuance of shares reserved for future issuance under iVillage's 1999 Employee Stock Option Plan, 1999 Acquisition Stock Option Plan, 1999 Director Option Plan and 1999 Employee Stock Purchase Plan. As of December 31, 1998, there were options outstanding to purchase a total of 2,175,391 shares of common stock at a weighted average price of $6.10 per share and 425,998 shares issuable upon exercise of outstanding warrants with a weighted average exercise price of $6.54 per share. To the extent that any of these options are exercised, there will be further dilution to new investors. Please see "Capitalization", "Management--Stock Option Plans", "--1999 Employee Stock Purchase Plan" and note 6 and note 9 to iVillage's consolidated financial statements.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and iVillage's consolidated financial statements and notes to those statements and other financial information included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from the audited consolidated financial statements of iVillage included in this prospectus. The consolidated balance sheet data as of December 31, 1996 and 1995 and the consolidated statement of operations data for the six month period for July 1, 1995 (inception) to December 31, 1995 are derived from the audited financial statements of iVillage not included herein. The historical results presented here are not necessarily indicative of future results.

                            JULY 1, 1995
                            (INCEPTION)
                                TO           YEAR ENDED DECEMBER 31,
                            DECEMBER 31,    -----------------------------
                               1995          1996      1997       1998
                            ------------   -------   --------   --------
                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues.................     $     --     $   732   $  6,019   $ 15,012
                              --------     -------   --------   --------
Operating expenses:
  Production, product and
    technology...........          629       4,521      7,606     14,521
  Sales and marketing....          329       2,709      8,771     28,523
  General and
    administrative.......          656       3,104      7,841     10,612
  Depreciation and
    amortization.........           17         109      2,886      5,683
                              --------     -------   --------   --------
    Total operating
      expenses...........        1,631      10,443     27,104     59,339
                              --------     -------   --------   --------
Loss from operations.....       (1,631)     (9,711)   (21,085)   (44,327)
Interest (expense)
  income, net............           (7)         28       (216)       591
Loss on sale of Web
  site(1)................           --          --         --       (504)
Minority interest........           --          --         --        586
                              --------     -------   --------   --------
Net loss.................     $ (1,638)    $(9,683)  $(21,301)  $(43,654)
                              --------     -------   --------   --------
                              --------     -------   --------   --------
Basic and diluted net
  loss per share.........     $  (1.51)    $ (8.90)  $ (13.65)  $ (21.10)
                              --------     -------   --------   --------
                              --------     -------   --------   --------
Weighted average shares
  of common stock
  outstanding used in
  computing basic and
  diluted net loss per
  share..................        1,083       1,087      1,561      2,068
                              --------     -------   --------   --------
                              --------     -------   --------   --------
Pro forma basic and
  diluted net loss per
  share(2)...............                                       $  (2.59)
                                                                --------
                                                                --------
Shares of common stock
  used in computing pro
  forma basic and diluted
  net loss per
  share(2)...............                                         16,854
                                                                --------
                                                                --------

                                                  DECEMBER 31,
                                     ----------------------------------------
                                     1995       1996       1997        1998
                                     -----     ------     -------     -------
                                                  (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents.......     $ 162     $2,102     $ 4,335     $30,825
Working capital (deficit).......      (715)     1,006       1,114      19,919
Total assets....................       275      4,997      16,236      46,791
Long-term liabilities...........        --         --         139          --
Stockholders' equity
  (deficit).....................      (629)     3,259      10,522      32,022

------------------------------
(1) Please see note 5 to iVillage's consolidated financial statements.
(2) Please see note 2 to iVillage's consolidated financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with iVillage's consolidated financial statements and notes to those statements and the other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. iVillage's actual results could differ materially from those anticipated by such forward-looking information due to competitive factors, risks associated with iVillage's expansion plans and other factors discussed under "Risk Factors" and elsewhere in this prospectus.

                                    OVERVIEW

     The iVillage network, iVillage.com, provides an easy-to-use, comprehensive online network of sites tailored to the interests and needs of women using the Internet. iVillage.com consists of 14 channels organized by subject matter. The channels cover leading topics of interest to women online, such as family, health, work, money, food, relationships, shopping, travel, pets and astrology. We facilitate channel usage by providing common features and functionality within each channel, including experts, chats, message boards and services.

     To date, iVillage's revenues have been derived primarily from the sale of sponsorship and advertising contracts. Sponsorship and advertising revenues constituted 80% of total revenues for the year ended December 31, 1998.

     Sponsorship revenues are derived principally from contracts ranging from one to three years. Sponsorships are designed to support broad marketing objectives, including brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content. Sponsorship agreements typically include the delivery of impressions on iVillage's Web sites and the design and development of customized sites that enhance the promotional objectives of the sponsor. An impression is the viewing of promotional material on a Web page, which may include banner advertisements, links, buttons or other text or images. The portion of sponsorship revenues related to the delivery of impressions are recognized ratably in the period in which the advertisement is displayed provided that none of iVillage's significant obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. The portion of sponsorship revenues related to the up-front customized design work, as specified in the contract, is recognized in the period in which the design work is performed typically within the first three months of the contract term.

     As part of our sponsorship deals, sponsors who also sell products provide us with a commission on sales of their products generated through our Web site. To date, these amounts have been immaterial.

     Advertising revenues are derived principally from short-term advertising contracts in which iVillage typically guarantees a minimum number of impressions to be delivered to users over a specified period of time for a fixed fee. Advertising rates, measured on a cost per thousand impressions basis, or CPMs, are dependent on whether the impressions are for general rotation throughout iVillage's Web sites or for targeted audiences and properties within specific areas of iVillage.com. Advertising revenues are recognized ratably in the period in which the advertisement is displayed, provided that no significant iVillage obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, iVillage defers recognition of the corresponding revenues until the guaranteed impressions are achieved.

     Sponsorship and advertising revenues also include barter revenues, which represent an exchange by iVillage of advertising space on iVillage's Web sites for reciprocal advertising space or traffic on other Web sites. Revenues from these barter transactions are recorded as advertising revenues at the lower of the estimated fair value of the advertisements delivered, unless the fair value of the goods and services received is more objectively determinable, and are recognized when the advertisements are run on iVillage.com. Barter expenses are recognized at the value of advertisements received when iVillage's advertisements are run on the reciprocal Web sites, which is typically in the same period as when the advertisements are run on iVillage.com. Barter expenses are included as part of sales and marketing expenses. Typically, these barter transactions have no impact on iVillage's cash flows and results of operations. Barter transactions enable iVillage to continue to build strong brand recognition as part of its overall business strategy without expending cash resources. Barter revenues increased from approximately $0.6 million in 1997 to approximately $2.5 million in 1998 because of the increased acceptance of barter for online advertising in the Internet industry. iVillage anticipates that barter revenues will continue to increase in the future although they will decrease as a percentage of total revenues if iVillage successfully executes its business strategy. iVillage believes that it must replace barter revenues with cash revenues to fund its operations.


     Commerce revenues are derived principally from sales through iBaby, a majority-owned joint venture with Kid's Warehouse. Commerce revenues received from iBaby consist of the sale of baby-related products, including strollers, high chairs, bedding, toys and accessories. Kid's Warehouse presently carries the inventory for iBaby. iBaby takes orders for iBaby products, collects the payment and ships the items to the customer. iVillage recognizes revenues from iBaby product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is reasonably assured.

     On December 9, 1996, iVillage acquired all of the outstanding stock of ParentsPlace.com, Inc., an Internet content provider, in exchange for 66,666 shares of iVillage's common stock.

     In May 1997, iVillage completed the acquisition of Health ResponseAbility Systems, Inc., an Internet content provider, in exchange for $2.6 million in cash, 433,400 shares of iVillage's common stock and cash amounts contingent on future performance levels of Health ResponseAbility Systems and iVillage. In addition, iVillage issued to AOL 203,000 shares of common stock in exchange for the release of all equity rights in Health ResponseAbility Systems held by AOL. The goodwill recorded of approximately $6.0 million is being amortized over a three-year period. In January 1998, iVillage agreed to pay approximately $1.6 million to the prior owners of Health ResponseAbility Systems in a final settlement of the cash amounts contingent on future performance levels, as stipulated in the agreement for the acquisition of Health ResponseAbility Systems. This amount was recorded as additional goodwill and is being amortized over the remaining goodwill amortization period.

     In September 1997, iVillage acquired substantially all of the assets of StudentCenter LLC, an Internet content provider, for $125,000 and the issuance of options to purchase 41,666 shares of common stock at $5.10 per share. In addition, iVillage was required to make revenue-based and other bonus payments, of which $30,000 was recorded as of December 31, 1997, based on the amount of StudentCenter revenues, page views and other criteria. In connection with the sale of iVillage's About Work content channel in May 1998, iVillage sold the assets of StudentCenter. At the time of the sale, iVillage paid the former owners of StudentCenter $520,000 and issued options to purchase an additional 33,333 shares of common stock at $5.10 per share as settlement of all revenue-based and other bonus payments.

     In April 1998, iVillage entered into a joint venture agreement with Ourbaby, LLC, a California limited liability company, to form iBaby. iVillage purchased 1,000,000 of the 1,666,666 shares outstanding of iBaby for $1,350,000 and for the delivery of certain promotional rights, including impressions on iVillage.com.

     Since the formation of iBaby in April 1998, the accounts of iBaby have been consolidated into iVillage's financial statements, as iVillage holds a majority interest and control of iBaby.

     In May 1998, iVillage entered into a production and asset sale agreement with TMP Worldwide Inc., or TMP, for one of its content channels, About Work, and the assets of StudentCenter, in exchange for net proceeds of $600,000. In connection with this sale, iVillage reported a loss of approximately $504,000 due to the bonus payment, the options issued to StudentCenter, the write-off of remaining goodwill and the accrual for AOL carriage fees to be paid on behalf of TMP for About Work.

     An additional $575,000 was received in exchange for production, sponsorship and consulting services provided to TMP during 1998. The agreement also required a $600,000 reimbursement payment to be made to iVillage for maintaining the About Work tenancy on AOL. In the event the About Work channel is not carried on AOL through iVillage's distribution agreement, this reimbursement payment will not be made.

     On November 11, 1998, iVillage entered into an agreement with National Broadcasting Company, Inc., or NBC, which is being amended, pursuant to which iVillage will advertise primarily in prime time on NBC television as well as on Snap.com and NBC.com over the next three years. In addition, NBC will acquire 4,889,030 shares of series E convertible preferred stock of iVillage. Please see "--Recent Events".

     iVillage has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend iVillage's online service brands, the rejection of iVillage's services by Web consumers, vendors and/or advertisers, the inability of iVillage to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that iVillage does not successfully implement its business plan, certain assets may not be recoverable.

     iVillage has incurred significant net losses and negative cash flows from operations since its inception, and as of December 31, 1998, had an accumulated deficit of approximately $76.3 million. These losses have been funded primarily through the issuance of preferred equity securities. iVillage intends to continue to invest heavily in marketing and promotion, content development and technology and infrastructure development. As a result, iVillage believes that it will continue to incur operating losses and negative cash flows from operations for the foreseeable future and that the rate at which such losses will be incurred may increase from current levels.

                             RESULTS OF OPERATIONS

     The following table sets forth the results of operations for iVillage expressed as a percentage of total revenues:


                                     YEAR ENDED DECEMBER 31,
                                    ------------------------
                                     1996      1997     1998
                                     ----      ----     ----
Revenues...........................     100%    100%     100%
                                     ------    ----     ----
Operating expenses:
  Production, product and
     technology....................     618     126       97
  Sales and marketing..............     370     146      190
  General and administrative.......     424     130       71
  Depreciation and amortization....      15      48       38
                                     ------    ----     ----
     Total operating expenses......   1,427     450      396
                                     ------    ----     ----
Loss from operations...............  (1,327)   (350)    (295)
                                     ------    ----     ----
                                     ------    ----     ----
Net loss...........................  (1,323)%  (354)%   (291)%
                                     ------    ----     ----
                                     ------    ----     ----


COMPARISON OF YEARS ENDED DECEMBER 31, 1998 TO DECEMBER 31, 1997

REVENUES


     Revenues increased 149% to $15.0 million for the year ended December 31, 1998, from $6.0 million for the year ended December 31, 1997. The increase in revenues was primarily due to iVillage's ability to generate significantly higher sponsorship and advertising revenues, and the development of its commerce strategy through the investment in iBaby. Sponsorship, advertising and usage revenues increased $6.4 million primarily as a result of a higher number of impressions sold and additional sponsors advertising on iVillage's Web sites. Commerce revenues accounted for $2.6 million in 1998, with no revenues in 1997. During

1998, iVillage expanded its sales force and the number of impressions available on its Web sites increased as additional channels were launched and additional content was produced. Sponsorship and advertising revenues accounted for approximately 80% and 93% of revenues for the years ended December 31, 1998 and 1997, respectively. Commerce revenues accounted for approximately 17% of revenues for the year ended December 31, 1998, with no such revenues for the comparable period in 1997. iVillage expects revenues to grow in 1999 due to a full year of iBaby activity and the acquisition of Astrology.Net.



     Although no one advertiser accounted for greater than 10% of total revenues for the year ended December 31, 1998, iVillage's five largest advertisers accounted for 17% of total revenues for the year. At December 31, 1998, one advertiser accounted for 11% of net accounts receivable due to a significant invoice billed close to year end. Although iVillage's five largest sponsorship and advertising customers accounted for 26% of total revenues for the year ended December 31, 1997, no one advertiser accounted for greater than 10% of total revenues. At December 31, 1997, one customer accounted for approximately 31% of the net accounts receivable balance due to a significant invoice billed close to year end. A large portion of the invoice was recorded as deferred revenue and recognized as revenue in 1998, when the services were provided. Included in sponsorship and advertising revenues are barter transactions which accounted for approximately 20% and 10% of revenues for the years ended December 31, 1998 and 1997, respectively. Barter revenues increased as a percentage of revenues because of the development of barter as a viable vehicle for online advertising in the industry.


OPERATING EXPENSES

     PRODUCTION, PRODUCT AND TECHNOLOGY. Production, product and technology expenses consist primarily of salaries, payroll taxes and benefits and expenditures related to editorial content, community management and support personnel, technology, software development and operations expenses, and product costs related to merchandise sales. Production, product and technology expenses increased to $14.5 million, or 97% of revenues, for the year ended December 31, 1998 from $7.6 million, or 126% of revenues, for the year ended December 31, 1997. The dollar increase was primarily attributable to increased personnel costs related to enhancing the content and functionality of iVillage's Web sites which increased by $2.7 million, and product costs of $2.1 million arising from commerce transactions that did not exist in 1997. Production, product and technology expenses decreased as a percentage of revenues because of the increased growth in revenues relative to the growth in iVillage's cost structure. iVillage believes that significant investments in technology and product development are required to remain competitive and, therefore, expects that its production, product and technology expenses will continue to increase in absolute dollars for the foreseeable future.

     SALES AND MARKETING. Sales and marketing expenses consist primarily of costs of distribution agreements, salaries, payroll taxes and benefits for sales and marketing personnel, commissions, advertising and other marketing related expenses. Sales and marketing expenses increased to $28.5 million, or 190% of revenues, for the year ended December 31, 1998, from $8.8 million, or 146% of revenues, for the year ended December 31, 1997. The dollar increase in sales and marketing expenses was primarily due to expanded distribution agreements which increased by about $6.3 million, increases in advertising expenses related to iVillage's branding campaign of $5.4 million and higher advertising and sales personnel expenses of about $3.0 million. iVillage has invested heavily in distribution arrangements in the past twelve months and currently has agreements with AOL, Snap and Infoseek. Sales and marketing expenses as a percentage of revenues increased due to iVillage's branding campaign and distribution agreements. Included in sales and marketing expenses are barter transactions, which accounted for approximately 10% and 7% of sales and marketing expenses for the years ended December 31, 1998 and 1997, respectively.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses consist primarily of salaries, payroll taxes and benefits and related costs for general corporate functions, including executive management, finance, facilities, legal and fees for other professional services. General and administrative expenses increased to $10.6 million, or 71% of revenues, for the year ended December 31, 1998, from $7.8 million, or 130% of revenues, for the year ended December 31, 1997. The increase in general and administrative expenses was primarily due to an increase in salaries and benefits, recruiting costs and facilities expenses resulting from an increase in the number of personnel hired during the year to support the growth of iVillage's business. General and administrative expenses decreased as a percentage of total revenues because of the growth in revenues relative to the growth in iVillage's general and administrative expenses. This is due to the development of iVillage's infrastructure in 1997 which was necessary for future growth of revenues. iVillage expects that it will incur additional general and administrative expenses as iVillage continues to hire personnel and incurs expenses related to the growth of the business and its operations as a public company.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $5.7 million, or 38% of revenues, for the year ended December 31, 1998 from $2.9 million, or 48% of revenues, for the year ended December 31, 1997. The dollar increase was primarily attributable to increased depreciation of $1.2 million resulting from purchases of fixed assets of approximately $6.3 million and increased amortization expense of $1.6 million due to the Health ResponseAbility Systems acquisition in May 1997.

INTEREST (EXPENSE) INCOME, NET

     Interest (expense) income, net includes interest income from iVillage's cash balances and interest expense related to iVillage's financing obligations, including non-cash expenses related to the issuance of warrants associated with a bridge financing in 1997. Interest (expense) income, net improved to an income of $0.6 million for the year ended December 31, 1998, from an expense of $0.2 million for the year ended December 31, 1997. This increase was primarily due to a higher average net cash and cash equivalents balance from the issuance of preferred and common stock during the year.

MINORITY INTEREST

     Minority interest represents the portion of the net loss of iBaby attributable to minority stockholders.

INCOME TAXES


     As of December 31, 1998, iVillage had approximately $69.9 million of federal net operating loss carryforwards for tax reporting purposes available to offset future taxable income. iVillage's federal net operating loss carryforwards expire beginning in 2010. Certain future changes in the share ownership of iVillage, as defined in the Tax Reform Act of 1986, may restrict the utilization of carryforwards. A valuation allowance has been recorded for the entire deferred tax asset as a result of uncertainties regarding the realization of the asset due to the lack of iVillage's earnings history.


COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

REVENUES

     Revenues were $6.0 million and $0.7 million for the years ended
December 31, 1997 and 1996, respectively. The increase was driven by the growth in sponsorship and advertising revenues, which was the result of more advertisers and a higher number of impressions sold. Sponsorship and advertising revenues accounted for 93% and 74% of revenues for the years ended December 31, 1997 and 1996, respectively. Included in advertising and sponsorship revenues were barter transactions, which accounted for approximately 10% and 1% of revenues for the years ended December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, one customer accounted for 31% and four customers each represented greater than 10% of the net accounts receivable balance, respectively. At December 31, 1997, iVillage's five largest sponsorship and advertising customers accounted for 26% of total revenues, but no one customer accounted for greater than 10% of total revenues. For the years ended
December 31, 1997 and 1996, iVillage derived revenues from usage fees paid by AOL based on visitation to iVillage.com on the AOL service. Usage fees were $0.4 million and $0.2 million for the years ended December 31, 1997 and 1996, respectively. During the year ended December 31, 1997, iVillage entered into a new agreement with AOL that eliminated usage fees.

OPERATING EXPENSES

     PRODUCTION, PRODUCT AND TECHNOLOGY. Production, product and technology expenses were $7.6 million, or 126% of revenues, and $4.5 million, or 618% of revenues, for the years ended December 31, 1997 and 1996, respectively. The increase in production, product and technology expenses was primarily attributable to increases in personnel and related costs to support enhancement of iVillage's Web site technology and content. Production, product and technology expenses as a percentage of revenues have decreased because of the growth in revenues.

     SALES AND MARKETING. Sales and marketing expenses were $8.8 million, or 146% of revenues, and $2.7 million, or 370% of revenues, for the years ended December 31, 1997 and 1996, respectively. The increase in sales and marketing expenses was primarily due to expanded online banner and distribution arrangements and the addition of a direct sales force, which iVillage began building in the second half of 1996. Included in sales and marketing are barter transactions, which accounted for approximately 7% of sales and marketing in the year ended December 31, 1997. Sales and marketing expenses as a percentage of revenues have decreased because of the growth in revenues.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses were $7.9 million, or 130% of revenues, and $3.1 million, or 424% of revenues, for the years ended December 31, 1997 and 1996, respectively. The increase in general and administrative expenses was primarily due to increases in the number of general and administrative personnel and professional services and facility expenses to support the growth of iVillage's operations. General and administrative expenses as a percentage of revenues have decreased because of the growth in revenues.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses increased to $2.9 million, or 48% of revenues, for the year ended December 31, 1997 from $0.1 million, or 15% of revenues, for the year ended December 31, 1996. The dollar increase was primarily attributable to purchases of fixed assets of approximately $4 million and acquisitions of Web sites for approximately $2.9 million during the year ended December 31, 1997.

INTEREST (EXPENSE) INCOME, NET


     Interest (expense) income, net was approximately $216,000 expense and $28,000 income for the years ended December 31, 1997 and 1996, respectively. The increase in interest (expense) income, net for the year ended December 31, 1997 was primarily due to warrants issued in connection with the receipt of bridge financing resulting in an interest charge of approximately $334,000.


                                 RECENT EVENTS


     Under a prior agreement with iBaby and other parties, on February 10, 1999, iVillage entered into a definitive agreement to purchase all of the outstanding shares of iBaby held by the minority stockholders of iBaby for an aggregate purchase price of approximately $11.0 million. The purchase price consisted of $8 million in cash, of which $1.5 million was paid on February 12, 1999 and the remaining $6.5 million is payable within two business days of the closing of this offering, and an aggregate number of shares of iVillage common stock having an aggregate value of $3.0 million. The number of shares of iVillage common stock to be issued to the minority stockholders will be dependent upon the price per share of common stock in this offering. In addition, subject to its existing agreements with respect to registration rights, iVillage granted piggyback registration rights in connection with the shares of iVillage common stock to be issued pursuant to the agreement.


     If this offering is not completed by May 31, 1999, the agreement with iBaby gives iVillage the right to purchase the outstanding shares of iBaby held by the minority stockholders for an aggregate purchase price of $9.3 million. To maintain this right, iVillage must give the minority stockholders written notice of its intent to purchase their shares by April 15, 1999 and make a non-refundable $1 million payment to the minority stockholders as a credit towards the remaining $9.3 million purchase price.

     If the shares held by the minority stockholders of iBaby are not purchased by iVillage, the non-refundable payment will be forfeited and the terms of the existing agreement between iBaby and iVillage will remain in effect.

     On February 18, 1999, iVillage acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a Astrology.Net, an Internet content provider, in exchange for 802,125 shares of iVillage's common stock and $1 million in cash. The agreement provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

     The terms of the agreement provide that 326,331 of the shares of common stock are issued up-front and the remaining 475,794 will be placed into escrow to be released to the stockholders of Astrology.Net within a period of five years. The release from escrow will be accelerated dependent on Astrology.Net meeting revenue targets. In the event there is no acceleration of the release of these shares by the end of the five-year term, all remaining shares in escrow will be released to Astrology.Net's stockholders. In addition, all outstanding options to purchase Astrology.Net common stock were converted into non-qualified options to purchase an aggregate of 31,208 shares of iVillage common stock.

     In addition to the shares issued, iVillage issued to the founding stockholders of Astrology.Net options to purchase 150,000 shares of iVillage common stock at an exercise price equal to the initial public offering price of the common stock in this offering. These options, which are contingent on continued employment with Astrology.Net, vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting revenue targets. iVillage also granted to the founding stockholders of Astrology.Net, subject to its existing agreements with respect to registration rights, piggyback registration rights in connection with the shares of iVillage common stock to be issued pursuant to the agreement.


     The acquisition will be accounted for as a purchase with an estimated purchase price of approximately $20.1 million based on a value of iVillage's common stock of $23.00 per share and an estimate for the value of the Astrology.Net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.Net will be recorded as goodwill and amortized over the period of expected benefit.


     On March 9, 1999, iVillage and NBC entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotional agreement with NBC as follows:

     a. iVillage has agreed to purchase, for cash, $13.5 million of advertising and promotional spots, during 1999 and $8.5 million per annum during 2000 and 2001.

     b. Upon closing, iVillage will issue, subject to anti-dilution protection, 4,889,030 shares of series E convertible preferred stock and warrants to purchase up to 970,874 shares of series E convertible preferred stock at $5.15 per share during 2000 and 813,008 shares at $6.15 per share during 2001 in exchange for a promissory note in the approximate amount of $15.5 million at 5% interest per annum. The principal amount of the note and interest is payable in twelve equal installments of approximately $1.4 million, payable each quarter beginning April 1, 1999.

     c. iVillage has also agreed to pay $1.1 million during 1999 for prominent placement on the NBC.com Web site.


     Under the revised agreement and in accordance with Emerging Issues Task Force No. D-60 "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature", the $22.0 million difference between the purchase price of the series E convertible preferred stock and the fair market value on the date of issuance will be accounted for as a deemed dividend and amortized using the effective interest method from the date of issuance through the date the securities are first convertible. iVillage expects this to occur in March 1999 with the effectiveness of its initial public offering. In addition, the fair value of the warrant as of March 9, 1999, of approximately $7.9 million, will be recorded in stockholders' equity as deferred advertising costs and amortized to advertising expense-non cash over the three-year advertising agreement. The fair value of the warrant was determined using the Black-Scholes option pricing model in accordance with Statement of Financial Standards No. 123, "Accounting for Stock-Based Compensation".

     We have recently been approached by a potential purchaser for the assets associated with Armchair Millionaire, a site located within our Money channel and have begun negotiations. We do not believe that the sale of the Armchair Millionaire assets would have a material adverse impact on our business or results of operations.

     QUARTERLY RESULTS OF OPERATIONS

     Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors, many of which are outside our control. These factors include:

     o our ability to attract and retain users and members;

     o our ability to attract and retain advertisers and sponsors and maintain advertiser and sponsor satisfaction;

     o our ability to attract and retain customers and maintain customer satisfaction for our existing and future e-commerce businesses;

     o new sites, services or products introduced by us or our competitors;

     o the timing and uncertainty of sales cycles;

     o the level of Web and online services usage;

     o our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner;

     o traffic levels on our Web sites;

     o our ability to successfully integrate operations and technologies from acquisitions or other business combinations;
     o technical difficulties or system downtime affecting the Internet generally or the operation of our Web sites; and

     o economic conditions specific to the Internet as well as general economic conditions.

     As a result, our operating results for any particular quarter may not be indicative of future operating results.

     The following table sets forth unaudited quarterly consolidated statement of operations data for each of the eight quarters during the years ended December 31, 1997 and 1998. In the opinion of management, this information has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the unaudited consolidated quarterly results. The quarterly data should be read in conjunction with the audited consolidated financial statements of iVillage and the notes to those statements appearing elsewhere in this prospectus.

                                                                        THREE MONTHS ENDED
                                --------------------------------------------------------------------------------------------------
                                MARCH 31,  JUNE 30,  SEPTEMBER 30,  DECEMBER 31,  MARCH 31,  JUNE 30,  SEPTEMBER 30,  DECEMBER 31,
                                  1997       1997       1997           1997         1998       1998       1998           1998
                                ---------  --------  -------------  ------------  ---------  --------  -------------  ------------
Revenues.......................  $   891   $  1,253     $ 1,518       $  2,357    $   2,200  $  2,638    $   4,288      $  5,886
                                 -------   --------     -------       --------    ---------  --------    ---------      --------
  Production, product and
    technology.................    1,507      1,745       1,905          2,449        2,657     3,766        3,985         4,113
  Sales and marketing..........    1,507      1,957       1,935          3,372        4,870     7,184        7,877         8,592
  General and administrative...      996      2,216       1,967          2,662        2,145     2,061        3,606         2,800
  Depreciation and
    amortization...............      510        687       1,034            655        1,120     1,538        1,386         1,639
                                 -------   --------     -------       --------    ---------  --------    ---------      --------
    Total operating expenses...    4,520      6,605       6,841          9,138       10,792    14,549       16,854        17,144
                                 -------   --------     -------       --------    ---------  --------    ---------      --------
Loss from operations...........  $(3,629)  $ (5,352)    $(5,323)      $ (6,781)   $  (8,592) $(11,911)   $ (12,566)     $(11,258)
                                 -------   --------     -------       --------    ---------  --------    ---------      --------
                                 -------   --------     -------       --------    ---------  --------    ---------      --------

                        LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, iVillage has financed its operations primarily through the private placement of its convertible preferred stock. As of December 31, 1998, iVillage had approximately $30.8 million in cash and cash equivalents.

     Net cash used in operating activities increased to $32.3 million for the year ended December 31, 1998 from $15.3 million for the year ended December 31, 1997 and $8.7 million for 1996. The increase in net cash used resulted primarily from increasing net losses, offset by the timing of payable settlements and increased depreciation and amortization expense.

     Net cash used in investing activities decreased to $5.8 million for the year ended December 31, 1998 from $6.9 million for the year ended December 31, 1997 and $0.7 million for 1996, resulting primarily from increased purchases of property and equipment and the $2.6 million cash portion of the acquisition of iVillage's health channel in 1997.

     Net cash provided by financing activities increased to $64.5 million for the year ended December 31, 1998 from $24.4 million for 1997 and $11.3 million for 1996. The increase in 1998 was primarily due to $65.3 million of net cash proceeds from the sale of shares of iVillage's series E convertible preferred stock, series D convertible preferred stock and common stock as compared to the $24.8 million of net cash proceeds from the sale of shares of iVillage's series C convertible preferred stock in 1997, inclusive of convertible notes. In 1996, iVillage received net cash proceeds of $11.3 million from the sale of shares of iVillage's series B and B-1 convertible preferred stock, inclusive of convertible notes.

     iVillage's capital requirements depend on numerous factors, including:

     o market acceptance of iVillage's services;

     o the amount of resources iVillage devotes to investments in the iVillage.com network;

     o the resources iVillage devotes to marketing;

     o selling its services and brand promotions; and

     o other factors.

     iVillage has experienced a substantial increase in its expenditures since its inception consistent with growth in iVillage's operations and staffing, and anticipates that this will continue for the foreseeable future. Additionally, iVillage will continue to evaluate possible investments in businesses, products and technologies, and plans to expand its sales and marketing programs and conduct more aggressive brand promotions. iVillage currently anticipates that its available cash resources combined with the net proceeds from this offering will be sufficient to meet its anticipated needs for working capital and capital expenditures for at least the 12 months following the date of this prospectus. We may need to raise additional funds, however, in order to fund more rapid expansion, to develop new or enhance existing services or products, to respond to competitive pressures or to acquire complementary products, businesses or technologies. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, our stockholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of our stockholders. We cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance services or products or otherwise respond to competitive pressures would be significantly limited. Our business, results of operations and financial condition could be materially adversely affected by such limitation.

                        RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software development or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. iVillage does not expect the adoption of this standard to have a material effect on iVillage's capitalization policy.

     In April 1998, AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As iVillage has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on iVillage's results of operations, financial position or cash flows.

     In June 1998, FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to have an impact on iVillage's results of operations, financial position or cash flows upon the adoption of this standard.

                              YEAR 2000 COMPLIANCE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

STATE OF READINESS

     iVillage has made a preliminary assessment of the Year 2000 readiness of its operating financial and administrative systems, including the hardware and software that support iVillage's systems. iVillage's assessment plan consists of:

     o quality assurance testing of its internally developed proprietary software;

     o contacting third-party vendors and licensors of material hardware, software and services that are both directly and indirectly related to the delivery of iVillage's services to its users;

     o contacting vendors of third-party systems;

     o assessing repair or replacement requirements;

     o implementing repair or replacement;

     o implementation; and

     o creating contingency plans in the event of Year 2000 failures.

     iVillage's Year 2000 task force is currently conducting an inventory of and developing testing procedures for all software and other systems that it believes might be affected by Year 2000 issues. Since third parties developed and currently support many of the systems that we use, a significant part of this effort will be to ensure that these third-party systems are Year 2000 compliant. We plan to confirm this compliance through a combination of the representation by these third parties of their products' Year 2000 compliance, as well as specific testing of these systems. iVillage plans to complete this process prior to the end of the third quarter of 1999. Until such testing is completed and such vendors and providers are contacted, iVillage will not be able to completely evaluate whether its systems will need to be revised or replaced.

COSTS

     To date, iVillage has spent an immaterial amount on Year 2000 compliance issues but expects to incur an additional $350,000 to $500,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of iVillage's expenses have related to, and are expected to continue to relate to, the operating costs associated with time spent by employees and consultants in the evaluation process and Year 2000 compliance matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on iVillage's business, results of operations and financial condition.

RISKS

     iVillage is not currently aware of any Year 2000 compliance problems relating to its systems that would have a material adverse effect on iVillage's business, results of operations and financial condition, without taking into account iVillage's efforts to avoid or fix such problems. There can be no assurance that iVillage will not discover Year 2000 compliance problems in its systems that will require substantial revision. In addition, there can be no assurance that third-party software, hardware or services incorporated into iVillage's material systems will not need to be revised or replaced, all of which could be time-consuming and expensive. The failure of iVillage to fix or replace its internally developed proprietary software or third-party software, hardware or services on a timely basis could result in lost revenues, increased operating costs, the loss of customers and other business interruptions, any of which could have a material adverse effect on iVillage's business, results of operations and financial condition. Moreover, the failure to adequately address Year 2000 compliance issues in its internally developed proprietary software could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

     iVillage is heavily dependent on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network, services or equipment that third-party vendors provide to iVillage could cause iVillage's members and visitors to consider seeking alternate providers or cause an unmanageable burden on its technical support, which in turn could materially and adversely affect iVillage's business, financial condition and results of operations.

     In addition, there can be no assurance that governmental agencies, utility companies, Internet access companies, third-party service providers and others outside of iVillage's control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systemic failure beyond the control of iVillage, such as a prolonged Internet, telecommunications or electrical failure, which could also prevent iVillage from delivering its services to its customers, decrease the use of the Internet or prevent users from accessing its Web sites which could have a material adverse effect on iVillage's business, results of operations and financial condition.

CONTINGENCY PLAN

     As discussed above, iVillage is engaged in an ongoing Year 2000 assessment and has not yet developed any contingency plans. The results of iVillage's Year 2000 simulation testing and the responses received from third-party vendors and service providers will be taken into account in determining the nature and extent of any contingency plans.

                                   BUSINESS

                                 iVILLAGE INC.

     iVillage is a leading online women's network and one of the most demographically targeted online communities on the World Wide Web. iVillage.com is an easy-to-use, comprehensive online network of sites tailored to the interests and needs of women aged 25 through 49. We provide advertisers and merchants with targeted access to women using the Web.

     iVillage's network of sites consists of 14 channels organized by subject matter. The channels cover leading topics of interest to women online, such as family, health, work, money, food, relationships, shopping, travel, pets and astrology. We facilitate channel usage by providing common features and functionality within each channel, including experts, chats, message boards and services.

     As of December 31, 1998, iVillage's membership and its core audience was 82% female and consisted of approximately 960,000 unique members as compared to approximately 170,000 unique members as of January 31, 1998. For the month ended December 31, 1998, iVillage.com had approximately 65 million page views and
2.7 million unique visitors.

     iVillage values its membership because members typically spend more time on the network as evidenced by greater page views and repeat visits than non-members. Furthermore, based upon iVillage surveys, members have a higher opinion of iVillage.com than non-members and are more likely to think that the network delivers advertising relevant to them. In addition, members tend to contribute more content to the network.

                              INDUSTRY BACKGROUND

GROWTH OF THE INTERNET AND ONLINE COMMERCE

     The Internet has emerged as a significant global communications medium, enabling millions of people to share information and conduct business electronically and providing advertisers and businesses with an attractive means of marketing and selling their products and services. International Data Corporation estimates the number of users associated with devices accessing the Web to increase from approximately 69 million at the end of 1997 to approximately 320 million by the end of 2002. According to International Data Corporation, worldwide commerce revenue on the Internet is expected to increase from approximately $12.4 billion at the end of 1997 to more than $425 billion in 2002. Jupiter Communications, a new media research firm that specializes in online research and analysis, estimates that the amount of advertising dollars spent on the Internet is expected to increase from approximately $1.9 billion in 1998 to $7.7 billion by 2002, a compound annual growth rate of 42%. The Internet enables features and functions that are unavailable in traditional media, permitting online retailers to interact effectively with customers and advertisers to target specific demographic groups by capturing valuable data on customer tastes, preferences and shopping and buying patterns.

WOMEN'S INCREASING USE OF THE INTERNET AND THEIR IMPORTANCE IN THE ECONOMY

     Women represent an attractive demographic group for advertisers and businesses. The number of female AOL subscribers increased from 16% of total subscribers in 1994 to 51% in June 1998. According to Jupiter Communications, 45% of the Internet audience was female as of January 1998. These trends are important to advertisers because women are estimated to have disproportionate control or influence over consumer spending in the United States. For example, according to a November 1997 Advertising Age article, women controlled or influenced 80% of all purchase decisions, 80% of new vehicle purchases, 66% of home computers, 46% of men's wear and 70% of appliance choices. We believe that women are increasing their use of the Internet for commercial purposes. Although women are underrepresented in the online spending category, accounting for only 25% of online sales in 1996, as reported by Jupiter Communications, this gap is expected to narrow over the next several years and grow to approximately 47% by 2000.

     Spending on advertising targeted to women is generally considered to represent the largest single category of advertising in the

United States. Also, iVillage believes that women online spend fewer hours watching television or reading print media than they did prior to using the Internet in comparison to their male counterparts. Thus, as women move online, advertisers will likely follow suit.

                            NEED FOR WOMEN'S NETWORK

     For advertisers to effectively reach women online, they need to address the fact that women use the Internet differently than men. iVillage believes that women want an environment built to meet their needs for problem-solving, time-efficiency, integration of information, peer advice and simple navigation. According to an International Data Corporation article, women appear to spend less time "surfing" the Internet than men. We believe women spend more of their online time at a single destination. In addition, the varied social roles of women, which include, among other things, primary child care provider, wage earner, consumer and investor, create stress and underscore the need for efficient problem-solving mechanisms. For example, a working mother might find herself at midnight applying for a mortgage, trading stocks or researching a disease on the Internet, a time when traditional service providers cannot be reached. The Internet provides a powerful communications vehicle where a woman can find answers and seek advice from women with relevant life experiences at any time of the day and from work or home.

     iVillage believes that the major Web search and retrieval services are generally designed for all major demographic audiences, and, therefore, have historically not created an environment focused on the specific programming needs and buying habits of women. Consequently, iVillage believes that women online and advertisers and merchants seeking to reach concentrations of women online are underserved.

                             THE iVILLAGE SOLUTION

     iVillage.com is one of the largest online women's networks and one of the most demographically targeted online communities on the Web. iVillage focuses on the needs of women online and has created an environment that solves everyday problems quickly in those areas of life most important to women, including family, parenting, work, money and health. The user's experience on iVillage.com centers on solving these problems in one destination through targeted community, access to experts, useful interactive tools and commerce opportunities.

     iVillage believes its success to date can be attributed to the following factors:

FOCUS ON HIGHLY TARGETED DEMOGRAPHIC GROUP

     iVillage.com is primarily tailored to the interests and needs of women online between the ages of 25 and 49. iVillage believes that these women want:

     o powerful, quick and easily accessible problem-solving content;

     o emotional support, a sense of identification and access to sympathetic listeners; and

     o a consistent navigation and programming experience.

     iVillage believes that its network creates the experience women are seeking and distinguishes iVillage.com from AOL, other women's networks and other online services. iVillage.com offers a series of integrated tools, community resources, experts and information databases to help women solve their everyday problems quickly and effectively. For example, a woman who learns that she has a disease can quickly:

     o access other members who have lived through this experience and can provide both guidance and emotional relief;

     o access Healthwise Knowledgebase, a medical database to research the topic; and

     o select and purchase books on the topic.

     iVillage.com provides a place where women can find support from like-minded women and the comfort of knowing that other women have shared similar experiences and have come through them successfully. This program enables women to work together towards breaking the cycle of dieting and weight gain. iVillage.com also offers daily polls that provide women with an immediate sense of belonging and connection.

     iVillage.com offers a consistent navigation and programming experience across all channels and functions. Each channel is organized in a consistent manner around tools, experts, resources and community. During December 1998, iVillage.com's home page on both the Internet and AOL provided users with links each week to approximately 50 experts, 700 chats and 1,500 message boards.

ACTIVE MEMBERSHIP AND COMMUNITY PARTICIPATION

     iVillage encourages active participation in its community and offers a number of programs to increase levels of participation. Believing that members form iVillage.com's core audience and are its most valuable customers, iVillage created a membership services group in January 1998. iVillage has built an organization of over 1,000 community leaders who volunteer a significant amount of time hosting message boards and chats and contributing to iVillage.com's proprietary content and innovative bottoms-up programming. iVillage.com also sends approximately 5.9 million electronic newsletters per week to its members, visitors and newsletter subscribers.

POSITIVE ENVIRONMENT FOR ADVERTISING AND COMMERCE

     iVillage believes that iVillage.com appeals to advertisers and consumers because it combines the following attributes:

     o a high degree of member involvement within the network, through polls, message boards, chats, community challenges and personalized interactive services;

     o an interactive sponsorship model that integrates advertising and commerce into the content of each of the sites;

     o a highly-targeted demographic group; and

     o a consistency of brand promotion and navigation throughout the network.

     iVillage believes that this combination has resulted in effective CPMs above the industry average, and above the average for other women's sites. In addition, iVillage.com offers a scalable business platform from which iVillage can generate multiple revenue streams, including:

     o banner advertising;

     o sponsorship;

     o production; and

     o e-commerce.

                               BUSINESS STRATEGY

     iVillage's objective is to be the premier site for women online. We have made a number of recent executive hires in an effort to strengthen our management infrastructure in order to successfully manage our growth and implement our strategy. Key elements of iVillage's strategy are as follows:

BUILD STRONG BRAND RECOGNITION

     iVillage believes that building brand recognition of iVillage.com is critical to attracting and expanding its global Internet user base. iVillage's market leadership position has been driven by partnership and distribution agreements with other leading Internet-based companies. iVillage believes aggressive brand-building will become increasingly important to sustain its leadership position and has begun to allocate some of its branding expenditures toward offline branding on television and radio, through direct media spending and through strategic alliances with traditional media partners. These alliances are relatively new and iVillage is just beginning to see their benefits. iVillage believes that it can build offline brand awareness and attract traffic by leveraging the reach of traditional media partners. For example, in November 1998 iVillage entered into a contract with NBC pursuant to which NBC will promote iVillage.com during prime time programs as well as through its Web sites. iVillage also entered into an agreement in October 1998 with AT&T where AT&T will promote iVillage through TV and mass media marketing.

     iVillage also plans to build brand recognition and develop new commerce opportunities through the marketing and packaging of its content. For example, iVillage currently runs a syndicated column with Copley News Services based upon its content and has arranged to publish four books under the Parent Soup brand in order to reach offline audiences.

AGGRESSIVELY GROW MEMBERSHIP

     iVillage intends to grow its membership base and increase member usage through member promotions, interactive services, community building and relationships with national women's organizations. iVillage also plans to offer additional members-only services, including multi-player games, and to transition portions of its programming to member-only areas. Once the user has visited iVillage.com, iVillage's mission is to convert that user to a member.

ENHANCE AND EXPAND THE NETWORK

     iVillage intends to expand the network by developing additional channels and expand the content of its existing channels. In addition, iVillage intends to develop these additional channels with sponsors and media partners in order to maintain low development costs while creating high utility for users.

PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES

     iVillage plans to bolster its traffic, market share and revenues through strategic acquisitions that offer opportunities to increase market share in iVillage's content categories, offer high traffic or are sites categorized by high retention statistics. iVillage also intends to form alliances with larger companies to leverage their brands, while incorporating content that is consistent with the network. iVillage may also expand its revenue opportunities through alliances with other retailers, online service and content providers, commerce providers and advertisers.

INCREASE SPONSOR AND ADVERTISING REVENUES

     iVillage views its relationships with its sponsors and advertisers as critical to its success. iVillage has been a pioneer in developing innovative sponsorship advertising relationships with leading brand marketers which go beyond traditional banner advertising to support broad marketing objectives, including brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content. iVillage plans to continue to seek additional sponsorship arrangements, which have longer-term contracts and higher dollar values than typical banner deals and independence from page views as the sole measurement basis. In addition, iVillage intends to continue to attract banner advertising and has recently created a discrete sales force to concentrate on this area of the business, which is sold primarily through agencies. iVillage has recently increased the size its sales force to concentrate on increasing iVillage's advertising and sponsorship relationships with leading brand marketers.

GENERATE E-COMMERCE REVENUES

     iVillage intends to identify new commerce, revenue and acquisition opportunities that enhance iVillage.com by offering transaction services in categories that:

     o have a high degree of relevance to iVillage.com members;

     o are appropriate for the Internet; and

     o fit with a current or complementary iVillage.com content site.

     iVillage also generates e-commerce revenues through agreements with leading merchants interested in targeting iVillage.com members. These merchants receive exposure through banner advertising, the integration of advertising with editorial content and promotional offers in exchange for which iVillage collects a fixed fee and a share of revenue from sales to iVillage.com users. iVillage also plans to create relationships with key retailers and manufacturers interested in building new channels while protecting their core distribution channels. In addition to enhancing user retention, these retailing opportunities can be used to identify valuable purchasing trends that can be used in future advertising and commerce.

                                THE iVILLAGE NETWORK

     iVillage's network is organized around 14 content specific channels. iVillage.com is a single point of entry to the iVillage network of sites and is updated daily to promote content and community, including channel highlights. The following table provides a brief description of each channel's features as of February 22, 1999:

CHANNEL                  DESCRIPTION
-------                  -----------

[logo reading            A site providing users with horoscopes, celebrity
 "astrology net"]        profiles, romance charts and monthly guidance.

[logo reading            A book and reading site for readers interested in a
 "book club"]            wide range of books that allows users to discuss
                         featured books and offers Monthly Book Picks, Question
                         of the Week, Reading Groups and iVillage.com
                         Bestsellers.

[logo reading            A career planning site that provides women with tools
 "career"]               and resources relating to professional development and
                         career-related issues.

[logo reading            A fitness and beauty site which includes Body
 "fitness & beauty"]     Calculators, Nutrition Experts and Community Challenges
                         to improve one's fitness level.

[logo reading            A food site providing information on meal planning,
 "food"]                 nutrition and recipes and includes Food Experts and
                         Cooking Basics.

[logo reading            A health site to assist users in becoming better health
 "health"]               care decision makers that includes on AOL and the Web,
                         approximately 200 bulletin boards and approximately 150
                         weekly chats on AOL.

[logo reading            A financial planning site providing users with
 "MONEY"]                information on savings and investment strategies and
                         includes Five Steps to Financial Freedom, The Model
                         Portfolio and an investment center sponsored by Charles
                         Schwab.

[logo reading            A parenting site providing users with a branded online
 "parents up"]           community where parents share parenting solutions, talk
                         with experts and find answers and support.

[logo reading            A parenting community center site that includes, on AOL
 "Parents Place"]        and the Web, approximately 700 bulletin boards and
                         approximately 80 weekly chats in addition to
                         information regarding childhood diseases.

[logo reading            A site designed in partnership with Ralston Purina
 "pets"]                 Company that provides information on caring for your
                         pet, selecting a breed and features an automated
                         adoption and veterinarian-finder tool sponsored by the
                         American Humane Association and American Animal
                         Hospital Association.

[logo reading            A site offering users information and conversation on
 "relationships"]        love, marriage, sex and family.

[logo reading            A one-stop online shopping destination offering users
 "shopping"]             easy access to retail Web sites such as Virtual
                         Vineyards, Gymboree, Music Boulevard, Godiva and iBaby.

[logo reading            A travel site that offers tools for planning a
 "travel"]               vacation, articles on travel-related issues, a link to
                         a travel reservation center and a currency converter.

[logo reading            A site providing women who work from home with tools
 "work from home"]       and resources such as Home Office Basics, a Tax Guide
                         and a Software Library.

     iVillage believes that user support is critical in order to attract and retain users. iVillage provides user support primarily through e-mail-based correspondence. Help and feedback buttons are prominently displayed throughout iVillage.com, and iVillage's user support staff attempts to respond to all e-mail queries within 24 hours. In addition, community leaders provide on-site and e-mail support for broad-ranging issues. iVillage does not charge for these services.

                      SPONSORSHIP AND ADVERTISING REVENUES

     iVillage has derived a significant amount of its revenues to date from the sale of sponsorships and advertisements. For the years ended December 31, 1998 and December 31, 1997, sponsorship and advertising revenues represented 80% and 93%, respectively, of iVillage's revenues.

     iVillage's strategy is focused in part on generating a majority of its advertising revenues from sponsors and merchants who seek a cost-effective means to reach women online. iVillage is aggressively building its leadership position as the preeminent women's brand to the advertising community. iVillage's sponsorship arrangements typically differ from traditional banner advertising in that they are designed to achieve broad marketing objectives such as brand promotion, awareness, product introductions, online research and the integration of advertising with editorial content. Sponsorships allow iVillage.com to cater to the specific goals of advertisers in the areas of impressions, product research, market research, new product launches, list development, product information, repositioning, new account openings, lead generation and transactions. Sponsors also have the opportunity to talk one-on-one with members on the network's message boards, chats, polls and special events, which allow sponsors the opportunity to gain insights into their customers. iVillage's sponsorship arrangements generally have longer terms than typical banner advertising placements and provide for CPMs per advertiser and independence from page-views as the measure of value. In addition, iVillage develops extensive editorial and marketing content to support the marketing initiatives of advertisers. iVillage's sponsorship agreements are typically exclusive and are for a period of one to three years.

     To a lesser extent, iVillage also derives a portion of its sponsorship and advertising revenues from banner advertisements that are prominently displayed at the top of pages throughout the iVillage.com network. From each banner advertisement, viewers can hyperlink directly to the advertiser's own Web site, thus providing the advertiser the opportunity to directly interact with an interested customer. iVillage has recently created a discrete sales force to concentrate on banner advertising, which is sold primarily through agencies. As a result of its sales and advertising strategy, iVillage believes that it has CPMs significantly above the industry average, and above the reported average for other women's sites.

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       During the years ended December 31, 1997 and December 31, 1998,
iVillage's five largest advertisers accounted for approximately 26% and 17%, respectively, of iVillage's revenues. No advertiser accounted for more than 10% of iVillage's revenues during either year. The following is a select list of iVillage's advertisers:

Amazon.com, Inc.
Astra Pharmaceuticals, L.P.
Charles Schwab & Co., Inc.
First USA, Inc.
Ford Motor Media
Glaxo Wellcome Inc.
Green Tree Nutrition, Inc.
Kimberly-Clark Corporation
MovieStreet, Inc.
MyBasics.com
Ortho-McNeil, Ortho Dermatological & McNeil-PPC, Inc.
The Hertz Corporation
Westpoint Stevens, Inc.

                                   MEMBERSHIP

     iVillage believes a large and active membership base is critical to its success. Membership is free and available to iVillage.com visitors who disclose their name, e-mail address, zip code, age and gender and choose a member name and password to be used throughout members-only areas. Members form iVillage.com's core audience and are its most valuable users. iVillage has launched an aggressive member-acquisition campaign, which includes the creation of free services and support for members.

     Some features of iVillage's Web sites are restricted to members. E-mail, instant messaging, community challenges, message boards and chats are examples of members-only benefits. In addition, within the Health channel, the personal health report is restricted to members and within the Parent Soup channel, the pregnancy calendar is restricted to members.

     iVillage recognizes the importance of maintaining confidentiality of member information and has established a privacy policy to protect such information. iVillage's current privacy policy is set forth on iVillage.com in a member's terms of service, which is linked to the site where a person initially registers for membership. When a user registers as an iVillage.com member, iVillage requests the user to provide, among other things, his or her name, address, e-mail address, zip code, gender and a private password. iVillage's current policy is to never sell to any third party any member's personal identifying information, such as his or her name or address, unless the member has provided written consent. In some situations, iVillage does allow a third-party partner access to database information if it is necessary for the delivery of a member service, such as e-mail. In these instances, the partner has agreed to be bound by iVillage's current policy. iVillage does share aggregated member information with third parties, such as a member's zip code, gender or age. iVillage also reserves the right to offer members products and services. iVillage may use information revealed by members and information built from user behavior to target advertising, content and e-mail. For instance, iVillage may, on behalf of an advertiser, send e-mail offers to all members from a particular region or target advertisements to all users who frequent a specific area of the site.

                                   E-COMMERCE

OVERVIEW

     iVillage has identified the opportunity to generate new commerce revenues by selling products or services that:

     o have a high degree of relevance to its members;

     o fit within a current content area or provide an opportunity for future development; and

     o are appropriate for the Internet.

     iVillage also generates commerce revenues through agreements with leading merchants from which iVillage collects a fixed fee and a share of sales from its users.

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iBABY

     iBaby offers more than 14,000 products from over 500 manufacturers representing an extensive assortment of products for children under three years of age. The site's comprehensive selection, combined with easy site navigation and time-saving features such as a baby registry, superior product search and a gift-finder service, makes iBaby convenient for new and expectant parents. iBaby had 25 full-time employees as of January 31, 1999. Please see note 5 of notes to iVillage's consolidated financial statements.

     iBaby targets parents through newsletters, message boards, content integration and banner ads. iBaby has distribution agreements with online services such as AOL and the Microsoft Network.

     Online orders are taken 24 hours a day, seven days per week and products are shipped within 48 hours of placement of most orders. In accordance with an inventory and services agreement between iBaby and Kid's Warehouse, Kid's Warehouse sells inventory to iBaby and provides space to iBaby for storage. Substantially all of iBaby's products are currently sourced through Kid's Warehouse. This arrangement is expected to continue at least for an additional year after iVillage's acquisition of the minority interest in iBaby. Although iBaby holds no inventory, iVillage anticipates that it may maintain in the future an inventory of a small amount of the most popular products.

ASTROLOGY.NET

     Astrology.Net is a leading destination for women online seeking daily horoscopes, astrology content and personalized forecasts, serving more than one million unique visitors in January 1999. Through its network of sites organized by topics of interest to women such as family, love, money and career, Astrology.Net provides a timely, personalized experience for the user, stimulates commerce sales of monthly and annual forecasts by subject and creates an advertising environment that is appealing to advertisers due to targeting possibilities within the site and through e-mail communication.

     Astrology.Net brings iVillage a content and commerce site that is appealing to our core demographic of women, represents one of the best customer acquisition tools as demonstrated by our strong clickthrough performance in online media, and a vehicle to drive repeat visits to iVillage through the use of daily horoscopes. Astrology.Net has also created an interactive commerce system that provides instantaneous, digital astrology reports. The system consists of software which operates the Web site and is capable of generating customized astrology reports based on input from users. iVillage intends to use this e-commerce model to enter other businesses with similar characteristics that appeal to its users.

                                   ALLIANCES

     iVillage pursues strategic relationships to increase its access to online customers, build brand recognition and expand iVillage's online presence. Historically, iVillage has pursued strategic alliances to reach online customers. iVillage currently plans to shift its focus to building offline brand recognition and to increasing its access to offline customers. iVillage's principal strategic alliances and relationships include the following:

MEDIA ARRANGEMENT

     In November 1998, iVillage entered into an agreement with NBC pursuant to which NBC will promote iVillage.com on television, primarily during prime-time programs, as well as through its Web sites. In addition, NBC has agreed to promote the content centers programmed by iVillage on Snap! LLC. On March 9, 1999, iVillage and NBC entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotional agreement with NBC to provide for the purchase by iVillage, for cash, of $13.5 million of advertising and promotional spots during 1999 and $8.5 million per annum during 2000 and 2001. In addition, iVillage will issue 4,889,030 shares of series E convertible preferred stock and warrants to purchase additional shares of stock at predetermined exercise prices during 2000 and 2001 in exchange for a promissory note in the approximate amount of $15.5 million at 5% interest per annum. The note is payable in twelve equal installments, payable each quarter beginning April 1, 1999. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Recent Events".

SPONSORSHIP ARRANGEMENTS

     In October 1998, iVillage entered into a two-year agreement with AT&T under which iVillage will promote and market specified AT&T telecommunication services in exchange for minimum payments based upon delivered impressions. In return, AT&T will display a text link for iVillage.com on the AT&T WorldNet Service and promote and market iVillage.com

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

through AT&T television, mass media marketing or other mass media.

     iVillage entered into an Online Services Agreement with Charles Schwab & Co., Inc. in December 1997, under which Schwab was granted the right to an exclusive sponsorship of all brokerage and mutual fund categories on all money, financial or investing related sites. iVillage and Schwab also developed The Investor Center, a co-branded site. The agreement's term is for a period of three years; however, Schwab may terminate the agreement by providing notice to iVillage at least ninety days prior to each one-year anniversary of the agreement.

     iVillage entered into an agreement with Amazon.com, Inc. in February 1998, under which Amazon.com, Inc. was granted the right to become the exclusive book sponsor and retailer throughout the iVillage.com network. In addition, iVillage.com users are offered book-related features and content across all the iVillage.com channels. Each of the channels provides recommended reading lists, book reviews, online book chats and access to an interactive Book Club. The agreement expires on July 1, 1999 and may be renewed for additional 12-month periods upon the mutual agreement of iVillage and Amazon.com, Inc.

     In October 1998, iVillage entered into an agreement with Ralston Purina under which the two parties agreed to create the pet channel and an online pet store. In addition, Ralston Purina agreed to provide content, experts, customer service and distribution for the pet channel and to assist iVillage in the marketing, distribution and fulfillment of Ralston Purina products within the pet channel. The agreement's term is for a period of two years.

DISTRIBUTION ARRANGEMENTS

     iVillage believes that its most effective means of generating traffic and building brand recognition has resulted from its online media and distribution relationships. iVillage considers branding an important aspect of its distribution arrangements and seeks distribution relationships where its brand is promoted. iVillage has also entered into distribution and content relationships with a number of major online service companies on the Internet.

     iVillage and Snap entered into a two-year promotion agreement in November 1998, under which iVillage has been granted the exclusive right to program the content on the front pages of the Health Center, with health-related content from iVillage.com and Snap's Family Center with content from Parent Soup. Snap may, in its discretion, promote iBaby throughout the Kids and Family, Health, Living and Shopping channels. In addition, iVillage's health channel and Parent Soup content and links will be included as an initial default option for Snap's "My Snap!" personalized home page. Snap is required to deliver a minimum number of impressions during the term of the agreement and Snap's ability to display content promoting other health and parenting sites is limited.

     In December 1998, iVillage entered into an interactive services agreement with AOL that supersedes all prior services agreements between iVillage and AOL and expires December 31, 2000. Either party may extend the agreement for an additional year. The agreement provides that some of iVillage's icons will be placed within the AOL service and that iVillage will receive guaranteed impressions. In consideration for these services, iVillage is obligated to pay AOL minimum quarterly installments and to provide advertising to AOL. Please see "Risk Factors--We may not attract a sufficient amount of traffic and advertising without our channels being carried on AOL".

CONTENT CHANNELS

     iVillage has entered into agreements with third parties in order to expand its channel offerings. Such agreements provide iVillage with a cost-effective means of acquiring content and provides iVillage's users with high utility.

     In June 1998, iVillage entered into an agreement with Intel Corporation, under which Intel purchased shares of iVillage's series D convertible preferred stock. iVillage agreed to use the proceeds from Intel's purchase of series D convertible preferred stock to add new features to the health site, such as a health profiling tool, personal home health pages and a ranking of health organizations. Personal Health Profile, which was introduced in June 1998, allows users to assess potential health risks by entering lifestyle and hereditary information. Customized information, from risk rankings to a disease screening guide to tips for improving one's "Health Quotient", is bundled with a Reuters news feed tailored to specific conditions and health interests. iVillage plans to provide users with their own password-protected sites designed to deliver to each user timely, comprehensive information on issues that directly impact the user's personal health. In addition, iVillage.com's health channel now lists health plan quality rankings by J.D. Power & Associates.

                     SALES, MARKETING AND PUBLIC RELATIONS

SALES

     As of January 31, 1999, iVillage had a direct sales organization, consisting of 13 sales professionals with an average of 15 years of experience, 11 of whom were hired since April 1998 and 25 sales operations staff. iVillage's sales organization consults regularly with advertisers and agencies on design and placement of its Web-based advertising and the production and management of bridge sites, provides customers with advertising management analysis and focuses on providing a high level of customer satisfaction. Ten sales professionals focus on sponsorship relationships and two are responsible for banner advertising. iVillage generally seeks to hire individuals with significant experience in selling advertising and preexisting relationships with advertisers in a variety of media.

MARKETING AND PUBLIC RELATIONS

     iVillage employs a variety of methods to promote the iVillage.com brand and to attract traffic and new members, including advertising on other Internet sites, targeted publications, radio stations, cable television, cross promotional arrangements to secure advertising and other promotional considerations. iVillage distributes promotional materials at select targeted events, such as PTA conferences, and engages in an ongoing public relations campaign. To extend the iVillage.com brand, iVillage has also entered into several strategic alliances with offline partners. Please see "--Alliances". In addition, iVillage leverages other audience building strategies, including working closely with search engine submissions, news group postings and cross-promotion with affinity sites to properly index materials. iVillage's marketing department consisted of 22 marketing professionals as of January 31, 1999.

     iVillage has recently begun to market its brand offline. In November 1998, iVillage entered into an agreement with NBC, under which iVillage will receive advertising on the NBC network. iVillage has, from time to time, advertised on cable television in New York, San Francisco and Chicago and intends to advertise on the radio as well. iVillage focuses on leveraging its community leaders and membership for offline brand building and membership acquisition. iVillage plans to meet with local community leaders and leaders of local women's organizations to identify sponsorship and grassroots marketing opportunities. In addition, iVillage is identifying live events and conferences for sponsorships.

     iVillage's internal public relations staff oversees a comprehensive public relations program which iVillage believes is a key component of its marketing and brand recognition strategy. Organized into two primary components that promote iVillage and the iVillage.com brand, the program targets a trade/business and consumer audience, respectively. iVillage has developed a consumer outreach effort which centers on providing non-technology reporters with "news-you-can-use" information taken directly from iVillage.com, to demonstrate to readers/viewers the content's utility and service, and usage of and traffic to the network. iVillage has also implemented national long-lead consumer initiatives, such as radio media tours, regional broadcast media tours, consumer publicity of iVillage's Parent Soup book series and other related activities, and multiple daily media advisories sent to consumer outlets throughout the United States.

                            OPERATING INFRASTRUCTURE

     iVillage's operating infrastructure has been designed and implemented to support the delivery of millions of page views a day. Web pages are generated and delivered, in response to end-users requests, by any one of nearly 20 servers. Key attributes of this infrastructure include the ability to support growth, performance and service availability.

     iVillage's servers run on the Sun Solaris and Microsoft NT operating systems and use

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

Netscape Enterprise, Apache and Microsoft Corporation's IIS Web server software.

     iVillage maintains all of its production servers at the New Jersey Data Center of Exodus Communications, Inc. iVillage's operations are dependent upon Exodus's ability to protect its systems against damage from fire, hurricanes, power loss, telecommunications failure, break-ins and other events.

     Exodus provides comprehensive facilities management services including human and technical monitoring of all production servers 24 hours per day, seven days per week. Exodus provides the means of connectivity for iVillage's servers to end-users via the Internet through multiple connections. The facility is powered by multiple uninterruptible power supplies. Please see "Risk Factors--We may be unable to respond to the rapid technological change in our industry" and "--Internet security concerns could hinder e-commerce".

     All of iVillage's production data are copied to backup tapes each night and stored at a third party, off-site storage facility. iVillage is in the process of developing a comprehensive disaster recovery plan to respond to system failures. iVillage keeps all of its production servers behind firewalls for security purposes and does not allow outside access, at the operating systems level, except via special secure channels. Strict password management and physical security measures are followed. Computer security response team alerts are read, and, where appropriate, recommended action is taken to address security risks and vulnerabilities.

     Our Web sites must accomodate a high volume of traffic and deliver frequently updated information. Components or features of our Web sites have in the past suffered outages or experienced slower response times because of equipment or software downtime. This has not had a material effect on our business.

                                  COMPETITION

     The market for members, visitors and Internet advertising is new and rapidly evolving, and competition for members, visitors and advertisers is intense and is expected to increase significantly in the future. With no substantial barriers to entry, iVillage expects that competition will continue to intensify.

     iVillage believes that the primary competitive factors in creating community on the Internet are functionality, brand recognition, member affinity and loyalty, demographic focus, variety of value-added services, ease-of-use, quality of service, reliability and critical mass. Other companies or sites which are primarily focused on targeting women online are Women.com networks, a joint venture between Women.com networks and The Hearst Corp., Microsoft Corporation's womencentral.msn.com, condenet.com and Oxygen Media's Web sites. iVillage will likely also face competition in the future from developers of Web directories, search engine providers, shareware archives, content sites, commercial online services, sites maintained by Internet service providers and other entities that attempt to or establish communities on the Internet by developing their own or purchasing one of iVillage's competitors. In addition, iVillage could face competition in the future from traditional media companies, a number of which, including Disney, CBS and NBC, have recently made significant acquisitions of or investments in Internet companies. Further, there can be no assurance that iVillage's competitors and potential competitors will not develop communities that are equal or superior to those of iVillage or that achieve greater market acceptance than iVillage's community.

     iVillage also competes with traditional forms of media such as newspapers, magazines, radio and television, for advertisers and advertising revenues. iVillage believes that the principal competitive factors in attracting advertisers include the amount of traffic on its Web sites, brand recognition, customer service, the demographics of iVillage's members and visitors, iVillage's ability to offer targeted audiences and the overall cost-effectiveness of the advertising medium offered by iVillage. iVillage believes that the number of Internet companies relying on Web-based advertising revenues will increase greatly in the future. Accordingly, iVillage will likely face increased competition, resulting in increased pricing pressures on its advertising rates which could in turn have a material adverse effect on iVillage's business, results of operations and financial condition.

     Many of iVillage's current and potential competitors, including developers of Web

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

directories and search engines, have longer operating histories, significantly greater financial, technical and marketing resources, greater name recognition and larger existing customer bases than iVillage. Such competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. There can be no assurance that Internet content providers and Internet service providers, including developers of Web directories, search engines, sites that offer professional editorial content and commercial online services, will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, many of iVillage's current advertising customers and strategic partners also have established collaborative relationships with certain of iVillage's competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that:

     o iVillage will be able to grow its membership, traffic levels and advertiser customer-base at historical levels; or

     o retain its current members, traffic levels or advertiser customers; or

     o competitors will not experience greater growth in traffic than iVillage as a result of such relationships which could have the effect of making their Web sites more attractive to advertisers; or

     o that iVillage's strategic partners will not sever or will elect not to renew their agreements with iVillage.

     There can be no assurance that iVillage will be able to compete successfully against its current or future competitors or that competitive pressures faced by iVillage will not have a material adverse effect on iVillage's business, results of operations and financial condition.

                   INTELLECTUAL PROPERTY, PROPRIETARY RIGHTS
                                AND DOMAIN NAMES

     iVillage regards its copyrights, service marks, trademarks, trade dress, trade secrets, proprietary technology and similar intellectual property as critical to its success, and relies on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with its employees, customers, independent contractors, partners and others to protect its proprietary rights. iVillage strategically pursues the registration of its trademarks and service marks in the United States, and has applied for and obtained registration in the United States for certain of its trademarks and service marks, including "iVillage". Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which iVillage's products and services are made available online.

     iVillage has licensed in the past, and expects that it may license in the future, certain of its proprietary rights, such as trademarks or copyrighted material, to third parties. While iVillage attempts to ensure that the quality of its brand is maintained by such licenses, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of iVillage's proprietary rights or reputation, which could have a material adverse effect on iVillage's business, financial condition and results of operations. There can be no assurance that the steps taken by iVillage to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate iVillage's copyrights, trademarks, trade dress and similar proprietary rights. In addition, there can be no assurance that other parties will not assert claims of infringement of intellectual property or alter proprietary rights against iVillage.

     iVillage has been subject to claims and expects to be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by iVillage and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. Further, if such claims are successful, iVillage may be required to change its trademarks, alter its content and pay financial damages. There can be no assurance that such changes of trademarks, alteration of content or payment of financial damages will not adversely affect iVillage's business.

     iVillage's ability to use and successfully develop its channels will depend upon its ability to continue to use, develop and protect its

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proprietary marks. iVillage currently uses the term "better health" in connection with its online operation of a channel including information concerning health-related topics and iVillage, or Health ResponseAbility Systems, Inc., the company iVillage acquired in May 1997, has made use of the term since 1996. iVillage currently holds the domain name "betterhealth.com". The Hospital of Saint Raphael owns federal trademark registrations for the marks "Better Health" and "St. Raphael's Better Health". On August 26, 1998, iVillage received notice from counsel for the Hospital objecting, among other things, to iVillage's use of the term "better health". iVillage has agreed with the Hospital to phase out use of the term "better health" other than in a descriptive, non-trademark sense by March 31, 1999. iVillage is in the process of developing a new, proprietary brand for its channel concerning health-related matters.

     iVillage filed a service mark application for the mark "PARENTSPLACE.COM". On July 22, 1998, Jewish Family and Children's Services filed a Notice of Opposition in the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office. On January 22, 1999, we filed an Answer to the Notice of Opposition, denying that there was any likelihood of confusion between our mark, "PARENTSPLACE.COM", and the mark used by Children's Services. Children's Services has proposed a resolution of this dispute that would allow us to continue using the mark "PARENTSPLACE.COM". There can be no assurance that a resolution can be achieved or that Children's Services will not be successful in the Opposition proceeding, thus preventing iVillage from securing a federal registration to the mark "PARENTSPLACE.COM". Further, there can be no assurance that Children's Services will not assert a claim to trademark rights against iVillage in the future with respect to the use of "PARENTSPLACE.COM" or "PARENTSPLACE", either as currently used or as developed in the future. iVillage is not able at this time to evaluate the likelihood of an unfavorable outcome in the event such claims are asserted, or to estimate the amount or range of potential loss.

     On January 28, 1999, an attorney for Dailey & O'Brien sent a formal cease and desist letter, requesting that we stop using "MONEYLIFE" on our money channel and provide certain information concerning our use of the term. On February 22, 1999, a complaint was filed in the U.S. District Court for the Eastern District of Virginia by Dailey & O'Brien alleging, among other things, trademark infringement. On March 8, 1999, the complaint was dismissed by the plaintiff. We have reached an agreement with Dailey & O'Brien granting us a license to use the term "MONEYLIFE". There can be no assurance that other entities are not using the term "MONEYLIFE". We are not able at this time to evaluate the likelihood of an unfavorable outcome in the event that claims are asserted by any other entity, or to estimate the amount or range of potential loss.

     iVillage may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that iVillage will be able to obtain any such license on commercially reasonable terms or at all or that rights granted pursuant to any licenses will be valid and enforceable.

                                HUMAN RESOURCES

     As of January 31, 1999, iVillage employed 200 full-time employees, of whom 64 were in sales and marketing, 63 were in editorial and community, 32 were in administration and 41 were in operations and support. As iVillage continues to grow and introduce more products, it expects to hire more personnel, particularly in the areas of product development and sponsorship. None of iVillage's current employees is represented by a labor union or is the subject of a collective bargaining agreement. iVillage believes that relations with its employees are good.

                                   FACILITIES

     iVillage is headquartered in New York, New York, where it leases an aggregate of approximately 31,000 square feet of space primarily in two buildings located across the street from each other. These leases are short term, expiring between 1999 and 2001, and cover three floors at 170 Fifth Avenue that are approximately 3,650 square feet each and two floors at 149 Fifth Avenue that are approximately 10,000 square feet each. iVillage currently anticipates that it will require additional space as more personnel are hired.

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

iVillage is actively searching for larger space in New York City to serve as a permanent space for the long-term future of iVillage.

     iVillage leases a sales office located at 645 North Michigan Avenue, Chicago, Illinois on a month-to-month basis. In addition, iBaby is currently leasing approximately 5,115 square feet on a month-to-month basis at 8400 Miramar Road, San Diego, California.

                               LEGAL PROCEEDINGS


     On January 8, 1999, a complaint was filed in the Chancery Court for Williamson County, Tennessee by a former employee against iVillage and three of its officers. The complaint was subsequently amended to withdraw all claims against two of those officers. The complaint alleges breach of an alleged employment agreement and fraudulent inducement to accept a job in New York and to move from Tennessee to New Jersey. In addition to unspecified damages, the complaint seeks an award of options to purchase 100,000 shares of common stock.



     On January 29, 1999, the case was removed from the Chancery Court to the U.S. District Court for the Middle District of Tennessee. On March 12, 1999, the Chancery Court to the U.S. District for the Middle District of Tennessee issued a ruling transferring the case to the U.S. District Court for the Southern District of New York. We believe that the suit is without merit and intend to vigorously defend against such claims.


     This litigation, whether or not determined in our favor or settled by us, may be costly and may divert the efforts and attention of our management from normal business operations.

     iVillage is not currently subject to any other material legal proceedings other than as set forth in "--Intellectual Property, Proprietary Rights and Domain Names". iVillage may from time to time become a party to various legal proceedings arising in the ordinary course of its business.

                                   MANAGEMENT

                        DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the directors and executive officers of iVillage, their ages and the positions held by them with iVillage as of February 22, 1999.


NAME                        AGE   POSITION
----                        ---   --------
Candice Carpenter........   46    Co-Chairperson of the Board and Chief
                                  Executive Officer
Nancy Evans..............   48    Co-Chairperson of the Board and Editor-
                                  in-Chief
Craig T. Monaghan........   42    Chief Financial Officer
Allison Abraham..........   36    Chief Operating Officer
John W. Glascott.........   45    Senior Vice President, Sponsorship
Caterina A. Conti........   36    General Counsel and Secretary
Donna M. Introcaso.......   41    Senior Vice President,
                                  Human Resources
Sanjay Muralidhar........   36    Vice President, Finance
Scott Levine.............   34    Vice President, Controller and Chief
                                  Accounting Officer
Steven A. Elkes..........   37    Vice President, Business Affairs and
                                  Assistant Secretary
Alan Colner**............   44    Director
Jay C. Hoag*.............   40    Director
Habib Kairouz**..........   32    Director
Lennert J. Leader*.......   43    Director
Michael Levy**...........   52    Director
Douglas McCormick........   49    Director
Daniel Schulman..........   41    Director
Martin Yudkovitz*........   44    Director


------------------
 * Member of the audit committee.

** Member of the compensation committee.

     CANDICE CARPENTER is a founder of iVillage and has been Chairperson of the Board and Chief Executive Officer since inception of iVillage in June 1995 and Co-Chairperson of the Board since December 1998. Prior to founding iVillage, Ms. Carpenter was President of Q2, the upscale QVC, Inc. shopping channel, from 1993 through 1995. Ms. Carpenter was also a consultant to AOL and Discovery Communications, Inc. in 1995. From 1989 to 1993, Ms. Carpenter was President of Time Life Inc.'s Time Life Video and Television and previously was Vice President in Consumer Marketing at American Express Company. Ms. Carpenter received an M.B.A. from Harvard Business School and a B.A. from Stanford University.

     NANCY EVANS is a founder of iVillage and has been Editor-in-Chief since inception in June 1995 and Co-Chairperson of the Board since December 1998.
Ms. Evans is primarily responsible for the editorial quality and content for all of iVillage's editorial products online, in print or on television. Prior to founding iVillage, Ms. Evans created Family Life magazine in 1991, which she published in partnership with Jann Wenner. From 1987 to 1991, Ms. Evans served as President and Publisher of Doubleday. Prior to her employment at Doubleday, Ms. Evans was Vice President and Editor-In-Chief of the Book-of-the-Month Club, where she launched the Children's Book-of-the-Month Club. Ms. Evans graduated from Skidmore College with a B.A. and is also a graduate fellow at Columbia University.

     CRAIG T. MONAGHAN has been Chief Financial Officer of iVillage since June 1998. From 1991 to June 1998, Mr. Monaghan held various positions at Reader's Digest Association Inc., including Vice President and Treasurer, Vice President, Business Development and Controller, Reader's Digest

Europe. Prior to joining Reader's Digest, Mr. Monaghan served as Director of International Finance and Director of Corporate Finance at Bristol-Myers Squibb Company. Mr. Monaghan received an M.B.A. from The Wharton School at the University of Pennsylvania and a B.S. in Engineering from Lehigh University.

     ALLISON ABRAHAM has been Chief Operating Officer since November 1998. From June 1998 to October 1998, Ms. Abraham was the Executive Vice President of iVillage. From August 1996 to May 1998, Ms. Abraham was President and Chief Operating Officer of OnCart, an online grocery shopping service. From 1992 to 1996, she served as Vice President of Marketing for Ameritech Corporation, a telephone and cellular telecommunications company, as well as other sales and marketing positions. From 1988 to 1992, Ms. Abraham was employed by American Express Travel Related Services, where she focused on loyalty programs and new product development. Ms. Abraham received an M.B.A. from The Darden School at the University of Virginia and a B.A. from Tufts University.

     JOHN W. GLASCOTT has been Senior Vice President, Sponsorship since April 1998. From September 1996 to March 1998, Mr. Glascott was Senior Vice President and Director of Corporate Marketing and Sales for Hearst Magazines. From August 1994 to September 1996, Mr. Glascott was a publisher and partner of SmartHealth at Meigher Communications L.P., a magazine publisher. Prior to such time, Mr. Glascott held various sales management positions at Whittle Communications L.P., a media company, from 1982 to 1994. Mr. Glascott received an M.B.A. from New York University and a B.A. from Ohio Wesleyan University.

     CATERINA A. CONTI has been General Counsel and Secretary since November 1998. From January 1998 to November 1998, Ms. Conti was a partner with the law firm of Orrick, Herrington & Sutcliffe LLP. From December 1995 to January 1998, she was an associate with the same firm. From September 1988 to December 1995, Ms. Conti was an associate with the law firm of Kelley Drye & Warren LLP.
Ms. Conti received her J.D. from St. John's University School of Law and her B.S. from St. John's University.

     DONNA M. INTROCASO has been Senior Vice President, Human Resources since February 1999. From October 1998 to February 1999, Ms. Introcaso was Vice President, Human Resources. From March 1996 to September 1998, Ms. Introcaso was Vice President of Human Resources for WinStar Communications, Inc., a telecommunications company, where she focused on executive compensation and employee benefit programs. From April 1995 until February 1996, Ms. Introcaso was the Director of Human Resources at iGuide, an on-line Internet service provider. From July 1991 to March 1995, she was the manager of Human Resources of Wm. H. McGee and Co., Inc., a marine insurance company. Ms. Introcaso received her M.B.A from Cornell University and her B.A. from the College of Notre Dame.


     SANJAY MURALIDHAR has been Vice President, Finance since September 1998. From 1992 to 1998, Mr. Muralidhar held various positions at Reader's Digest Association Inc., including Vice President, Finance-Reader's Digest U.S.A., Vice President, Controller of QSP Inc., a division of Reader's Digest and Director, Corporate Financial Planning. Prior to joining Reader's Digest, Mr. Muralidhar held various positions in Financial Analysis and Corporate Finance at Bristol-Myers Squibb Company between 1987 and 1992. Mr. Muralidhar received an M.B.A. from The Wharton School at the University of Pennsylvania and a Bachelor of Commerce from Bombay University.


     SCOTT LEVINE has been Vice President, Controller and Chief Accounting Officer since February 1999. From July 1998 to February 1999, Mr. Levine was Controller for Fundtech Ltd., a financial software company. From April 1997 to July 1998, Mr. Levine was the Controller of AmeriCash, Inc., an operator of a network of automated teller and electronic commerce machines. From 1993 to 1997, Mr. Levine was employed by Coopers & Lybrand L.L.P. Mr. Levine is a Certified Public Accountant and received his M.B.A. from Baruch College and his B.A. from State University of New York, Buffalo.


     STEVEN A. ELKES has been Vice President, Business Affairs since August 1996 and Assistant Secretary since September 1997. From August 1993 to August 1996, Mr. Elkes was Vice President Credit/Structured Finance at CNA Insurance Company. From August 1991 to August 1993, Mr. Elkes served as Assistant Vice President at CNA Insurance Company. Mr. Elkes received his M.B.A. from Baruch College and his B.A. from Grinnell College.


     ALAN COLNER has been a director of iVillage since February 1999. Since August 1996, Mr. Colner has served as Managing Director, Private Equity Investments at Moore Capital Management, Inc. Before joining Moore, he was a Managing Director of Corporate Advisors, L.P., the general partner of Corporate Partners, a private equity fund affiliated with Lazard Freres & Co. LLC. Mr. Colner also serves as a director of several privately held companies. Mr. Colner received an M.B.A. from the Stanford University Graduate School of Business and a B.A. from Yale University.

     JAY C. HOAG has been a director of iVillage since February 1999. Since June 1995, Mr. Hoag has been a General Partner of Technology Crossover Ventures, a venture capital firm. From 1982 to 1994, Mr. Hoag served in a variety of capacities at Chancellor Capital Management, Inc. Mr. Hoag is currenty a director of ONYX Software Corporation, a provider of customer management software. He also serves as a director of several privately held companies.
Mr. Hoag received his M.B.A. from the University of Michigan and a B.A. in Economics and political science from Northwestern University.

     HABIB KAIROUZ has been a director of iVillage since March 1998. Currently, Mr. Kairouz is Managing Director of Rho Management Company, Inc., an investment company, and has been with Rho since 1993. He also serves as a director at Bellwether Exploration Company, Inc., an oil drilling company, and a number of other private companies. Mr. Kairouz received a B.S. in Engineering and a B.A. in Economics from Cornell University and an M.B.A. in Finance from Columbia University.

     LENNERT J. LEADER has been a director of iVillage since July 1998. Currently, Mr. Leader is President of AOL Investments, a division of America Online, Inc. Mr. Leader served as Senior Vice President, Chief Financial Officer and Treasurer of AOL from September 1989 until July 1998 and was Chief Accounting Officer from October 1993 until July 1998. Prior to joining AOL, Mr. Leader was Vice President, Finance, of LEGENT Corporation, a computer software and services company, from March 1989 to September 1989, and Chief Financial Officer of Morino, Inc., a computer software and services company, from 1986 to March 1989 and its Director of Finance from 1984 to 1986. Prior to joining Morino, Inc. in 1984, he was an audit manager at Price Waterhouse. Mr. Leader graduated with a B.S. in Accounting in 1977 from the University of Baltimore.

     MICHAEL LEVY has been a director of iVillage since November 1998. Mr. Levy currently serves as President and Chief Executive Officer at Sportsline USA, Inc., a position he has held since February 1994. Prior to joining Sportsline USA, Inc., Mr. Levy was a private investor. Mr. Levy received a B.S. in Electrical Engineering from the Georgia Institute of Technology.

     DOUGLAS MCCORMICK has been a director of iVillage since February 1999. From 1993 to 1998, Mr. McCormick was President and Chief Executive Officer of Lifetime Television, a joint venture of The Hearst Corporation and The Walt Disney Company. Mr. McCormick held various positions at Lifetime from 1984 to 1994 in the sales, marketing and research areas. Mr. McCormick received an M.B.A. from the Columbia University School of Business and a B.A. in speech/communications from the University of Dayton.

     DANIEL H. SCHULMAN has been a director of iVillage since February 1999. Since October 1998, Mr. Schulman has been an Executive Vice President at AT&T Corp. and was President of AT&T WorldNet Services from January 1997 to October 1998. From January 1996 to January 1997, Mr. Schulman was a Vice President of Business Services at AT&T Corp. From December 1994 to January 1996, he served as a Marketing Vice President at AT&T Corp. and also was a General Manager at AT&T Corp. from June 1993 to December 1994. Mr. Schulman received an M.B.A. from New York University and a B.S. from Middlebury College.

     MARTIN YUDKOVITZ has been a director of iVillage since February 1999. Since December 1995, Mr. Yudkovitz has been the President and Chief Executive Officer of NBC Multimedia, Inc., a division of the National Broadcasting Company, Inc. In January 1997, Mr. Yudkovitz also became the Senior Vice President of Business Development, Broadcast Network

Applications for NBC. From 1994 to 1999, Mr. Yudkovitz was Senior Vice President of NBC Multimedia. From 1992 to 1994, he served as Senior Vice President of Strategic Development at NBC. His other positions at NBC have included Vice President of Business Affairs for NBC's 1992 Olympics Unit; First General Counsel and Vice President for Business Affairs at CNBC and Senior Counsel to NBC's 1988 Seoul Olympics Unit in NBC Sports. Mr. Yudkovitz joined NBC in January 1984 in the law department. Mr. Yudkovitz received his J.D. from Columbia University and his B.A. from Rutgers University.

                               BOARD COMPOSITION

     In accordance with the terms of iVillage's Amended and Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the members of the board of directors will be divided into three classes, which will be determined prior to completion of this offering. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, iVillage's Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of iVillage. The composition of the board of directors is expected to change in connection with this offering. Please see "Certain Transactions".

     Each officer is elected by, and serves at the discretion of, the board of directors. Each of iVillage's officers and directors, other than nonemployee directors, devotes full time to the affairs of iVillage. iVillage's nonemployee directors devote such time to the affairs of iVillage as is necessary to discharge their duties. There are no family relationships among any of the directors, officers or key employees of iVillage.

                                BOARD COMMITTEES

     The audit committee of the board of directors reviews the internal accounting procedures of iVillage and consults with and reviews the services provided by iVillage's independent accountants. The audit committee currently consists of Jay C. Hoag, Lennert J. Leader and Martin Yudkovitz.


     The compensation committee of the board of directors reviews and recommends to the Board the compensation and benefits of all executive officers of iVillage, administers iVillage's stock option plans and establishes and reviews general policies relating to compensation and benefits of employees of iVillage. The compensation committee currently consists of Alan Colner, Habib Kairouz and Michael Levy. Except as set forth in "Certain Transactions", no interlocking relationships exist between iVillage's board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.


     The composition of the audit committee and the compensation committee is subject to change prior to completion of this offering.

                             DIRECTOR COMPENSATION

     Directors do not currently receive cash compensation from iVillage for their service as members of the board of directors, although they are reimbursed for certain expenses in connection with attendance at board and committee meetings. iVillage does not provide additional compensation for committee participation or special assignments of the board of directors. From time to time, certain directors of iVillage have received grants of options to purchase shares of iVillage's common stock pursuant to the 1995 Amended and Restated Employee Stock Option Plan. Beginning on the date of this offering, nonemployee directors of iVillage will be eligible to receive nondiscretionary, automatic grants of options to purchase shares of iVillage's common stock pursuant to the 1999 Director Option Plan. Please see "--Stock Option Plans" and "Certain Transactions".

                             EXECUTIVE COMPENSATION

     The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 for iVillage's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer, whose salary and bonus for such fiscal year were in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                 COMPENSATION
                                                                 ------------
                                                                    AWARDS
                                                                 ------------
                                              ANNUAL              SECURITIES
                                           COMPENSATION           UNDERLYING
                                      -----------------------    OPTIONS/SARS
NAME AND PRINCIPAL POSITION           SALARY ($)    BONUS ($)      (#)(1)
-----------------------------------   ----------    ---------    ------------
Candice Carpenter
  Chief Executive Officer..........    $225,000      $    --        153,333

Nancy Evans
  Editor-in-Chief..................     195,000           --         76,667

John W. Glascott
  Senior Vice President,
  Sponsorship......................     155,906       50,000         66,667

Stephen Lake
  Vice President, Business
  Development......................     146,250           --          8,333

Steven Elkes
  Vice President, Business
  Affairs..........................     158,968       12,150         16,667

------------------

(1) Options were granted under iVillage's 1995 Amended and Restated Employee Stock Option Plan and vest 1/4 of the total after one year and 1/4 of the total at the end of each year thereafter.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth grants of stock options to iVillage's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer, for the year ended December 31, 1998. iVillage has never granted any stock appreciation rights. The exercise price per share of each option was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. The potential realizable value is calculated based on the term of the option at its time of grant (seven years). It is calculated assuming that the fair market value of common stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect iVillage's estimate of future stock price growth.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                     POTENTIAL REALIZABLE
                                           INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                       ----------------------------------------------------------      ANNUAL RATES OF
                                      PERCENT OF TOTAL                                     STOCK
                        NUMBER OF        OPTIONS                                      PRICE APPRECIATION
                       SECURITIES       GRANTED TO         EXERCISE                          FOR
                       UNDERLYING      EMPLOYEES IN       PRICE PER                      OPTION TERM
                        OPTIONS           FISCAL           SHARE       EXPIRATION    --------------------
NAME                   GRANTED (#)      YEAR (%)(1)         ($/SH)       DATE         5%($)       10%($)
--------------------   -----------    ----------------    ---------    ----------    --------    --------
Candice Carpenter...     153,333             10%            $6.00        5/25/05     $374,532    $872,820
Nancy Evans.........      76,667              5              6.00        5/25/05      187,266     436,410
John W. Glascott....      66,667              4              6.00         4/4/05      162,840     379,487
Stephen Lake........       8,333              1              6.00        5/25/05       20,355      47,436
Steven Elkes........      16,667              1              6.00         4/1/05       40,710      94,872

------------------

(1) Based on options to purchase an aggregate of 1,515,143 shares of common stock granted under the 1995 Amended and Restated Employee Stock Option Plan and the 1997 Amended and Restated Acquisition Stock Option Plan by iVillage in the year ended December 31, 1998 to employees, consultants and directors of iVillage.

                         FISCAL YEAR END OPTION VALUES

     The following table provides certain summary information concerning stock options held as of December 31, 1998 by iVillage's Chief Executive Officer and its four most highly compensated executive officers, other than its Chief Executive Officer. No options were exercised during fiscal 1998 by any of the officers. The value of unexercised in-the-money options at fiscal year-end is based on $9.45 per share, the assumed fair market value of the common stock at December 31, 1998, less the exercise price per share.

                         FISCAL YEAR END OPTION VALUES

                                 NUMBER OF
                           SECURITIES UNDERLYING                    VALUE OF
                            UNEXERCISED OPTIONS             UNEXERCISED IN-THE-MONEY
                           AT FISCAL YEAR-END (#)          OPTIONS AT FISCAL YEAR-END
                       ------------------------------    ------------------------------
NAME                   EXERCISABLE      UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
--------------------   -----------      -------------    -----------      -------------
Candice Carpenter...      23,333           223,333        $ 101,500         $ 833,500
Nancy Evans.........          --            76,667               --           264,500
John W. Glascott....          --            66,667               --           230,000
Stephen Lake........      14,583            52,083           63,438           219,063
Steven Elkes........       9,583            40,417           41,688           160,813

                               STOCK OPTION PLANS

     iVillage's currently active stock option plans include: the 1995 Amended and Restated Employee Stock Option Plan, the 1997 Amended and Restated Acquisition Stock Option Plan, and subject to stockholder approval, the 1999 Employee Stock Option Plan, the 1999 Acquisition Stock Option Plan and the 1999 Director Option Plan. Each of the plans, except for the 1999 Director Option Plan, provides for:

     o the grant of incentive stock options and non-qualified stock options;

     o the administration of the plan by the board of directors and the compensation committee; and

     o the exercise price of options granted under the plan to be as determined by the board, except that the exercise price of incentive stock options must be at least as equal to the fair market value of iVillage's common stock on the date of grant.

     Each of the plans provides for option vesting to accelerate and become fully vested in the event of a change of control of iVillage and the options are not assumed or substituted by a successor corporation.

     Under the 1999 Director Option Plan, commencing with the 2000 annual meeting of stockholders, each nonemployee director will automatically be granted a nonstatutory option to purchase 1,666 shares of common stock, provided that he or she shall have served on the board of directors for at least the preceding six months. The exercise price of each of these options will be equal to the fair market value of the common stock on the date of grant. Each option granted will vest on a cumulative monthly basis over a four-year period. As of February 15, 1999, 133,333 shares were authorized under the 1999 Director Option Plan, options to purchase an aggregate of 33,333 shares had been granted and 100,000 shares were available for future grant.

     As of February 15, 1999, under the 1995 Amended and Restated Employee Stock Option Plan, options to purchase 1,689,049 shares were outstanding and no shares were available for future grant. Under the 1997 Amended and Restated Acquisition Stock Option Plan, options to purchase 372,226 shares were outstanding and no shares were available for future grant. As of February 15, 1999, under the 1999 Employee Stock Option Plan, 796,951 shares were authorized, options to purchase 616,889 shares had been granted, or are expected to be granted prior to the effective date of this prospectus, and 180,062 shares were available for future grant. As of February 15, 1999, under the 1999 Acquisition Stock Option Plan, 333,333 shares were authorized and options to purchase 181,208 shares had been granted.

                       1999 EMPLOYEE STOCK PURCHASE PLAN

     The 1999 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and will be administered by the board of directors or by the compensation commitee. Any employee who is currently employed for at least 20 hours per week and more than five (5) months in any calendar year with or by iVillage or a majority-owned subsidiary of iVillage, will be eligible to participate. A total of 83,333 shares are authorized and reserved for issuance under the plan.


     Under the plan, iVillage will withhold a specified percentage, which shall not exceed 15% of each salary payment to participating employees over certain offering periods. Unless determined otherwise, each offering period will run for 24 months and will be divided into four consecutive purchase periods of approximately six months. The first offering period and the first purchase period will commence three months after the date of this prospectus. In the event of a change of control of iVillage, the offering and purchase periods will be shortened unless the rights to purchase stock are assumed by the successor or acquiring company. The price at which common stock will be purchased under the plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower.



                               CHANGE OF CONTROL



     iVillage's board of directors has adopted resolutions providing that, in the event of a change in control of iVillage, 50% and 100% of the unvested stock options held by iVillage's employees and senior executive officers, respectively, will immediately vest. A change of control is defined as the acquisition by a third party of 50% or more of iVillage's voting securities and control of 50% or more of the members of iVillage's board of directors in office at that time, The remaining unvested stock options held by iVillage's employees will vest one year after the change in control event. If an iVillage employee is terminated without cause or leaves his employment for good reason, during the first year after the change in control event, then 100% of the terminated employee's unvested stock options will immediately vest. A good reason includes a reduction in the employee's title or responsibilities as a result of the change of control event.

                              CERTAIN TRANSACTIONS

     In August 1995, iVillage issued to Candice Carpenter and Nancy Evans 666,668 and 333,333 shares of common stock, respectively, at a purchase price of $.0015 per share. Ms. Carpenter and Ms. Evans currently serve as officers and directors of iVillage.

     In August 1995, iVillage entered into a promissory note agreement with AOL, a principal stockholder of iVillage, whereby iVillage issued a note in the principal amount of $500,000, with interest payable at the rate of 8% per annum.

     In September 1995, iVillage and AOL entered into a securities purchase agreement pursuant to which:

     o iVillage issued 1,000,000 shares of series A convertible preferred stock to AOL in exchange for the cancellation of the $500,000 note and the payment by AOL to iVillage of $496,494; and

     o AOL agreed to make an additional loan to iVillage in the form of a convertible secured note in an aggregate principal amount not to exceed $1 million, whereby iVillage received $650,000.

     In connection with such agreement, iVillage also issued to AOL a stock subscription warrant representing the right to purchase 52,100 shares of iVillage's series B convertible preferred stock at an exercise price of $2.50 per share or 17,366 shares, on a post-split basis, at an exercise price of $7.50 per share. In February 1996, the note whereby iVillage received $650,000 in September 1995 was cancelled in exchange for a new convertible secured note in an aggregate principal amount not to exceed $1.75 million, whereby iVillage received $1.1 million. Upon completion of this offering, the series A convertible preferred stock will automatically convert into an aggregate of 333,333 shares of common stock.

     In September 1995, iVillage entered into an information provider agreement with AOL, whereby AOL agreed to carry iVillage's programming material on AOL for a period of one year. As a result of this agreement, AOL received a percentage of iVillage's revenues and paid iVillage a usage fee based upon hours of viewership of the iVillage site on the AOL network.

     In April 1996, iVillage issued to AOL a promissory note in the principal amount of $500,000 with interest payable at the rate of 10% per annum.

     In May 1996, iVillage entered into another information provider agreement with AOL, pursuant to which AOL agreed to carry up to four additional iVillage channels for a period of two years. As an inducement to, and in consideration of, AOL entering into such agreement, iVillage issued to AOL a warrant to purchase 800,000 shares of series B convertible preferred stock at an exercise price of $2.50 per share or 266,666 shares, on a post-split basis, at an exercise price of $7.50 per share.

     In May 1996, iVillage issued shares of series B convertible preferred stock and series B-1 convertible preferred stock to certain investors, including AOL, at a purchase price of $2.50 per share. iVillage issued to AOL 797,130 shares of series B convertible preferred stock and 300,000 shares of series B-1 convertible preferred stock. iVillage issued such shares to AOL in exchange for the cancellation of the notes whereby iVillage received $1.1 million and $500,000 in February and April 1996, respectively. Upon completion of this offering, the series B convertible preferred stock and series B-1 convertible preferred stock will automatically convert into an aggregate of 1,810,407 shares of common stock.

     In February 1997, iVillage entered into a note and warrant purchase agreement with AOL and several other investors. iVillage issued to AOL a convertible secured promissory note in an aggregate principal amount of $900,000. In connection with the issuance of these notes, iVillage issued a stock subscription warrant to AOL, representing the right to purchase 66,875 shares of common stock at an exercise price of $5.86 per share.

     In April 1997, iVillage issued to AOL a convertible secured promissory note in an aggregate principal amount of $1 million. In April 1997, AOL exchanged the note issued to it in February 1997 for an amended and restated convertible secured promissory note in an aggregate principal amount of approximately $1.3 million.

     In May 1997, iVillage issued shares of series C convertible preferred stock to certain investors, including AOL, CIBC Wood Gundy Ventures, Inc., Cox Interactive Media, Inc. and Rho Management Trust I, at a purchase price of $1.954 per share. AOL converted the note it received in April 1997 for approximately $1.3 million and $200,000 of the note for $1 million it received in April 1997 for 793,245 shares of series C convertible preferred stock. Upon completion of this offering, the series C convertible preferred stock will automatically convert into an aggregate of 4,397,815 shares of common stock.

                                     NUMBER OF SHARES
                                      OF SERIES C
NAME OF INVESTOR                     PREFERRED STOCK
----------------------------------   ----------------
ENTITIES AFFILIATED WITH DIRECTORS
America Online, Inc...............       1,202,661
Rho Management Trust I............       3,070,624

     In connection with the acquisition of Health ResponseAbility Systems, Inc. in May 1997, iVillage issued to AOL 203,000 shares of common stock for AOL's equity rights in Health ResponseAbility Systems.

     In July 1997, iVillage entered into an interactive services agreement with AOL, in which some of iVillage's icons are placed within the AOL service. In consideration for AOL carrying certain channels of iVillage, iVillage received a guaranty of a minimum number of impressions per year. Lennert Leader, a director of iVillage, currently serves as President of AOL Investments.

     In July 1997, iVillage entered into a one-year agreement with Tenet Healthcare Corporation, a principal stockholder of iVillage, in which Tenet sponsored one of iVillage's channels and developed content for use on the channel in exchange for a fee paid in quarterly installments. For the year ended December 31, 1998, this agreement generated revenues of approximately $247,000.

     In December 1997, AOL converted the remaining $800,000 aggregate principal amount of the note it received in April 1997 into 409,416 shares of series C convertible preferred stock.

     In January 1998, iVillage entered into a shopping channel promotional agreement with AOL, in which AOL agreed to promote iVillage and its services on the AOL shopping channel and provide access to iVillage's online sites. The shopping channel agreement expires on October 1, 1999. iVillage makes payments to AOL in monthly installments for AOL's promotion of iVillage.

     In February 1998, iVillage issued 284,317 shares of common stock to Tenet.

     In February 1998, March 1998 and May 1998, iVillage issued shares of series D convertible preferred stock to certain entities affiliated with directors of iVillage and certain 5% stockholders of iVillage at a purchase price of $2.50 per share. The number of shares of series D convertible preferred stock issued to each entity is set forth below. Upon completion of this offering, the series D convertible preferred stock will automatically convert into an aggregate of 4,333,333 shares of common stock.


                                   NUMBER OF SHARES
                                     OF SERIES D
NAME OF INVESTOR                   PREFERRED STOCK
----------------                   ----------------
ENTITIES AFFILIATED WITH DIRECTORS
America Online, Inc...............     1,200,000
Rho Management Trust I............     1,080,000
TCV II Strategic Partners, L.P....       104,429
TCV II (Q), L.P...................       588,488
TCV II, V.O.F.....................        24,864
Technology Crossover Ventures II,
  C.V.............................       116,861
Technology Crossover Ventures II,
  L.P.............................       765,398
OTHER 5% STOCKHOLDERS
Tenet Healthcare Corporation......     1,333,334


     On June 5, 1998, Candice Carpenter executed a promissory note in favor of iVillage for borrowings up to a maximum principal amount of $500,000, of which $500,000 was outstanding at December 31, 1998. Subject to prepayment or acceleration, any loans made to Ms. Carpenter under the note mature on December 31, 2001. Borrowings made under the note bear interest at 5.58% per annum and is payable on an annual basis on December 31 of each year commencing on December 31, 1998. The note is collateralized by a pledge by Ms. Carpenter of 166,666 shares of common stock.

     In September 14, 1998, iVillage entered into a sponsorship agreement with Re.Store,

Inc. now known as MyBasics.com. In 1998, iVillage recognized $546,875 as revenue from the agreement. As of December 31, 1998, MyBasics.com had paid $312,500 of such amount. The balance of $234,375 has been invoiced in 1999. In addition, in 1998, iVillage received 2,243 shares of common stock of MyBasics.com in accordance with the agreement. Candice Carpenter is a director of MyBasics.com.

     In November 1998, iVillage entered into a one-year content distribution agreement with Cox Interactive Media, a principal stockholder of iVillage, whereby iVillage agreed to provide content for Cox's Web sites in return for displaying the iVillage logo on the Cox Web sites and establishing links on Cox Web sites to iVillage's network.

     In December 1998, iVillage issued shares of series E convertible preferred stock to certain entities affiliated with directors of iVillage and certain 5% stockholders of iVillage at a purchase price of $2.85 per share. The number of shares of series E convertible preferred stock issued to each entity is set forth below. Upon completion of this offering, the series E convertible preferred stock will automatically convert into an aggregate of 3,910,316 shares of common stock.


                                   NUMBER OF SHARES
                                   OF SERIES E
NAME OF INVESTOR                   PREFERRED STOCK
----------------                   ----------------
ENTITIES AFFILIATED WITH DIRECTORS
TCV II Strategic Partners, L.P....       12,003
TCV II (Q), L.P...................       67,638
TCV II, V.O.F.....................        2,858
Technology Crossover Ventures II,
  C.V.............................       13,432
Technology Crossover Ventures II,
  L.P.............................       87,976
America Online, Inc...............      701,754
Rho Management Trust I............      477,079
OTHER 5% STOCKHOLDERS
Tenet Healthcare Corporation......      701,754


     In December 1998, iVillage entered into an interactive services agreement with AOL, in which some of iVillage's icons are placed within the AOL service. The AOL agreement supersedes all prior services agreements between iVillage and AOL and expires December 21, 2000. Either party may extend the agreement for an additional year. In consideration for AOL carrying certain channels, iVillage received a guaranty of a minimum number of impressions. iVillage is obligated to pay AOL in quarterly installments, provide AOL with or purchase from AOL advertising and provide in-kind commitments to AOL consisting of specific references to AOL through specified media.

     Subject to the consummation of this offering, on February 4, 1999, Candice Carpenter and Nancy Evans were granted incentive stock options under the 1999 Employee Stock Option Plan to purchase 333,333 and 116,666 shares of common stock, respectively, at an exercise price equal to the initial public offering price of the common stock in this offering. The stock options granted to Ms. Carpenter vest 20% upon each of the second and third anniversaries of the date of grant and 30% upon each of the fourth and fifth anniversaries of the date of grant. Ms. Evans' options vest at the rate of 25% per year beginning on the second anniversary of the date of grant.

     Upon being elected to the board of directors, Douglas McCormick and Daniel Schulman were granted stock options under the 1999 Director Option Plan to purchase 33,333 and 16,666 shares of common stock, respectively, at an exercise price equal to the initial public offering price of the common stock in this offering. One-third of the options vested upon the date of grant and one-third vest upon each of the second and third anniversaries of the date of grant.

     On March 9, 1999, iVillage and NBC entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotional agreement with NBC as follows:

     a. iVillage has agreed to purchase, for cash, $13.5 million of advertising and promotional spots during 1999 and $8.5 million per annum during 2000 and 2001.

     b. Upon closing, iVillage will issue, subject to certain anti-dilution protection, 4,889,030 shares of series E convertible preferred stock and warrants to purchase up to 970,874 shares of series E convertible preferred stock at $5.15 per share during 2000 and 813,008 shares at $6.15 per share during 2001 in exchange for a promissory note in the approximate amount of $15.5 million at 5% interest per annum. The principal amount of the note and interest is payable in twelve equal installments of approximately $1.4 million, payable each quarter beginning April 1, 1999.

     c. iVillage has also agreed to pay $1.1 million during 1999 for prominent placement on the NBC.com Web site.

     On September 19, 1995, Candice Carpenter and Nancy Evans and certain other stockholders executed a voting trust agreement whereby each deposited his or her shares of common stock with Ms. Carpenter, as trustee, in exchange for the receipt of voting trust certificates. The voting trust agreement provides the trustee with the unqualified right and power to vote and to act in the same manner as if she was the absolute owner of the common stock, except the trustee has no rights with respect to any pledge or transfer of the common stock. The depositors are entitled to all distributions paid upon the common stock and may transfer the voting trust certificates, subject to any other agreement restricting their transfer. The voting trust agreement may be terminated by the trustee 10 days after written notice of termination is mailed to the depositors or by written agreement among all the depositors.

     Pursuant to the Fourth Amended and Restated Stockholders' Agreement dated December 4, 1998, the holders of iVillage's preferred stock agreed to vote their shares to fix the number of directors at fifteen. Pursuant to this agreement, the board was to consist of:

     o one director designated by the holders of iVillage's series A convertible preferred stock;

     o two directors to be designated by the holders of iVillage's series B convertible preferred stock;

     o two directors to be designated by the holders of iVillage's series C convertible preferred stock;

     o one director to be designated by the holders of iVillage's series D convertible preferred stock;

     o one director to be designated by NBC; two directors to be designated by Candice Carpenter, Nancy Evans and Robert Levitan;

     o one director to be designated jointly by the chairman of the board and all holders of iVillage's outstanding capital stock;

     o one director to be designated by Rho Management Trust I; and

     o two directors, or two-sevenths of the board of directors if the board consists of more than seven directors, to be designated by certain of the stockholders each of whom hold at least two and one-half percent of the outstanding capital stock of iVillage immediately prior to this offering, which right to designate shall commence upon this offering for a period of six months after this offering.

The agreement terminates upon completion of an initial public offering at an offering price to the public of not less than $11.79 per share and with aggregate proceeds to iVillage of not less than $20,000,000.

     iVillage has entered into indemnification agreements with its officers and directors containing provisions which may require iVillage, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to beneficial ownership of the common stock, as of February 22, 1999 and as adjusted to reflect the sale of common stock offered by iVillage in this offering, for:

     o each person known by iVillage to beneficially own more than 5% of the common stock;

     o each director of iVillage;

     o each executive officer named in the Summary Compensation Table; and

     o all directors and executive officers of iVillage as a group.


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. The address for each listed director and officer is c/o iVillage Inc., 170 Fifth Avenue, New York, New York 10010. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options or warrants held by such person that are exercisable within 60 days of February 22, 1999 but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 19,476,294 shares of common stock outstanding as of February 22, 1999, after giving effect to:



     o the conversion of the convertible preferred stock;



     o the purchase of the minority interest in iBaby;



     o the acquisition of Astrology.net; and



     o the issuance of shares in connection with the NBC agreement;



and 23,126,294 shares of common stock outstanding after completion of this offering. "Shares Beneficially Owned" includes "Shares Issuable Upon Exercise of Stock Options or Warrants".



                                                                                          PERCENTAGE OF SHARES
                                                        SHARES ISSUABLE                      BENEFICIALLY OWNED
                                        SHARES          UPON EXERCISE OF      --------------------------------------------
                                      BENEFICIALLY       STOCK OPTIONS              PRIOR TO                 AFTER
                                         OWNED           OR WARRANTS                OFFERING                OFFERING
                                      ------------    --------------------    --------------------    --------------------
NAME OF BENEFICIAL OWNER
America Online, Inc. ..............     2,363,174             350,908                 11.9%                   10.1%
  22000 AOL Way
  Dulles, Virginia 20166-9323

National Broadcasting Company,          1,629,676                  --                  8.4                     7.0
  Inc. ............................
  30 Rockefeller Plaza
  New York, New York 10112

Rho Management Trust I(1) .........     1,542,567                  --                  7.9                     6.7
  767 Fifth Avenue
  New York, New York 10153

Candice Carpenter(2)...............       690,001              23,333                  3.5                     3.0

Nancy Evans(3).....................       333,333                  --                  1.7                     1.4

Alan Colner(4).....................       743,293                  --                  3.8                     3.2

Jay C. Hoag(5).....................       594,632                  --                  3.1                     2.6

Habib Kairouz(6)...................     1,542,567                  --                  7.9                     6.7

Lennert J. Leader(7)...............     2,363,174             350,908                 11.9                    10.1

Michael Levy.......................        16,666              16,666                    *                       *

Douglas McCormick..................        11,111              11,111                    *                       *

Daniel Schulman....................         5,556               5,556                    *                       *

                                                                                          PERCENTAGE OF SHARES
                                                        SHARES ISSUABLE                      BENEFICIALLY OWNED
                                        SHARES          UPON EXERCISE OF      --------------------------------------------
                                      BENEFICIALLY       STOCK OPTIONS              PRIOR TO                 AFTER
                                         OWNED            OR WARRANTS               OFFERING                OFFERING
                                      ------------    --------------------    --------------------    --------------------
Martin Yudkovitz(8)................     1,629,676                  --                  8.4                     7.0

Steven Elkes.......................        15,000              10,883                    *                       *

Stephen Lake.......................        29,166              29,166                    *                       *

John W. Glascott...................        16,666              16,666                    *                       *

All directors and executive
  officers as a group
  (18 persons) ....................     7,986,674             460,122                 40.1                    33.9


------------------------------

  * Represents beneficial ownership of less than one percent of the common stock.


 (1) Rho Management Partners L.P., a Delaware limited partnership, may be deemed the beneficial owner of the 1,542,567 shares registered in the name of Rho Management Trust I, according to an investment advisory relationship by which Rho Management Partners L.P. exercises voting and investment control over the shares.



 (2) Consists of 104,166 shares of common stock beneficially owned by the Carpenter Family 1998 Irrevocable Trust. Ms. Carpenter disclaims beneficial ownership of the shares of common stock held by the Carpenter Family 1998 Irrevocable Trust.



 (3) Consists of 104,166 shares of common stock beneficially owned by the Evans/Wishman 1998 Irrevocable Trust. Ms. Evans disclaims beneficial ownership of the shares of common stock held by the Evans/Wishman 1998 Irrevocable Trust.



 (4) Mr. Colner is Managing Director, Private Equity Investments at Moore Management, Inc., the investment advisor to Moore Global Investments, Ltd. and Remington Investment Strategies, L.P. Mr. Colner does not have voting or investment power with respect to the shares of common stock owned by Moore or Remington. Mr. Colner disclaims beneficial ownership of the shares of common stock beneficially owned by Moore Global Investments, Ltd. and Remington Investment Strategies, L.P.



 (5) Mr. Hoag is a Managing Member of Technology Crossover Management II, L.L.C., the General Partner of TCV II Strategic Partners, L.P.,
     TCV II (Q), L.P., TCV II V.O.F., Technology Crossover Ventures II, C.V. and Technology Crossover Ventures II, L.P. Mr. Hoag may be deemed to have beneficial ownership of 38,810 shares owned by TCV II Strategic
     Partners, L.P., 218,695 shares owned by TCV II (Q), L.P., 9,240 shares owned by TCV II V.O.F., 43,430 shares owned by Technology Crossover Ventures II, C.V. and 284,457 shares owned by Technology Crossover
     Ventures II, L.P. Mr. Hoag disclaims beneficial ownership of the shares, except to the extent of his pecuniary interest therein arising from his interest in Technology Crossover Management II, L.L.C.



 (6) Mr. Kairouz is Managing Director of Rho Management Company, Inc., an affiliate of Rho Management Partners L.P. In such capacity, Mr. Kairouz may be deemed to have beneficial ownership of the 1,542,567 shares owned by Rho Management Trust I. Mr. Kairouz disclaims beneficial ownership of the shares reported by Rho Management Trust I, other than 16,222 shares in which Mr. Kairouz has a pecuniary interest.



 (7) Consists of 2,363,174 shares of common stock beneficially owned by America Online, Inc., including 350,908 shares of common stock issuable upon the exercise of warrants. Mr. Leader shares voting power with America Online, Inc. Mr. Leader disclaims beneficial ownership of the shares of common stock beneficially owned by America Online, Inc.



 (8) Mr. Yudkovitz is President and Chief Executive Officer of NBC Multimedia, Inc., a division of the National Broadcasting Company, Inc. Mr. Yudkovitz does not have voting or investment power with respect to the shares of common stock owned by NBC. Mr. Yudkovitz disclaims beneficial ownership of the shares of common stock beneficially owned by NBC.

                          DESCRIPTION OF CAPITAL STOCK

                                    GENERAL

     iVillage's certificate of incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 65,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, the rights and preferences of which may be established from time to time by iVillage's board of directors. As of December 31, 1998, 2,113,385 shares of common stock were outstanding and 43,702,139 shares of convertible preferred stock convertible into 14,785,205 shares of common stock upon the completion of this offering were issued and outstanding. As of December 31, 1998, iVillage had 75 stockholders.

                                  COMMON STOCK

     Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any preferred stock outstanding at the time, holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of iVillage, holders of common stock would be entitled to share in iVillage's assets remaining after the payment of liabilities and liquidation preferences on any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by iVillage in this offering, when issued and paid for, will be, fully paid and nonassessable.

                                PREFERRED STOCK

     Upon the closing of this offering, the board of directors will be authorized, subject to Delaware law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series. The board of directors can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire a majority of the outstanding voting stock of iVillage. iVillage has no present plans to issue any shares of preferred stock.

                                    WARRANTS

     Upon the completion of this offering, iVillage will have outstanding warrants to purchase 1,020,625 shares of common stock at a weighted average exercise price of $12.53 per share. These warrants have net exercise provisions under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on their fair market value of iVillage's common stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. These warrants expire on dates ranging from September 2000 to May 2003.

                              REGISTRATION RIGHTS

     According to the terms of the Fourth Amended and Restated Rights Agreement, after the closing of the offering, the holders of 40% of the outstanding shares of common stock, including shares issuable upon the exercise of warrants to purchase common stock, will be entitled to demand that iVillage file a registration statement with respect to the registration of such shares under the Securities Act. iVillage is not required to effect:

     o more than four registrations;

     o a registration during any period in which any other registration statement has been filed or has been declared effective within the prior 180 days;

     o a registration within 60 days following the determination of the board of directors of iVillage to file a registration statement; or

     o a registration for a period not to exceed 60 days, if the board of directors of iVillage has made a good faith determination that it would be seriously detrimental to iVillage or the holders of registration rights for a registration statement to be filed.

     In addition, one stockholder is entitled to one separate demand registration right with respect to the registration of its 1,629,676 shares of common stock under the Securities Act, subject to the limitations set forth above. Furthermore, according to the terms of the registration rights agreement, after the closing of this offering, the holders of 18,834,628 shares of common stock, including shares issuable upon the exercise of warrants to purchase common stock, will be entitled to piggyback registration rights in connection with any registration by iVillage of its securities for its own account or the account of other securityholders. In the event that iVillage proposes to register any shares of common stock under the Securities Act, the holders of the piggyback registration rights are entitled to receive notice and are entitled to include their shares in the registration statement.


     At any time after iVillage becomes eligible to file a registration statement on Form S-3, certain holders of demand registration rights may require iVillage to file an unlimited number of registration statements on Form S-3 under the Securities Act with respect to their shares of common stock. iVillage is not required to effect more than one such registration in any six-month period.

     The registration rights of any holder terminate when the shares held by the holder may be sold under Rule 144 during any three-month period. iVillage is generally required to bear all of the expenses of all registrations under the registration rights agreement, except underwriting discounts and commissions. The registration rights agreement also contains a commitment of iVillage to indemnify the holders of registration rights.

CERTAIN CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUE

     iVillage is subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination", which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder", or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder" unless:

     o the transaction in which such stockholder became an "interested stockholder" is approved by the board of directors prior to the date the "interested stockholder" attained such status;

     o upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

     o on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

     iVillage's certificate of incorporation provides that, upon the closing of this offering, the board of directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of iVillage and may maintain the incumbency of the board of directors, as the classification of the board of directors generally increases the difficulty of replacing a majority of the directors. iVillage's certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and iVillage's bylaws eliminate the right of stockholders to call special meetings of stockholders. The amended and restated certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of iVillage. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of iVillage. The amendment of any of these provisions would require approval by holders of at least 66 2/3% of the outstanding common stock.

                          TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.




     After giving effect to:



     o the purchase of the minority interest in iBaby;



     o the acquisition of Astrology.Net; and



     o the shares to be issued in connection with the NBC agreement;



and upon completion of this offering, we will have outstanding an aggregate of 23,126,294 shares of our common stock assuming no exercise of outstanding options. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 19,476,294 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, which rules are summarized below.


                               LOCK-UP AGREEMENTS

     All of our officers, directors and stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner:

     o with the prior written consent of Goldman, Sachs & Co.;

     o in the case of certain transfers to affiliates;

     o as a bona fide gift; or

     o to any trust.


     Upon expiration of the lock-up period, 180 days after the date of this prospectus, 12,560,636 shares will be available for resale to the public in accordance with Rule 144.


                                    RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     o 1% of the number of shares of common stock then outstanding, which will equal approximately 231,263 shares immediately after this offering; or


     o the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

                                  RULE 144(K)

     Under Rule 144(k), a person who is not one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                                    RULE 701

     In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

                              REGISTRATION RIGHTS


     Upon completion of this offering, the holders of 18,834,628 shares of our common stock, or their transferees, including shares issuable upon the exercise of warrants to purchase common stock, will be entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--Registration Rights".


                                 STOCK OPTIONS

     Immediately after this offering, we intend to file a registration statement under the Securities Act covering 3,408,227 shares of common stock reserved for issuance under our 1995 Amended and Restated Employee Stock Option Plan, 1997 Amended and Restated Acquisition Stock Option Plan, 1999 Employee Stock Option Plan, 1999 Aquisition Stock Option Plan, 1999 Employee Stock Purchase Plan and the 1999 Director Stock Option Plan. As of December 31, 1998, options to purchase 2,174,941 shares of common stock were issued and outstanding.

     Upon the expiration of the lock-up agreements described above, at least 869,359 shares of common stock will be subject to vested options, based on options outstanding as of December 31, 1998. Such registration statement is expected to be filed and are effective as soon as practicable after the effective date of this offering. Accordingly, shares registered under such registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates be available for sale in the open market immediately after the 180-day lock-up agreements expire.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for iVillage by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Hale and Dorr LLP, Boston, Massachusetts. A partner of Orrick, Herrington & Sutcliffe LLP owns an aggregate of 13,225 shares of iVillage's series C and series E convertible preferred stock.

                                    EXPERTS

     The consolidated balance sheets of iVillage Inc. and subsidiaries as of December 31, 1997 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the three years in the period ended December 31, 1998 and the balance sheets of Health ResponseAbility Systems, Inc. as of December 31, 1995 and 1996 and the statements of operations, stockholders' (deficit) equity and cash flows for the two years then ended have been included in reliance on the reports of PricewaterhouseCoopers LLP, iVillage's independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     iVillage has filed with the Securities and Exchange Commission, a registration statement on Form S-1 (including the exhibits and schedules thereto) under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to iVillage and the shares to be sold in this offering, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to, are not necessarily complete, and in each instance reference is made to the copy of each contract, agreement or other document filed as an exhibit to the registration statement, each statement being qualified in all respects a more complete description of the matter involved, and each statement shall be deemed by the reference to the registration statement.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information iVillage files at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. iVillage's Commission filings, including the registration statement will also be available to you on the Commission's Internet site (http://www.sec.gov).

     iVillage intends to send to its stockholders annual reports containing audited consolidated financial statements and quarterly reports containing unaudited consolidated financial statements for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                         iVILLAGE INC. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                   PAGE(S)
                                                             -------------------
Report of Independent Accountants.........................                   F-2

Consolidated Balance Sheets at December 31, 1997 and
  1998....................................................                   F-3

Consolidated Statements of Operations for the years ended
  December 31, 1996, 1997 and 1998........................                   F-4

Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1996, 1997 and 1998............                   F-5

Consolidated Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998........................                   F-6

Notes to Consolidated Financial Statements................            F-7 - F-24

Schedule of Valuation and Qualifying Accounts.............                  F-25

                         iVILLAGE INC. AND SUBSIDIARIES
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Consolidated Financial
  Information.............................................           F-26 - F-27

Unaudited Pro Forma Condensed Consolidated Balance Sheet
  as of December 31, 1998.................................                  F-28

Unaudited Pro Forma Condensed Consolidated Statement of
  Operations for the year ended December 31, 1998.........                  F-29

Notes to Unaudited Pro Forma Condensed Consolidated
  Financial Statements as of and for the year ended
  December 31, 1998.......................................                  F-30

                      HEALTH RESPONSEABILITY SYSTEMS, INC.
                              FINANCIAL STATEMENTS

Report of Independent Accountants.........................                  F-31

Balance Sheets at December 31, 1995 and 1996 and May 29,
  1997 (unaudited)........................................                  F-32

Statements of Operations for the years ended December 31,
  1995 and 1996 and the periods ended May 29, 1996 and
  1997 (unaudited)........................................                  F-33

Statements of Stockholder's (Deficit) Equity for the years
  ended December 31, 1995 and 1996 and the period ended
  May 29, 1997 (unaudited)................................                  F-34

Statements of Cash Flows for the years ended December 31,
  1995 and 1996 and the periods ended May 29, 1996 and
  1997 (unaudited)........................................                  F-35

Notes to Financial Statements.............................           F-36 - F-39

             iVILLAGE INC. AND HEALTH RESPONSEABILITY SYSTEMS, INC.
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Pro Forma Condensed Consolidated Financial Information
  (unaudited).............................................                  F-40

Pro Forma Condensed Consolidated Statement of Operations
  for the year ended December 31, 1997 (unaudited)........                  F-41

Notes to Pro Forma Condensed Consolidated Financial
  Statements for the year ended December 31, 1997
  (unaudited).............................................                  F-42

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
iVillage Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of iVillage Inc. and Subsidiaries (the "Company") at December 31, 1998 and 1997, and the consolidated results of operations and cash flows for each of the three years then ended, in conformity with generally accepted accounting principles. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
February 4, 1999
                         iVILLAGE INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,            PRO FORMA AS OF
                                                     ----------------------------     DECEMBER 31,
                                                         1997            1998             1998
                                                     ------------    ------------    ---------------
                                                                                       (UNAUDITED)
                                                                                      (SEE NOTE 2)
                                               ASSETS
Current assets:
Cash and cash equivalents.........................   $  4,334,721    $ 30,824,869     $  30,824,869

Accounts receivable, less allowance of $279,829
  and $746,349, respectively......................      2,199,520       3,147,561         3,147,561

Other current assets..............................        153,985         715,161           715,161
                                                     ------------    ------------     -------------

    Total current assets..........................      6,688,226      34,687,591        34,687,591
                                                     ------------    ------------     -------------

Fixed assets, net.................................      3,802,823       7,380,366         7,380,366

Goodwill and other intangible assets, net.........      5,598,233       4,535,148         4,535,148

Other assets......................................        146,801         187,860           187,860
                                                     ------------    ------------     -------------

    Total assets..................................   $ 16,236,083    $ 46,790,965     $  46,790,965
                                                     ------------    ------------     -------------
                                                     ------------    ------------     -------------

                                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses.............   $  3,989,945    $ 11,559,711     $  11,559,711

Capital leases payable............................        247,943         136,573           136,573

Deferred revenue..................................      1,004,199       2,909,740         2,909,740

Other current liabilities.........................        332,531         162,859           162,859
                                                     ------------    ------------     -------------

    Total current liabilities.....................      5,574,618      14,768,883        14,768,883

Capital leases payable, net of current portion....        139,346              --                --
                                                     ------------    ------------     -------------

    Total liabilities.............................      5,713,964      14,768,883        14,768,883
                                                     ------------    ------------     -------------

Commitments and contingencies
Stockholders' equity:
Series A convertible preferred stock--par value
  $.0005, 1,000,000 shares authorized, issued and
  outstanding.....................................            500             500                --

Series B and B-1 convertible preferred stock--par
  value $.0005, 5,929,846 shares authorized,
  4,777,746 issued and outstanding................          2,389           2,389                --

Series C convertible preferred stock--par value
  $.0005, 13,528,765 shares authorized, 13,193,445
  issued and outstanding..........................          6,597           6,597                --

Series D convertible preferred stock--par value
  $.0005, 13,000,000 shares authorized, issued and
  outstanding.....................................             --           6,500                --

Series E convertible preferred stock--par value
  $.0005, 18,953,616 shares authorized, 11,730,948
  issued and outstanding..........................             --           5,865                --

Common stock, par value $.01, 35,000,000 and
  65,000,000 shares authorized, 1,819,735 and
  2,113,385 issued and outstanding at
  December 31, 1997 and 1998, respectively;
  16,898,590 issued and oustanding, pro forma
  (unaudited).....................................         18,197          21,133           168,986

Additional paid-in capital........................     43,180,649     112,848,505       112,722,503

Accumulated deficit...............................    (32,621,213)    (76,274,895)      (76,274,895)

Stockholders notes receivable.....................        (65,000)       (565,000)         (565,000)

Unearned compensation and deferred advertising....             --      (4,029,512)       (4,029,512)
                                                     ------------    ------------     -------------

    Total stockholders' equity....................     10,522,119      32,022,082        32,022,082
                                                     ------------    ------------     -------------

    Total liabilities and stockholders' equity....   $ 16,236,083    $ 46,790,965     $  46,790,965
                                                     ------------    ------------     -------------
                                                     ------------    ------------     -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          YEAR ENDED DECEMBER 31,
                                                -------------------------------------------
                                                   1996            1997            1998
                                                -----------    ------------    ------------
Revenues:

  Sponsorship, advertising and usage.........   $   732,045    $  6,018,696    $ 12,450,620
  Commerce...................................            --              --       2,561,203
                                                -----------    ------------    ------------
    Total revenues...........................       732,045       6,018,696      15,011,823
                                                -----------    ------------    ------------

Operating expenses:
  Production, product and technology.........     4,521,410       7,606,355      14,521,015
  Sales and marketing........................     2,708,779       8,770,581      28,522,874
  General and administrative.................     3,103,864       7,840,588      10,612,434
  Depreciation and amortization..............       108,956       2,886,256       5,683,006
                                                -----------    ------------    ------------

    Total operating expenses.................    10,443,009      27,103,780      59,339,329
                                                -----------    ------------    ------------

Loss from operations.........................    (9,710,964)    (21,085,084)    (44,327,506)

Interest income (expense), net...............        28,282        (215,876)        591,186
Loss on sale of Web site.....................            --              --        (503,961)
Minority interest............................            --              --         586,599
                                                -----------    ------------    ------------

Net loss.....................................   $(9,682,682)   $(21,300,960)   $(43,653,682)
                                                -----------    ------------    ------------
                                                -----------    ------------    ------------

Basic and diluted net loss per share.........   $     (8.90)   $     (13.65)   $     (21.10)
                                                -----------    ------------    ------------
                                                -----------    ------------    ------------
Weighted average shares of common stock
  outstanding used in computing basic and
  diluted net loss per share.................     1,087,353       1,560,957       2,068,473
                                                -----------    ------------    ------------
                                                -----------    ------------    ------------
Pro forma basic and diluted net loss per
  share (Note 2)                                                               $      (2.59)
                                                                               ------------
                                                                               ------------
Shares of common stock used in computing pro
  forma basic and diluted net loss per share
  (Note 2)...................................                                    16,853,678
                                                                               ------------
                                                                               ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                  CONVERTIBLE        CONVERTIBLE        CONVERTIBLE         CONVERTIBLE         CONVERTIBLE
                                PREFERRED STOCK    PREFERRED STOCK    PREFERRED STOCK     PREFERRED STOCK     PREFERRED STOCK
                                   SERIES A           SERIES B            SERIES C            SERIES D            SERIES E
                               -----------------  -----------------  ------------------  ------------------  ------------------
                                SHARES    AMOUNT   SHARES   AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT    SHARES    AMOUNT
                               ---------  ------  --------- -------  ----------  ------  ----------  ------  ----------  ------
Balance at January 1, 1996.... 1,000,000   $500
Issuance of warrants in
 connection with interest on
 convertible notes............
Issuance of common stock in
 connection with
 acquisition..................
Issuance of Series B and
 Series B-1 convertible
 preferred stock..............                    4,777,746  $2,389
Issuance of stock options to
 consultants and directors....
Issuance of warrants to AOL
 for channel services.........
Net loss......................
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ----------  ------
Balance at December 31,
 1996......................... 1,000,000    500   4,777,746   2,389
Issuance of common stock in
 connection with exercise of
 stock options................
Notes receivable due from
 stockholders in connection
 with exercise of options.....
Issuance of Series C
 convertible preferred
 stock........................                                       13,193,445  $6,597
Issuance of warrants in
 connection with interest on
 convertible notes............
Issuance of common stock and
 options in connection with
 business acquisitions........
Issuance of stock options to
 consultants and directors....
Net loss......................
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ----------  ------
Balance at December 31,
 1997......................... 1,000,000    500   4,777,746   2,389  13,193,445  6,597
Issuance of common stock for
 cash.........................
Issuance of Series D
 convertible preferred
 stock........................                                                           13,000,000  $6,500
Issuance of Series E
 convertible preferred
 stock........................                                                                               11,730,948  $5,865
Issuance of stock options to
 consultants and directors....
Issuance of common stock in
 connection with exercise of
 stock options................
Issuance of stock options in
 connection with business
 transactions.................
Officer loan receivable.......
Issuance of options to NBC....
Net loss......................
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ----------  ------
Balance at December 31,
 1998......................... 1,000,000   $500   4,777,746  $2,389  13,193,445  $6,597  13,000,000  $6,500  11,730,948  $5,865
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ----------  ------
                               ---------   ----   ---------  ------  ----------  ------  ----------  ------  ----------  ------


                                   COMMON STOCK
                                ------------------
                                 SHARES    AMOUNT
                                ---------  -------
Balance at January 1, 1996....  1,083,335  $10,833
Issuance of warrants in
 connection with interest on
 convertible notes............
Issuance of common stock in
 connection with
 acquisition..................     66,667      667
Issuance of Series B and
 Series B-1 convertible
 preferred stock..............
Issuance of stock options to
 consultants and directors....
Issuance of warrants to AOL
 for channel services.........
Net loss......................
                                ---------  -------
Balance at December 31,
 1996.........................  1,150,002   11,500
Issuance of common stock in
 connection with exercise of
 stock options................     33,333      333
Notes receivable due from
 stockholders in connection
 with exercise of options.....
Issuance of Series C
 convertible preferred
 stock........................
Issuance of warrants in
 connection with interest on
 convertible notes............
Issuance of common stock and
 options in connection with
 business acquisitions........    636,400    6,364
Issuance of stock options to
 consultants and directors....
Net loss......................
                                ---------  -------
Balance at December 31,
 1997.........................  1,819,735   18,197
Issuance of common stock for
 cash.........................    284,317    2,843
Issuance of Series D
 convertible preferred
 stock........................
Issuance of Series E
 convertible preferred
 stock........................
Issuance of stock options to
 consultants and directors....
Issuance of common stock in
 connection with exercise of
 stock options................      9,333       93
Issuance of stock options in
 connection with business
 transactions.................
Officer loan receivable.......
Issuance of options to NBC....
Net loss......................
                                ---------  -------
Balance at December 31,
 1998.........................  2,113,385  $21,133
                                ---------  -------
                                ---------  -------


                                                              UNEARNED
                                ADDITIONAL  STOCKHOLDERS    COMPENSATION
                                  PAID IN      NOTES        AND DEFERRED     ACCUMULATED
                                  CAPITAL   RECEIVABLE     ADVERTISING COST    DEFICIT        TOTAL
                                ----------- -------------  ----------------  ------------  ------------
Balance at January 1, 1996....  $   997,037                                  $ (1,637,571) $   (629,201)
Issuance of warrants in
 connection with interest on
 convertible notes............       30,101                                                      30,101
Issuance of common stock in
 connection with
 acquisition..................      499,333                                                     500,000
Issuance of Series B and
 Series B-1 convertible
 preferred stock..............   11,941,976                                                  11,944,365
Issuance of stock options to
 consultants and directors....       62,007                                                      62,007
Issuance of warrants to AOL
 for channel services.........    1,034,838                                                   1,034,838
Net loss......................                                                 (9,682,682)   (9,682,682)
                                -----------   ---------      ------------    ------------  ------------
Balance at December 31,
 1996.........................   14,565,292                                   (11,320,253)    3,259,428
Issuance of common stock in
 connection with exercise of
 stock options................       99,667                                                     100,000
Notes receivable due from
 stockholders in connection
 with exercise of options.....                $ (65,000)                                        (65,000)
Issuance of Series C
 convertible preferred
 stock........................   24,823,398                                                  24,829,995
Issuance of warrants in
 connection with interest on
 convertible notes............      334,339                                                     334,339
Issuance of common stock and
 options in connection with
 business acquisitions........    3,292,558                                                   3,298,922
Issuance of stock options to
 consultants and directors....       65,395                                                      65,395
Net loss......................                                                (21,300,960)  (21,300,960)
                                -----------   ---------      ------------    ------------  ------------
Balance at December 31,
 1997.........................   43,180,649     (65,000)                      (32,621,213)   10,522,119
Issuance of common stock for
 cash.........................    1,663,823                                                   1,666,666
Issuance of Series D
 convertible preferred
 stock........................   31,481,978                                                  31,488,478
Issuance of Series E
 convertible preferred
 stock........................   32,089,088                                                  32,094,953
Issuance of stock options to
 consultants and directors....      146,994                  $    (68,845)                       78,149
Issuance of common stock in
 connection with exercise of
 stock options................       47,507                                                      47,600
Issuance of stock options in
 connection with business
 transactions.................      277,799                                                     277,799
Officer loan receivable.......                 (500,000)                                       (500,000)
Issuance of options to NBC....    3,960,667                    (3,960,667)
Net loss......................                                                (43,653,682)  (43,653,682)
                                -----------   ---------      ------------    ------------  ------------
Balance at December 31,
 1998......................... $112,848,505   $(565,000)     $ (4,029,512)   $(76,274,895) $(32,022,082)
                                -----------   ---------      ------------    ------------  ------------
                                -----------   ---------      ------------    ------------  ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEAR ENDED DECEMBER 31,
                                                                          -------------------------------------------
                                                                             1996            1997            1998
                                                                          -----------    ------------    ------------
Cash flows from operating activities:
  Net loss.............................................................   $(9,682,682)   $(21,300,960)   $(43,653,682)
  Adjustments to reconcile net loss to net cash used in operating activities:
    Expense recognized in connection with issuance of warrants and
      stock options....................................................        92,108       1,434,572         255,954
    Depreciation and amortization......................................       108,956       2,886,256       5,683,006
    Bad debt expense...................................................            --         746,589         855,000
    Loss on sale of Web site...........................................            --              --         503,961
    Minority interest..................................................            --              --        (586,599)
    Changes in operating assets and liabilities:
      Accounts receivable..............................................      (528,968)     (2,410,489)     (1,878,637)
      Other current assets.............................................       (71,787)       (194,781)       (360,580)
      Accounts payable and accrued expenses............................     1,034,070       2,609,437       5,144,391
      Deferred revenue.................................................       294,998         709,201       1,905,541
      Other liabilities................................................        64,236         268,295        (169,672)
                                                                          -----------    ------------    ------------
        Net cash used in operating activities..........................    (8,689,069)    (15,251,880)    (32,301,317)
                                                                          -----------    ------------    ------------

Cash flows from investing activities:
  Purchase of fixed assets.............................................      (665,148)     (4,001,052)     (5,315,516)
  Acquisitions of Web sites............................................            --      (2,865,000)     (1,040,000)
  Proceeds from sale of Web sites......................................            --              --         600,000
                                                                          -----------    ------------    ------------
        Net cash used in investing activities..........................      (665,148)     (6,866,052)     (5,755,516)
                                                                          -----------    ------------    ------------

Cash flows from financing activities:
  Proceeds from convertible notes payable..............................     1,800,000       3,775,000              --
  Proceeds from issuance of common stock...............................            --          37,500       1,714,266
  Proceeds from issuance of convertible preferred stock, net...........     9,494,365      21,054,995      63,583,431
  Principal payments on capital leases.................................            --        (516,621)       (250,716)
  Stockholder note receivable..........................................            --              --        (500,000)
                                                                          -----------    ------------    ------------
        Net cash provided by financing activities......................    11,294,365      24,350,874      64,546,981
                                                                          -----------    ------------    ------------
Net increase in cash for the period....................................     1,940,148       2,232,942      26,490,148
Cash and cash equivalents, beginning of period.........................       161,631       2,101,779       4,334,721
                                                                          -----------    ------------    ------------
Cash and cash equivalents, end of period...............................   $ 2,101,779    $  4,334,721    $ 30,824,869
                                                                          -----------    ------------    ------------
                                                                          -----------    ------------    ------------
Cash paid during the period for interest...............................   $        --    $     66,223    $     37,392
                                                                          -----------    ------------    ------------
                                                                          -----------    ------------    ------------

Supplemental disclosure of non-cash investing and financing activities:
    During 1996 and 1997, certain convertible notes were converted into preferred stock (see Note 8).
    During December 1996, iVillage acquired ParentsPlace.com in exchange for the issuance of common stock (see
     Note 5).
    During 1997, iVillage entered in capital leases for computer equipment totaling $1,015,460.
    During 1997, iVillage acquired several Web site assets through the issuance of stock (see Note 5).
    During 1998, iVillage recorded a liability of $1,040,000 in connection with a contingent payment to be provided to the prior owners of Health ResponseAbility Systems, Inc. (see Note 5).

  The accompanying notes are an integral part of these consolidated financial statements.

                         iVILLAGE INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

     iVillage Inc. was incorporated in the State of Delaware on June 8, 1995 and commenced operations on July 1, 1995. iVillage Inc. and its subsidiaries ("iVillage" or the "Company") is engaged in the development of programming material for distribution through online service providers and the Internet and is involved in the sale of products through its Web sites. The Company has sustained net losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to establish profitable operations and raise additional financing through public or private equity financings, collaborative or other arrangements with corporate sources, or other sources of financing to fund operations. During 1998, the Company has received additional financing of approximately $65.3 million through the issuance of common stock and Series D and Series E convertible preferred stock. Management believes that its current funds will be sufficient to enable the Company to meet its planned expenditures through at least December 31, 1999. If anticipated operating results are not achieved, management has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources, if such resources were not available on terms acceptable to the Company.

     The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. These risks include the failure to develop and extend the Company's online service brands, the rejection of the Company's services by Web consumers, vendors and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its online services, as well as other risks and uncertainties. In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

2. SIGNIFICANT ACCOUNTING POLICIES AND PROCEDURES:

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances and transactions have been eliminated.

REVENUE RECOGNITION

     To date, the Company's revenues have been derived primarily from the sale of sponsorship and advertising contracts and commerce revenues.

Sponsorship and Advertising

     Sponsorship revenues are derived principally from contracts ranging from one to three years in which the Company commits to provide sponsors promotional opportunities in addition to traditional banner advertising. Typically, sponsorship agreements provide for the delivery of impressions (on-line advertisements displayed to a user) on the Company's Web sites, exclusive relationships and the design and development of customized sites designed to enhance the promotional objective of the sponsor. The portion of sponsorship revenues related to the delivery of impressions are recognized ratably in the period in which the advertisement is displayed, provided that none of the Company's significant obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. The portion of sponsorship revenues related to the up-front customized design work, as specified in the contract, is recognized in the period in which the design work is performed, typically within the first three months of the contract term.

     Advertising revenues are derived principally from short-term advertising contracts in which the Company typically guarantees a minimum number of impressions or pages to be delivered to users over a specified period of time for a fixed fee. Advertising revenues are recognized ratably in the period in
                         iVILLAGE INC. AND SUBSIDIARIES
which the advertisement is displayed, provided that no significant Company obligations remain, at the lesser of the ratio of impressions delivered over total guaranteed impressions or the straight line basis over the term of the contract. To the extent that minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the guaranteed impressions are achieved. Sponsorship and advertising revenues were approximately 74%, 93% and 80% of total revenues for the years ended
December 31, 1996, 1997 and 1998, respectively.

     Sponsorship and advertising revenues include barter revenues, which is the exchange by the Company of advertising space on the Company's Web sites for reciprocal advertising space or traffic on other Web sites. Revenues from these barter transactions are recorded as advertising revenues at the estimated fair value of the advertisements delivered, unless the fair value of the goods and services received is more objectively determinable, and are recognized when the advertisements are run on the Company's Web sites. Barter expenses are recognized at the value of advertisements received when the Company's advertisements are run on the reciprocal Web sites, which typically occurs in the same period as when the revenue is recognized, and are included as part of sales and marketing expenses. Barter revenues represented 1%, 10% and 20% of total revenues for the years ended December 31, 1996, 1997 and 1998, respectively.

     Usage revenues received from America Online, Inc. ("AOL"), which totaled approximately $187,000 and $390,000 for the years ended December 31, 1996 and 1997, are derived from AOL customers visiting the Company's site on the AOL online service and are recognized as they are earned (based upon visitations to the site). As discussed in Note 4, the Company signed a new agreement with AOL during 1997 which eliminated future usage revenues.

     In 1996, no one advertiser accounted for greater than 10% of total revenues. In 1997, revenues from the Company's five largest advertisers accounted for approximately 26% of total revenues, however, no one advertiser accounted for greater than 10% of total revenues. In 1998, revenues from the Company's five largest advertisers accounted for approximately 17% of total revenues, however, no one advertiser accounted for greater than 10% of total revenues. At December 31, 1996, four customers individually represented greater than 10% of the net accounts receivable balance. At December 31, 1997, one customer accounted for approximately 31% of the net accounts receivable balance. At December 31, 1998, one customer accounted for 11% of the net accounts receivable balance.

Commerce

     As discussed in Note 5, in April 1998, the Company acquired a majority interest in a subsidiary, iBaby, an on-line distributor of children's products. The Company recognizes revenue from product sales, net of any discounts, when products are shipped to customers and the collection of the receivable is reasonably assured. Outbound shipping and handling charges billed to customers are included in sales. The Company provides an allowance for sales returns, which have not been significant, based on iBaby's historical experience. Total net revenues of iBaby were approximately $2.6 million for the period April 1998 (date of acquisition) through December 31, 1998.

FIXED ASSETS

     Depreciation of equipment, furniture and fixtures, and purchased computer software is provided for by the straight-line method over their estimated useful lives ranging from three to five years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred.

                         iVILLAGE INC. AND SUBSIDIARIES

GOODWILL AND INTANGIBLE ASSETS

     Goodwill and intangible assets consist of trademarks and the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Goodwill and intangible assets are amortized using the straight-line method over the period of expected benefit, generally between three and five years. The Company assesses the recoverability of its goodwill and intangible assets by determining whether the amortization of the unamortized balance over its remaining life can be recovered through forecasted cash flows. If undiscounted forecasted cash flows indicate that the unamortized amounts will not be recovered, an adjustment will be made to reduce the net amounts to an amount consistent with forecasted future cash flows discounted at the Company's incremental borrowing rate. Cash flow forecasts are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Amortization expense for goodwill and intangible assets for the years ended December 31, 1997 and 1998 was approximately $1,100,000 and $2,996,000, respectively.

INCOME TAXES

     The Company recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax basis of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include money market accounts and all highly liquid investments purchased with original maturities of three months or less. The Company maintains its cash and cash equivalents in highly rated financial institutions.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value because of their short maturities. The carrying amount of the Company's capital lease and other equipment financing obligations approximates the fair value of such instruments based upon management's best estimate of interest rates that would be available to the Company for similar debt obligations at December 31, 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by the Company include the useful lives of fixed assets and the recoverability of fixed assets, capitalized software, goodwill and deferred tax assets.

NET LOSS PER SHARE

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS
No. 128"). SFAS No. 128 replaced primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary
                         iVILLAGE INC. AND SUBSIDIARIES
earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings per share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted-average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive. The pro forma net loss per share is computed by dividing the net loss by the sum of the weighted average number of shares of common stock outstanding and the shares resulting from the assumed conversion of all outstanding shares of Convertible Preferred Stock and the issuance of shares to holders of Series B Convertible Preferred Stock resulting from anti-dilution protection.

COMPREHENSIVE INCOME

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130 in the first quarter of 1998. The Company has had no other comprehensive income items to report.

RECLASSIFICATION

Certain prior year amounts have been reclassified to conform with the current year's presentation.

PRO FORMA INFORMATION (UNAUDITED)

     The pro forma balance sheet as of December 31, 1998 reflects the issuance/conversion of the following equity securities into an aggregate of 14,785,205 shares of common stock:

      i.   1,000,000 shares of Series A Convertible Preferred Stock;

      ii.  4,777,746 shares of Series B and B-1 Convertible Preferred Stock;

      iii. 13,193,445 shares of Series C Convertible Preferred Stock;

      iv.  13,000,000 shares of Series D Convertible Preferred Stock;

      v. 217,825 shares of common stock to holders of Series B and B-1 Convertible Preferred Stock resulting from anti-dilution protection; and

      vi.  11,730,948 shares of Series E Convertible Preferred Stock.

     Excludes (a) such number of shares that may be issuable in connection with the acquisition of the minority interest in iBaby and (b) 4,889,030 shares of Series E Convertible Preferred Stock issuable to National Broadcasting Company, Inc. ("NBC") over the next three years pursuant to the Company's agreement with NBC, plus a warrant granted to NBC to purchase up to 1,783,882 additional shares of Series E Convertible Preferred Stock and (c) 802,125 shares issuable in connection with the acquisition of KnowledgeWeb, Inc. d/b/a/Astrology.Net and 181,208 options to purchase shares issuable in conjunction with employment agreements with certain stockholders and employees of KnowledgeWeb, Inc.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or
                         iVILLAGE INC. AND SUBSIDIARIES
obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. The Company does not expect the adoption of this standard to have a material effect on the Company's capitalization policy.

     In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start up activities and organization costs to be expensed as incurred. As the Company has expensed these costs historically, the adoption of this standard is not expected to have a significant impact on the Company's results of operations, financial position or cash flows.

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities" ("SFAS No. 133"), which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company does not expect the adoption of this statement to have a significant impact on the Company's results of operations, financial position or cash flows.

3. FIXED ASSETS:

     Fixed assets consist of the following:

                                                                                  DECEMBER 31,
                                                                         ------------------------------
                                                                              1997            1998
                                                                         --------------  --------------
Computer equipment.....................................................  $    2,579,083  $    6,949,815
Capitalized software...................................................       2,295,138       2,655,838
Furniture and fixtures.................................................         283,024       1,165,283
Leasehold improvements.................................................         462,262       1,113,386
                                                                         --------------  --------------
                                                                              5,619,507      11,884,322
  Less, accumulated depreciation and amortization......................      (1,816,684)     (4,503,956)
                                                                         --------------  --------------
                                                                         $    3,802,823  $    7,380,366
                                                                         --------------  --------------
                                                                         --------------  --------------

Depreciation and amortization of fixed assets was approximately $109,000, $1,780,000 and $2,687,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

4. RELATED-PARTY TRANSACTIONS:

AOL

     In September 1995, the Company entered into an information provider agreement with AOL, a holder of different classes of iVillage stock, whereby AOL had agreed to carry the Company's programming material on the AOL service for a period of one year. As a result of this agreement, AOL received a percentage, as defined, of the Company's revenues and paid the Company a usage fee based upon hours of viewership of the iVillage site on the AOL network.

     In May 1996, the Company entered into an information provider agreement with AOL whereby AOL agreed to carry up to four Company channels for a period of two years. In return, the Company issued to AOL 266,666 warrants (on a post-split basis) convertible into Series B Convertible Preferred Stock at an exercise price of $7.50 per warrant. In accordance with Statement of Financial Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), the Company valued the warrants issued to AOL, using the Black-Scholes option pricing model, at $3.87 per share. The following assumptions were used in the option pricing model: stock price of $7.50, exercise price of $7.50, option term of 5 years, risk free rate of interest of 6.5%, 50% volatility and a dividend yield of 0%. The cost of the warrants were to be expensed over the life of each channel, however, the agreement was canceled
                         iVILLAGE INC. AND SUBSIDIARIES
in 1997; as a result, the Company expensed the unamortized value of these warrants, $1,034,838, in 1997.

     In July 1997, the Company entered into an interactive services agreement with AOL (the "AOL Agreement"), whereby the Company received anchor tenant distribution within the AOL service. This agreement superseded any prior agreements between the Company and AOL. The AOL Agreement, which was due to expire on February 28, 1999, provided both parties with the right to extend the agreement. In consideration for AOL carrying certain channels of the Company, the Company receiving guaranteed impressions and other services, the Company was obligated to pay AOL monthly payments of approximately $229,000 until September 1, 1998 and approximately $201,000 thereafter until February 28, 1999, make certain additional payments based on revenues and provide $2,334,000 of in-kind commitments to AOL which primarily consisted of the mentioning of "AOL
Keyword: iVillage" within iVillage advertisements and other promotions. These commitments were not valued as part of the obligation to AOL as no incremental costs were incurred and fair value could not be reasonably determined. At December 31, 1997, the Company owed AOL approximately $947,000 in connection with the AOL Agreement and other expenses.

     In January 1998, iVillage entered into a shopping channel promotional agreement with AOL (the "Shopping Channel Agreement"), whereby AOL agreed to promote iVillage and its services on the AOL shopping channel and provide access to iVillage's online sites. The Shopping Channel Agreement provided for monthly installments of $10,417 paid to AOL through December 31, 1998.

     On December 31, 1998, the Company entered into an interactive services agreement with AOL (the "1998 AOL Agreement"), which supersedes the AOL Agreement. The 1998 AOL Agreement expires on December 31, 2000 and allows both parties to extend the term of the agreement for an additional year. The 1998 AOL Agreement provides for the Company to receive anchor tenant distribution on certain AOL channels, guaranteed impressions, and other services. In consideration for such services the Company is obligated to (i) pay AOL minimum quarterly payments of approximately $921,000 until March 31, 1999, approximately $611,000 from April 1, 1999 through December 31, 1999 and approximately $807,000 from January 1, 2000 through December 31, 2000, and (ii) provide up to
$2 million of advertising to AOL, as defined in the 1998 AOL Agreement. At December 31, 1998 no amounts were owed to AOL in connection with the 1998 AOL Agreement, however, the Company recorded a prepaid expense of approximately $201,000 as a result of an advance payment on the new agreement.

     The Company estimates that a significant portion of its traffic is derived from AOL and if the financial condition and operations of AOL were to deteriorate significantly, or if the traffic to the Company's site generated by AOL were to substantially decrease, the Company's advertising revenues could be adversely affected.

OTHER RELATED PARTIES

     In July 1997, iVillage entered into a one-year agreement with Tenet Healthcare Corporation ("Tenet"), a stockholder, whereby Tenet was a sponsor of one of iVillage's channels and developed content for use on the channel in exchange for a fee paid in quarterly installments. For the year ended
December 31, 1998, this agreement generated revenues of approximately $247,000. As of December 31, 1998, the Company was owed approximately $75,000 from this stockholder.

     During 1997 and 1998, the Company had sponsorship and advertising agreements with Intel Corp., a stockholder, which generated revenues of approximately $19,000 and $130,000, respectively. As of December 31, 1997 and 1998, the Company was owed approximately $16,000 and $120,000, respectively, from this stockholder.

                         iVILLAGE INC. AND SUBSIDIARIES

     In November 1998, iVillage entered into a one-year content distribution agreement with Cox Interactive Media ("Cox"), a stockholder, whereby iVillage agreed to provide content for Cox's Web sites in return for displaying the iVillage logo on the Cox Web sites and establishing links on the Cox Web sites to iVillage's network.

OFFICER LOAN RECEIVABLE

     In June 1998, the Company accepted a non-recourse promissory note in the principal amount of $500,000 (the "Note") from its chief executive officer ("CEO"). The Note is collateralized by 166,666 shares of the Company's common stock which is held by the Company. Interest is payable annually on December 31 of each year, commencing December 31, 1998, at the rate of 5.58%. The outstanding principal balance on the Note is payable on June 5, 2001. As of December 31, 1998, the CEO has borrowed $500,000 under the note, which is recorded as a stockholder note receivable and classified as a reduction of equity.

5. BUSINESS ACQUISITIONS AND DISPOSITIONS:

PARENTSPLACE.COM

     On December 9, 1996, the Company acquired all of the outstanding stock of ParentsPlace.com, an Internet content provider, in exchange for 66,666 shares of the Company's common stock. The cost of the acquisition was allocated to the assets and liabilities assumed based upon their estimated fair values as follows:

Working capital..................................................................  $   (77,323)
Equipment........................................................................       19,726
Goodwill.........................................................................      557,597
                                                                                   -----------
                                                                                   $   500,000
                                                                                   -----------
                                                                                   -----------

HRS

     In May 1997, the Company completed the acquisition of Health ResponseAbility Systems, Inc. ("HRS"), an Internet content provider, in exchange for $2,600,000 in cash, 433,400 shares of the Company's common stock valued at $2,210,340 or $5.10 per share, and additional cash amounts contingent on future performance levels of HRS and the Company. In addition, the Company issued to AOL 203,000 shares of common stock in exchange for the release of all equity rights in HRS held by AOL valued at $1,035,300.

     The cost of the acquisition was allocated to the assets acquired and liabilities assumed based upon their estimated fair values as follows:

Working capital................................................................  $    (159,991)
Equipment......................................................................         50,300
Goodwill.......................................................................      5,955,331
                                                                                 -------------
                                                                                 $   5,845,640
                                                                                 -------------
                                                                                 -------------

     In January 1998, the Company agreed to pay $1,560,000 to the prior owners of HRS in a final settlement of the cash amounts contingent upon future performance levels, as stipulated in the agreement for the acquisition of HRS. This amount was recorded as additional goodwill and is being amortized over the remaining period of expected benefit.

     The following unaudited pro forma summary presents consolidated results of operations for the Company as if the acquisition of HRS had been consummated on January 1, 1996. The acquisitions of ParentsPlace.com and StudentCenter would not have had a significant impact on the pro forma
                         iVILLAGE INC. AND SUBSIDIARIES
information. The pro forma information does not necessarily reflect the actual results that would have been achieved, nor is it necessarily indicative of future consolidated results of the Company.

                                                                            1996             1997
                                                                       ---------------  ---------------
Revenues.............................................................  $     1,674,226  $     6,381,437
Net loss.............................................................  $   (12,092,617) $   (22,910,945)

STUDENTCENTER

     In September 1997, the Company acquired substantially all of the assets of StudentCenter LLC ("StudentCenter"), an Internet content provider, for $125,000 and the issuance of options to purchase 41,666 shares of common stock of the Company at $5.10 per share. These options were valued at approximately $53,000 using the Black-Scholes option pricing model. The following assumptions were used in the option pricing model: stock price of $5.10, exercise price of $7.50, term of 3 years, risk free rate of interest of 6%, 50% volatility and a dividend yield of 0%. In addition, the Company was required to make revenue-based and other bonus payments, of which $30,000 was recorded as of December 31, 1997, based on the amount of StudentCenter revenues, page views and other criteria. The $208,000 purchase price was allocated to goodwill and intangible assets and is being amortized over three years.

     In May 1998, the Company sold the assets of StudentCenter as part of the sale of About Work.

ABOUT WORK

     In May 1998, the Company sold About Work, one of the Company's channels, as well as the assets of StudentCenter, to TMP Worldwide Inc. ("TMP") in exchange for net proceeds of $600,000. In connection with the sale of About Work, the Company paid the former owners of StudentCenter $520,000 and issued options to purchase 33,333 shares at $5.10 per share as settlement of all revenue-based and other bonus payments. The options were valued at approximately $100,000 using the Black-Scholes option pricing model using the following assumptions: stock price of $6.00, exercise price of $6.00, term of 5 years, risk free rate of interest of 5.44%, 50% volatility and a dividend yield of 0%. In addition, the Company accrued a cost of $340,000 in connection with AOL carriage fees to be paid on behalf of TMP for About Work. The Company recorded a loss of approximately $504,000 on this sale due to the bonus payment, the options issued to StudentCenter, the write off of approximately $195,000 of remaining goodwill and the accrual for AOL carriage fees.

     An additional $575,000 was received in exchange for production, sponsorship and consulting services provided to TMP during 1998. The agreement also calls for a $600,000 reimbursement payment to be made to the Company for maintaining the About Work tenancy on AOL for a one year period beginning May 1, 1999. In the event that the About Work site is not carried on AOL after April 1999 through iVillage's distribution agreement, this reimbursement payment will not be made.

iBABY

     In April 1998, the Company entered into a joint venture agreement (the "iBaby Agreement") with Ourbaby, LLC, a California limited liability company, to form iBaby, Inc., a Delaware corporation ("iBaby"). The Company has purchased 1,000,000 shares of iBaby (of the total 1,666,666 shares outstanding) for $1,350,000 and for the delivery of certain promotional rights, including impressions on the iVillage web site. In connection with the acquisition, the Company recorded approximately $500,000 of goodwill to be amortized over a period of three years. The Company's equity ownership in iBaby may be altered due to various provisions included in the joint venture agreement including:
(i) conversion of any convertible notes issued in connection with any bridge loan financing provided to iBaby by the Company, (ii) the issuance of iBaby shares upon exercise of stock options and grants of restricted stock, (iii) the Company's failure to meet certain promotional obligations or (iv) the occurrence of an
                         iVILLAGE INC. AND SUBSIDIARIES
initial public offering of the Company's stock or a merger, consolidation or sale transaction ("call event" or "put event").

     Since the formation of iBaby in April 1998, the accounts of iBaby have been consolidated into the Company's financial statements, as the Company holds a majority interest and has control of iBaby.

     In connection with the formation of iBaby, iBaby entered into an inventory and services agreement with Kids Warehouse, the minority interest holder of iBaby. The agreement, dated April 8, 1998, has a one-year term and provides for Kids Warehouse to make available to iBaby at least $2,000,000 of inventory at wholesale value, as defined, for iBaby to sell to customers. In addition, Kids Warehouse is to stock and provide storage of iBaby inventory. In consideration for such services, iBaby is to pay Kids Warehouse an inventory fee, as defined, based on the cost of items sold by iBaby. This agreement is terminable at the sole option of iBaby.

     In connection with the joint venture agreement, the Company also entered into a rights agreement with the minority stockholders which provides for various rights including:

     o The right and option by the Company, exercisable upon the occurrence of a call or put event, to purchase all of the shares held by the minority stockholders ("call option"); and

     o The right and option by the minority stockholders, exercisable upon the occurrence of a put event, to require iVillage to purchase the shares held by the minority stockholders ("put option").

     In December 1998, the board of directors of iVillage opted to exercise the call option to acquire the minority interest in iBaby.

6. STOCK OPTION PLANS:

  1995 Amended and Restated Employee Stock Option Plan

     In 1995, iVillage's Board of Directors and stockholders adopted the Company's 1995 Amended and Restated Employee Stock Option Plan (the "ESOP"), which was amended in May 1997. The ESOP provides for the granting, at the discretion of the Stock Option Committee of the board of directors (the "SOC"), of: (i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), as amended, to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors. The total number of shares of common stock for which options may be granted under the ESOP is 1,798,548.

     The exercise price of all stock options granted under the ESOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ESOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

     The exercise price of all of the options under the ESOP which range from $3.00-$9.45, were determined based upon the fair market value of iVillage's common stock on the date of grant. In September 1997, the SOC adjusted the exercise price of all ESOP shares priced above $5.10 to $5.10 per share based upon the then determined current fair market value of the Company's common stock. Generally, the options vest equally over a period of four years and expire 5-10 years from the date of grant.

                         iVILLAGE INC. AND SUBSIDIARIES

     As of December 31, 1998, there were no shares available for future grants under the ESOP.

     Changes in options outstanding under the ESOP, the fair value per option and weighted average exercise price of stock option activity for the years ended December 31, 1996, 1997 and 1998 are as follows:

                                                                            WEIGHTED      WEIGHTED
                                                                            AVERAGE       AVERAGE
                                                                            FAIR VALUE   EXERCISE PRICE
                                                                 OPTIONS    PER OPTION   PER SHARE
                                                                ---------   ----------   --------------
Outstanding, January 1, 1996..................................    108,666     $  .78         $ 3.15
Granted.......................................................    254,048       2.10           4.56
                                                                ---------     ------         ------
Outstanding, December 31, 1996................................    362,714       1.71           3.96
Granted.......................................................    687,833       1.41           5.10
Exercised.....................................................    (33,333)      1.05           3.00
Canceled......................................................   (215,750)      1.62           3.84
                                                                ---------     ------         ------
Outstanding, December 31, 1997................................    801,464       1.50           5.04
Granted.......................................................  1,256,750       1.92           6.90
Exercised.....................................................     (9,333)      2.49           5.10
Canceled......................................................   (250,333)      1.38           5.25
                                                                ---------     ------         ------
Outstanding, December 31, 1998................................  1,798,548     $ 1.80         $ 6.30
                                                                ---------     ------         ------
                                                                ---------     ------         ------
Options exercisable at December 31, 1996......................     35,500     $ 1.08         $ 3.63
Options exercisable at December 31, 1997......................    103,333     $ 1.71         $ 4.92
Options exercisable at December 31, 1998......................    287,057     $ 1.77         $ 5.28

     At December 31, 1998, the weighted average remaining contractual life of the options outstanding, under the ESOP, was approximately 6.3 years.

1997 AMENDED AND RESTATED ACQUISITION STOCK OPTION PLAN

     In May 1997, the Company's Board of Directors and stockholders adopted the Company's 1997 Amended and Restated Acquisition Stock Option Plan (the "ASOP"). The ASOP provides for the granting, at the discretion of the SOC of:
(i) options that are intended to qualify as incentive stock options, within the meaning of Section 422 of the Code, as amended, to directors who are employees of the Company or any of its subsidiaries, or as part of one or more of such acquisitions and (ii) options not intended to so qualify to employees, officers, consultants and directors of the Company, or as part of one or more of such acquisitions. The total number of shares of common stock for which options may be granted under the ASOP is 360,726.

     The exercise price of all stock options granted under the ASOP is determined by the SOC at the time of grant. The maximum term of each option granted under the ASOP is 10 years from the date of grant. Options shall become exercisable at such times and in such installments as the SOC shall provide in the terms of each individual option.

     Generally, the options vest equally over a period of four years and expire 7-10 years from the date of grant. The exercise price of all of the options under the ASOP is $5.10, which was determined based upon the fair market value of the Company's common stock on the date of grant.

     In September 1997, the SOC adjusted the exercise price of all outstanding options of the ASOP from the original exercise price of $7.50 a share to $5.10 a share, based on the then determined current fair market value of the Company's common stock.

     As of December 31, 1998, no shares were available for future grants under the ASOP.

                         iVILLAGE INC. AND SUBSIDIARIES

     Changes in options outstanding under the ASOP, the fair value per option and weighted average exercise price of stock option activity for the years ended December 31, 1997 and 1998 are as follows:

                                                                            WEIGHTED      WEIGHTED
                                                                            AVERAGE       AVERAGE
                                                                            FAIR VALUE   EXERCISE PRICE
                                                                 OPTIONS    PER OPTION   PER SHARE
                                                                 --------   ----------   --------------
Outstanding, January 1, 1997...................................        --     $   --         $   --
Granted........................................................   393,393       1.44           5.10
                                                                 --------     ------         ------
Outstanding, December 31, 1997.................................   393,393       1.44           5.10
Granted........................................................   258,393       3.00           5.10
Canceled.......................................................  (291,060)      1.35           5.10
                                                                 --------     ------         ------
Outstanding, December 31, 1998.................................   360,726     $ 2.64         $ 5.10
                                                                 --------     ------         ------
                                                                 --------     ------         ------
Options exercisable at December 31, 1997.......................    10,833     $ 1.98         $ 5.10
Options exercisable at December 31, 1998.......................   305,226     $ 2.79         $ 5.10

     At December 31, 1998, the weighted average remaining contractual life of the options outstanding, under the ASOP, was approximately 6.4 years.

STOCK-BASED COMPENSATION

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option issuances. The Company has adopted the disclosure-only provisions of SFAS No. 123. Had compensation cost for the Company's stock options issued at the fair value of the Company's stock been determined based on the fair value of the stock options at the grant date for awards in 1996, 1997 and 1998 consistent with the provisions of SFAS No. 123, the Company's net loss would have been adjusted to the pro forma amounts indicated below:

                                                                         DECEMBER 31,
                                                       ------------------------------------------------
                                                            1996            1997             1998
                                                       --------------  ---------------  ---------------
Net loss as reported.................................  $   (9,682,682) $   (21,300,960) $   (43,653,682)
Net loss pro forma...................................  $   (9,767,127) $   (21,693,415) $   (44,213,487)

     The fair value of each option grant is estimated using the minimum value method of the Black-Scholes option pricing model which assumes no volatility. The weighted average assumptions used for grants made in 1996, 1997 and 1998 are as follows:

                                                                  OPTIONS GRANTED DURING THE
                                                                   YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------
                                                            1996             1997             1998
                                                          --------         --------         --------
Risk-free interest rate................................    6.10%            6.22%            5.44%
Expected option life...................................   5 years          5 years          5 years
Dividend yield.........................................     0.0%             0.0%             0.0%

In 1997, in connection with the exercise of options by former employees, the Company accepted two promissory notes, with recourse, from the former employees to cover the costs to exercise the options.

                         iVILLAGE INC. AND SUBSIDIARIES
iBABY, INC. 1998 STOCK OPTION PLAN

     In 1998, the Board of Directors and stockholders of iBaby adopted the iBaby, Inc. 1998 Stock Option Plan ("iBaby SOP"). The iBaby SOP provides for the granting, at the discretion of the iBaby Stock Option Committee ("iBaby SOC") of: (i) options that are intended to qualify as incentive stock options, within the meaning of the Code, to employees and (ii) options not intended to so qualify to employees, officers, consultants and directors. The total number of shares of iBaby common stock for which options may be granted under the iBaby SOP is 294,118.

     The exercise price of all stock options granted under the iBaby SOP is determined by the iBaby SOC at the time of grant. The maximum term of each option granted under the iBaby SOP is seven years from the date of grant. Options shall become exercisable at such time and in such installments as the iBaby SOC shall provide in the terms of each individual option.

     Under the iBaby SOP, options to purchase 110,059 shares of iBaby common stock were granted during the year ended December 31, 1998, with a weighted average exercise price per share of $2.68 and a weighted average remaining contractual life of 6.4 years. As of December 31, 1998, 184,059 shares remain available for future grants.

7. COMMITMENTS AND CONTINGENCIES:

LEASES:

     The Company leases office space, under non-cancelable operating leases expiring at various dates through April 2001. The following is a schedule of future minimum lease payments under non-cancelable operating leases as of December 31, 1998:

Year ending December 31:                                                              1998
------------------------                                                              ----
1999.............................................................................  $   669,684
2000.............................................................................      279,540
2001.............................................................................       12,280
                                                                                   -----------
                                                                                   $   961,504
                                                                                   -----------
                                                                                   -----------

     Rent expense was approximately $149,000, $486,000 and $714,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

     At December 31, 1998, minimum future lease payments due under capital leases for computer equipment are as follows:

Year ending December 31:                                                              1998
------------------------                                                           -----------
1999.............................................................................  $   144,203
Less: amount representing interest...............................................        7,630
                                                                                   -----------
Net minimum lease payments.......................................................  $   136,573
                                                                                   -----------
                                                                                   -----------

     Accumulated amortization on assets accounted for as capital leases amounted to approximately $301,000 and $553,000 as of December 31, 1997 and 1998, respectively.

LITIGATION

     The Company has been involved in litigation relating to claims arising out of its operations in the normal course of business, including a claim by a former employee. The Company does not believe that an adverse outcome of any of these legal proceedings will have a material adverse effect on the Company's results of operations.

                         iVILLAGE INC. AND SUBSIDIARIES

8. CONVERTIBLE NOTES

     In August 1995, the Company entered into a promissory note agreement with AOL whereby the Company received $500,000. This note was converted into shares of Series A Convertible Preferred Stock ("Series A") in September 1995.

     In September 1995, the Company entered into a promissory note agreement with AOL whereby the Company received $650,000 in 1995 and an additional $1,100,000 in 1996. In connection with this note, the Company issued warrants to purchase 17,366 shares (on a post-split basis) of Series B Convertible Preferred Stock ("Series B") at $7.50 a share which resulted in interest expense of $6,745 in 1995 and $30,101 in 1996.

     In 1996, the Company entered into promissory note agreements with AOL and certain other investors whereby the Company received $1,800,000 inclusive of the $1,000,000 received from AOL as described above. These notes, as well as the $650,000 discussed above that was received in 1995, were converted into 980,000 shares of Series B.

     In 1997, the Company entered into promissory note agreements with AOL and certain other investors whereby the Company received $3,775,000. In connection with these notes, the Company issued warrants to purchase 111,771 shares of common stock for $5.86 per share, which resulted in an interest charge of $334,339 in 1997. The Company valued these options using the Black-Scholes option pricing model at $3.00 per share. The following assumptions were used in determing the value of the option: stock price of $5.86, exercise price of $5.86, term of 5 years, risk free rate of interest 6%, 50% volatility and a dividend yield of 0%. In 1997, these notes were converted into approximately
1.93 million shares of Series C Convertible Preferred Stock ("Series C").

9. CAPITAL STOCK

COMMON STOCK

     At December 31, 1998, the authorized capital stock of the Company consists of 65,000,000 shares of common stock, $0.01 par value per share and 25,000,000 shares of preferred stock, $0.0005 par value per share. The Board of Directors (the "Board") of the Company has the authority to issue preferred stock in series with rights and privileges determined by the Board. Upon formation of the Company, 1,083,335 shares of $0.01 par value common stock were issued to the founders.

     In February 1998, the Company issued 284,317 shares of common stock in exchange for net proceeds of approximately $1,700,000.

CONVERTIBLE PREFERRED STOCK

     In September 1995, the Company issued 1,000,000 shares of Series A Convertible Preferred Stock ("Series A"), through a private placement, in consideration for net proceeds of approximately $1,000,000, inclusive of the conversion of a $500,000 convertible note payable.

     In May 1996, the Company issued 4,777,746 shares of Series B and Series B-1 Convertible Preferred Stock ("Series B-1") through a private placement in exchange for net proceeds of approximately $11,944,000, inclusive of the conversion of convertible notes payable in the amount of $2,450,000. The holder of Series B-1 has the same rights as the Series B holders, however, the Series B-1 holder does not have voting rights.

     In May 1997, the Company issued 11,003,067 shares of Series C Convertible Preferred Stock ("Series C") through a private placement in exchange for net proceeds of approximately $20,550,000, inclusive of the conversion of convertible notes payable in the amount of approximately $2,975,000. In connection with the issuance of Series C, the Company will issue additional shares of common stock to
                         iVILLAGE INC. AND SUBSIDIARIES

Series B holders that had anti-dilution provisions, upon the conversion to common stock. The Company also issued 30,194 warrants to purchase shares of common stock at $.03 a share to the Company's placement agent in consideration for services provided in connection with the private placement.

     In December 1997, the Company issued an additional 2,190,378 shares of Series C through a private placement in exchange for net proceeds of approximately $4,280,000, inclusive of the conversion of an $800,000 convertible note payable.

     In February 1998, the Company issued 13,000,000 shares of Series D Convertible Preferred Stock ("Series D") in exchange for net proceeds of approximately $31,500,000.

     In December 1998, the Company issued 11,730,948 shares of Series E Convertible Preferred Stock ("Series E") through a private placement in exchange for net proceeds of approximately $32,100,000. Holders of Series E have participating preferred rights.

     The holders of convertible preferred stock are entitled to receive noncumulative dividends when and if declared by the Board. These dividends are in preference to any declaration or payment of any dividend on the common stock of the Company.

     In the event of liquidation, the holders of convertible preferred stock have a liquidation preference over the holders of common stock with holders of Series C, D and E having preference to Series A and B holders. Such preference is equal to the original cost of the respective class of convertible preferred stock, plus any declared or unpaid dividends.

     All classes of convertible preferred stock are convertible into common stock at prices and at times, subject to the provisions set forth in the Company's restated Certificate of Incorporation, on a one for one basis. In the event of a public offering of the Company's shares with gross proceeds and an offering price as defined, the convertible preferred stock will be automatically converted into common stock on a one for one basis (on a pre-split basis). The holders of Series B and B-1 shares will receive an additional 217,825 shares of common stock as a result of the anti-dilution provisions contained in the Series B and Series B-1 agreements. Convertible preferred stockholders maintain voting rights equivalent to the number of shares of common stock on an as if converted basis.

     As discussed in Notes 4, 8 and above, as of December 31, 1998, the Company has 425,998 warrants outstanding with a weighted average exercise price of $6.54 per share.

INITIAL PUBLIC OFFERING

     In December 1998, the Board of Directors and stockholders of the Company, authorized the Company's management to file a registration statement for an initial public offering (the "IPO") of the Company's common stock.

10. ADVERTISING AND PROMOTIONAL AGREEMENTS:

NBC

     On November 11, 1998, the Company entered into an agreement with NBC pursuant to which NBC will promote the Company's Web site, iVillage.com, on television primarily during prime time programs, as well as through its web sites. The terms of the NBC agreement provide for the following:

     i. NBC to provide the Company with the use of advertising spots having an aggregate value of $3.5 million per annum over a three-year period. For each $3.5 million of advertising spots, the Company will issue 1,228,070 shares of Series E (or 409,356 shares of the Company's common stock after the IPO).

                         iVILLAGE INC. AND SUBSIDIARIES

     ii. NBC will have the option, exercisable at its sole discretion, to provide the Company with additional spots having an aggregate value of $5 million for each of the three years. Upon exercise of NBC's option, iVillage will issue shares of series E (or shares of iVillage's common stock after the IPO), subject to anti-dilution protection, equal to the aggregate value of additional spots divided by $4.15 in the first year, $5.15 in the second year and $6.15 in the third year ($12.45, $15.45 and $18.45 if converted to common stock).

     iii. NBC may terminate the agreement in the event that a change of control of iVillage, as defined in the agreement, occurs involving a television broadcast network entity or its affiliate that directly competes with NBC.

     The Company will account for the NBC agreement in accordance with Emerging Issues Task Force Abstract No. 96-18, "Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

     In addition, iVillage has valued the option provided to NBC using the Black-Scholes option pricing model. The $3,960,667 value has been recorded in the equity section as deferred compensation, and will be adjusted at each balance sheet date to market value. If and when NBC exercises their option by delivering advertising, then any amounts previously deferred in the equity section related to those shares will be reversed into the statement of operations along with any additional amounts necessary to bring the total charge up to the then current market value.


     On March 9, 1999, the Company and NBC entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotional agreement with NBC. See Note 13--Subsequent Events.


SNAP

     In November 1998, iVillage entered into a two-year agreement with Snap! LLC ("Snap") which provided for Snap assisting iVillage in promoting its network of Web sites and related services. Under the agreement, Snap is to deliver guaranteed impressions as well as certain exclusivity rights in connection with limitations on the percentage of content that can be provided by iVillage's competitors. In exchange for the impressions and exclusivity provided by Snap, iVillage is required to make payments of: (i) $1 million in the first year and $2.26 million in the second year, (ii) an amount equal to 20% of all gross margin earned by iVillage from all sales made through the Company's iBaby Web site arising from customers directed by Snap and (iii) a standard monthly fee based on the daily average number of successful search results page on the Snap Web site that is served by Snap in response to a search inquiry.

     iVillage will record all of the payments required under the agreement as sales and marketing expense and will be recognized ratably over the term of the contract as services are provided.

AT&T

     In October 1998, iVillage entered into a two-year agreement with AT&T under which (subject to meeting certain quarterly performance measures) iVillage will promote and market certain AT&T telecommunication services in exchange for minimum payments, subject to adjustments based upon delivered impressions, as defined in the agreement. In return, AT&T will display a text line for iVillage.com on the AT&T WorldNet service and promote and market iVillage.com through AT&T television, mass media marketing or other mass media.

                         iVILLAGE INC. AND SUBSIDIARIES

11. INCOME TAXES:

     The components of the net deferred tax asset as of December 31, 1997 and 1998 consists of the following:

                                                                            1997             1998
                                                                       ---------------  ---------------
Operating loss carryforward..........................................  $    13,940,842       31,321,682
Depreciation and amortization........................................          (50,508)        (166,554)
Bad debt allowance and reserves......................................               --          674,864
Benefits related costs...............................................               --          230,701
                                                                       ---------------  ---------------
            Net deferred tax asset...................................       13,890,334       32,060,693
Less, Valuation allowance............................................      (13,890,334)     (32,060,693)
                                                                       ---------------  ---------------
            Deferred tax asset.......................................  $            --               --
                                                                       ---------------  ---------------
                                                                       ---------------  ---------------

     The difference between the Company's U.S. federal statutory rate of 35%, as well as its state and local rate, net of a federal benefit, of 10%, when compared to the effective rate is principally comprised of the valuation allowance.

     As of December 31, 1998, the Company has a net operating loss carryforward for federal income tax purposes of approximately $69,990,000 which begin to expire in 2010. The net deferred tax asset has been fully reserved due to the uncertainty of the Company's ability to realize this asset in the future.

12. SEGMENT INFORMATION:

     In June 1997, FASB issued Statement of Financial Accounting Standards
No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which established standards for reporting information about operating segments in annual financial statements. The Company's business is comprised of the development of programming material by iVillage for distribution through online service providers and the Internet ("New Media") and the sale of products by iBaby through its Web sites ("Commerce"). The Company's management reviews corporate assets and overhead expenses combined with the New Media segment. The summarized segment information, as of and for the year ended December 31, 1998, is as follows:

                                                        NEW MEDIA       COMMERCE         TOTAL
                                                      -------------   ------------   -------------
Revenues............................................  $  12,450,620   $  2,561,203   $  15,011,823
Production, product and technology..................     11,741,776      2,779,239      14,521,015
Sales and marketing.................................     28,176,407        346,467      28,522,874
General and administrative..........................      9,546,082      1,066,352      10,612,434
Depreciation and amortization.......................      5,628,322         54,684       5,683,006
Loss from operations................................    (42,641,967)    (1,685,539)    (44,327,506)
Interest income, net................................        570,704         20,482         591,186
Total assets........................................     45,944,997        845,968      46,790,965

     Information for the years ended December 31, 1996 and 1997 has not been provided since during those years the Company operated only in the New Media segment.

13. SUBSEQUENT EVENTS (UNAUDITED):

  Acquisition of Minority Interest of iBaby

     On February 10, 1999, the Company entered into an agreement to purchase all of the outstanding shares of iBaby held by the minority stockholders (the "Minority Interest") for $10.8 million (the "Purchase Price") (the "iBaby Purchase Agreement"). The Purchase Price is comprised of $8 million in
                         iVILLAGE INC. AND SUBSIDIARIES
cash and common stock having an aggregate value of $2.8 million. The Company paid $1.5 million on February 12, 1999, with the remaining $6.5 million being payable within two business days of the closing of the IPO and receipt, by the Company, of at least $6.5 million of IPO proceeds. The number of shares to be issued will be dependent upon the IPO price per share, less the underwriters' discount.

     If an IPO does not occur, the iBaby Purchase Agreement also provides for the right by the Company to purchase the Minority Interest for an aggregate
$9.3 million in cash until May 31, 1999 (the "Additional Purchase Period") provided that (i) written notice is given by April 15, 1999 and a non-refundable payment of $1 million is made to the minority stockholders (the "Deposit") as a credit toward the remaining $9.3 million. In the event that the Minority Interest is not purchased in accordance with the terms of the iBaby Purchase Agreement, the Deposit will be forfeited by the Company and the terms of the iBaby Agreement shall continue in full force except that the parties will have 10 business days to agree to a fair value per share or select a mutually acceptable investment bank to issue a valuation within 15 business days.

     The iBaby Purchase Agreement also provides for certain other provisions, the most significant of which include the extension of the management, and inventory and services agreements until April 8, 2000 and certain piggyback registration rights to the minority stockholders.

  Acquisition of Astrology.Net

     On February 18, 1999, the Company acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a/ Astrology.Net ("Astrology.Net"), an Internet content provider, in exchange for 802,125 shares of iVillage's common stock and $1 million in cash. The Astrology.Net Agreement also provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

     The terms of the agreement are such that 326,331 of the shares of common stock are issued up-front and the remaining 475,794 will be placed into escrow to be released to the stockholders of Astrology.Net within a period of five years. The release from escrow will be accelerated dependent on Astrology.Net meeting revenue targets. In the event there is no acceleration of the release of these shares by the end of the five-year term, all remaining shares in escrow will be released to Astrology.Net's stockholders. In addition, all outstanding options to purchase Astrology.Net common stock were converted into non-qualified options to purchase an aggregate of 31,208 shares of iVillage common stock.

     In addition to the shares issued, the Company has issued the founding stockholders of Astrology.Net, who will continue as employees of Astrology.Net, options to purchase 150,000 shares of iVillage common stock at an exercise price equal to the IPO price. These options vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting certain revenue targets. The Company also granted to the founding stockholders of Astrology.Net, subject to its existing agreements with respect to registration rights, piggyback registration rights in connection with the shares of the Company's common stock to be issued pursuant to the agreement.


     The acquisition will be accounted for as a purchase with an estimated purchase price of approximately $20.1 million, based on a value of the Company's common stock of $23.00 per share and an estimate for the value of the Astrology.Net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.Net will be recorded as goodwill and amortized over the period of expected benefit.

                         iVILLAGE INC. AND SUBSIDIARIES

  Reverse Stock Split

     On March 11, 1999, the Board effected a one-for-three reverse common stock split. The Board also approved the adjustment of the common stock par value to $.01 per share. The share information in the accompanying consolidated financial statements has been retroactively restated to reflect the effect of this reverse stock split.

  NBC


     On March 9, 1999, the Company and NBC entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotional agreement with NBC as follows:


       i. The Company has agreed to purchase, for cash, $8.5 million of advertising and promotional spots per annum, over the next three years.

       ii. Upon signing the amended agreement, the Company will issue, subject to certain anti-dilution protection, 4,889,030 shares of Series E Convertible Preferred Stock and a warrant to purchase 970,873 shares of Series E Convertible Preferred Stock at $5.15 per share during 2000 and 813,008 shares of Series E Convertible Preferred Stock at $6.15 per share during 2001 in exchange for a promissory note in the approximate amount of $15.5 million at 5% interest per annum. The principal amount of the note and interest is payable in twelve equal installments of approximately $1.4 million, payable each quarter beginning April 1, 1999.

      iii. The Company has also agreed to pay $1,100,000 during 1999 for prominent placement on the NBC.com Web site.


     Under the revised agreement and in accordance with EITF D-60 "Accounting for the Issuance of Convertible Preferred Stock and Debt Securities with a Nondetachable Conversion Feature," the $22.0 million difference between the purchase price of the Series E Convertible Preferred Stock and the fair market value on the date of issuance will be accounted for as a deemed dividend and amortized using the effective interest method from the date of issuance through the date the securities are first convertible. The Company expects this to occur in March 1999 with the effectiveness of its anticipated initial public offering. In addition, the fair value of the warrant of approximately $7.9 million, will be recorded in stockholders' equity as deferred advertising costs and amortized to advertising expense - non cash over the three year advertising agreement. The fair value of the warrant was determined using the Black-Scholes option pricing model in accordance with SFAS No. 123.

                                                                     SCHEDULE II

                         iVILLAGE INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS

                                                                     COLUMN C
                                                 COLUMN B     ----------------------                     COLUMN E
                                                ----------          ADDITIONS                           ----------
                                                BALANCE AT    CHARGED TO    CHARGED       COLUMN D      BALANCE AT
                                                BEGINNING     COSTS AND     TO OTHER     ----------        END
COLUMN A                                        OF PERIOD     EXPENSES      ACCOUNTS     DEDUCTIONS     OF PERIOD
---------------------------------------------   ----------    ----------    --------     ----------     ----------
For the year ended December 31, 1996:
  Provision for doubtful accounts............    $     --      $     --     $     --      $     --       $     --
                                                 --------      --------     --------      --------       --------
                                                 --------      --------     --------      --------       --------
For the year ended December 31, 1997:
  Provision for doubtful accounts............    $     --      $746,589     $100,000(1)   $566,760(2)    $279,829
                                                 --------      --------     --------      --------       --------
                                                 --------      --------     --------      --------       --------
For the year ended December 31, 1998:
  Provision for doubtful accounts............    $279,829      $855,000     $125,000(2)   $513,480       $746,349
                                                 --------      --------     --------      --------       --------
                                                 --------      --------     --------      --------       --------

------------------
(1) Doubtful accounts written off against revenue

(2) Doubtful accounts written off, net of cash recovered
                         iVILLAGE INC. AND SUBSIDIARIES

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

ACQUISITION OF MINORITY INTEREST OF iBABY, INC.


     On February 10, 1999, iVillage Inc. entered into an agreement to purchase all of the outstanding shares of iBaby, Inc. held by the minority stockholders in exchange for approximately $11.0 million. The purchase price is comprised of $8 million in cash and common stock having an aggregate value of $3.0 million. iVillage paid $1.5 million on February 12, 1999, with the remaining
$6.5 million being payable within two business days of the closing of iVillage's IPO and receipt by iVillage, of at least $6.5 million of IPO proceeds. The number of shares to be issued will be dependent upon the IPO price per share, less underwriters' discount. If the IPO does not close, the iBaby purchase agreement also provides for the right by iVillage to acquire the minority interest for an aggregate $9.3 million cash until May 31, 1999 provided that certain conditions are met.


     The acquisition of the minority interest of iBaby is to be accounted for as purchase. As iVillage has held a majority interest and control of iBaby since April 1998, the results of operations have already been reflected in iVillage's consolidated financial statements.

ACQUISITION OF ASTROLOGY.NET

     On February 18, 1999, the Company acquired all of the outstanding stock of KnowledgeWeb, Inc. d/b/a/ Astrology.Net ("Astrology.Net"), an Internet content provider, in exchange for 802,125 shares of the iVillage's common stock and $1 million in cash. The Astrology.Net Agreement also provides for employment, non-compete and stock option agreements for the founding stockholders of Astrology.Net.

     The terms of the agreement are such that 326,331 of the shares of common stock are issued up-front and the remaining 475,794 will be placed into escrow to be released to the stockholders of Astrology.Net within a period of five years. The release from escrow will be accelerated dependent on Astrology.Net meeting revenue targets. In the event there is no acceleration of the release of these shares by the end of the five-year term, all remaining shares in escrow will be released to Astrology.Net's stockholders. In addition, all outstanding options to purchase Astrology.Net common stock were converted into non-qualified options to purchase an aggregate of 31,208 shares of iVillage common stock.

     In addition to the shares issued, the Company has issued the founding stockholders of Astrology.Net who will continue as employees of Astrology.Net options to purchase 150,000 shares of iVillage common stock at an exercise price equal to the IPO price. These options vest over a period of seven years, with accelerated vesting dependent on Astrology.Net meeting certain revenue targets, however, they are contingent on continued employment with iVillage.


     The acquisition will be accounted for as a purchase with an estimated purchase price of approximately $20.1 million, based on a value of the Company's common stock of $23.00 a share and an estimate for the value of the Astrology.Net options assumed by iVillage. The difference between the purchase price and the fair value of the acquired net assets of Astrology.Net will be recorded as goodwill and amortized over the period of expected benefit.


NBC AGREEMENT

     On March 9, 1999, the Company and NBC entered into an agreement to amend, subject to closing conditions, the November 11, 1998 advertising and promotion agreement with NBC which included, among other things, the issuance of 4,889,030 shares of Series E Convertible Preferred Stock.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma condensed consolidated financial statements illustrate the effect of all of the events discussed above as if they took place on December 31, 1998 for the unaudited pro forma condensed consolidated balance sheet and January 1, 1998 for the unaudited pro forma condensed consolidated statement of operations.

     The unaudited pro forma condensed consolidated financial statements have been included as required by the rules of the Securities and Exchange Commission and are provided for informational purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results of operations or financial position that would have been obtained if the transactions had been effected on the date indicated or which may be obtained in the future.

     The accompanying unaudited pro forma condensed consolidated financial statements should be read in connection with the historical financial statements of iVillage which are contained elsewhere in this prospectus.

                         iVILLAGE INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               DECEMBER 31, 1998


                                         iVILLAGE INC.                         PRO FORMA
                                        AND SUBSIDIARIES     ASTROLOGY.NET    ADJUSTMENTS                PRO FORMA
                                        -----------------    -------------    ------------             -------------
               ASSETS
Current assets:
  Cash and cash equivalents..........     $  30,824,869        $ 103,852      $ (1,000,000) 1(a)       $  21,928,721
                                                                                (8,000,000) 1(a)
  Accounts receivable, net...........         3,147,561          113,855                --                 3,261,416
  Prepaid expenses and other current
    assets...........................           715,161            1,126                --                   716,287
                                          -------------        ---------      ------------             -------------
        Total current assets.........        34,687,591          218,833        (9,000,000)               25,906,424
Fixed assets, net....................         7,380,366           65,057                --                 7,445,423
Other assets.........................           187,860           71,954                --                   259,814
Goodwill and intangible assets, net..         4,535,148            5,429        20,079,922  1(b)          35,631,252
                                                                                11,010,753  1(b)
                                          -------------        ---------      ------------             -------------
        Total assets.................     $  46,790,965        $ 361,273        22,090,675             $  69,242,913
                                          -------------        ---------      ------------             -------------
                                          -------------        ---------      ------------             -------------

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable and accrued
    expenses.........................     $  11,559,711        $ 150,173      $         --             $  11,709,884
  Capital leases payable.............           136,573           17,248                --                   153,821
  Deferred revenue...................         2,909,740               --                --                 2,909,740
  Due to stockholder.................                --          121,971                --                   121,971
  Other current liabilities..........           162,859               --                --                   162,859
                                          -------------        ---------      ------------             -------------
        Total current liabilities....        14,768,883          289,392                --                15,058,275
Capital leases payable, net of
  current portion....................                --           22,936                --                    22,936
                                          -------------        ---------      ------------             -------------
        Total liabilities............        14,768,883          312,328                --                15,081,211
                                          -------------        ---------      ------------             -------------
                                          -------------        ---------      ------------             -------------
Commitments and Contingencies
Stockholders' equity:
  Series A Convertible Preferred
    Stock............................               500          177,700              (500) 1(e)                  --
                                                                                  (177,700) 1(c)
  Series B and B-1 Convertible
    Preferred Stock..................             2,389               --            (2,389) 1(e)                  --
  Series C Convertible Preferred
    Stock............................             6,597               --            (6,597) 1(e)                  --
  Series D Convertible Preferred
    Stock............................             6,500               --            (6,500) 1(e)                  --
  Series E Convertible Preferred
    Stock............................             5,865               --            (5,865) 1(e)                  --
  Common Stock.......................            21,133              511              (511) 1(c)             194,613
                                                                                     8,021  1(d)
                                                                                     1,309  1(d)
                                                                                   147,853  1(e)
                                                                                    16,297  1(f)
  Additional paid-in capital.........       112,848,505          103,626          (103,626) 1(c)         150,336,496
                                                                                19,120,846  1(d)
                                                                                 3,009,444  1(d)
                                                                                  (126,002) 1(e)
                                                                                15,483,703  1(f)
  Accumulated deficit................       (76,274,895)        (232,892)          232,892  1(c)         (76,274,895)
  Stockholders notes receivable......          (565,000)              --       (15,500,000) 1(f)         (16,065,000)
  Unearned compensation and deferred
    advertising......................        (4,029,512)              --                --                (4,029,512)
                                          -------------        ---------      ------------             -------------
        Total stockholders' equity...        32,022,082           48,945        22,090,675                54,161,702
                                          -------------        ---------      ------------             -------------
        Total liabilities and
           stockholders' equity......     $  46,790,965        $ 361,273      $ 22,090,675             $  69,242,913
                                          -------------        ---------      ------------             -------------
                                          -------------        ---------      ------------             -------------

                         iVILLAGE INC. AND SUBSIDIARIES
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1998


                                          iVILLAGE INC.                          PRO FORMA
                                          AND SUBSIDIARIES    ASTROLOGY.NET     ADJUSTMENTS         PRO FORMA
                                          ----------------    -------------     ------------       ------------
Revenues...............................     $ 15,011,823        $ 847,517       $         --       $ 15,859,340
                                            ------------        ---------       ------------       ------------
Operating expenses:
  Production, product and technology...       14,521,015           77,502                 --         14,598,517
  Sales and marketing..................       28,522,874          126,502                 --         28,649,376
  General and administrative...........       10,612,434          663,731                 --         11,276,165
  Depreciation and amortization........        5,683,006           91,061          3,670,251 2(a)    16,137,625
                                                                                   6,693,307 2(a)
                                            ------------        ---------       ------------       ------------
          Total operating expense......       59,339,329          958,796         10,363,558         70,661,683
                                            ------------        ---------       ------------       ------------
          Loss from operations.........      (44,327,506)        (111,279)       (10,363,558)       (54,802,343)
Interest income (expense), net.........          591,186             (100)                --            591,086
Loss on sale of Web site...............         (503,961)              --                 --           (503,961)
Minority interest......................          586,599               --           (586,599)2(b)            --
                                            ------------        ---------       ------------       ------------
          Net loss.....................     $(43,653,682)       $(111,379)      $(10,950,157)      $(54,715,218)
                                            ------------        ---------       ------------       ------------
                                            ------------        ---------       ------------       ------------
Pro forma basic and diluted net loss
  per share ...........................     $      (2.59)                                          $      (2.82)
                                            ------------                                           ------------
                                            ------------                                           ------------
Shares of common stock used in                                                     1,629,676 2(c)
  computing pro forma basic and diluted                                              130,902 2(c)
  net loss per share ..................       16,853,678                             802,125 2(c)    19,416,381
                                            ------------                        ------------       ------------
                                            ------------                        ------------       ------------

                         iVILLAGE INC. AND SUBSIDIARIES

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                 AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1998

1. The pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet are as follows:

          a) Adjustment to cash, for the cash portion of the acquisition prices, of $1 million for Astrology.Net and $8 million for iBaby.

          b) Adjustment to goodwill and intangible assets to reflect the excess of the purchase price over the fair value of net assets acquired of Astrology.Net and iBaby, calculated as follows:


                                                                ASTROLOGY.NET*      iBABY**
                                                                --------------    -----------
Cash portion of purchase price...............................    $  1,000,000     $ 8,000,000
Value of stock and option portion of purchase price..........      19,128,867       3,010,753
                                                                 ------------     -----------
Purchase price...............................................      20,128,867      11,010,753
Less: fair value of net assets to be acquired................          48,945              --
                                                                 ------------     -----------
Goodwill.....................................................    $ 20,079,922     $11,010,753
                                                                 ------------     -----------
                                                                 ------------     -----------



         * The value of the common stock to be issued to Astrology.Net was estimated as $23.00 a share.

        ** Net assets of iBaby are already included in the consolidated balance sheet of iVillage as iVillage holds a majority interest and control.

          c) Adjustment to reflect the elimination of all of the stockholder equity balances of Astrology.Net.


          d) Adjustment to reflect the issuance of 802,125 shares of common stock and an estimated $680,000 value of options issued and 130,902 shares of common stock issued, respectively, for the acquisitions of Astrology.Net and iBaby.


          e) Adjustment to reflect the conversion of all of the outstanding shares of convertible preferred stock into common stock, and the issuance of 217,825 shares of common stock to holders of series B and B-1 convertible preferred stock resulting from anti-dilution protection.


          f) Adjusted to reflect the issuance to NBC of 1,629,676 shares of Series E Convertible Preferred Stock (on a post-split basis) in exchange for a note of approximately $15.5 million. These pro forma adjustments do not include a $22.0 million deemed non-cash dividend to NBC in connection with the issuance of these shares.


2. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations are as follows:


          a) Adjustment to depreciation and amortization to reflect the amortization of goodwill of $6,693,307 and $3,670,251, resulting from the acquisitions of Astrology.Net and iBaby, respectively, over a three year period, the expected period of benefit.


          b) Adjustment to minority interest of $586,599 to add back the net loss previously attributed to the minority stockholders of iBaby.


          c) Adjustment to weighted average shares of common stock outstanding of 2,562,703 (as adjusted for the one-for-three reverse stock split) used in computing basic and diluted net loss per share to reflect the issuance of 802,125, 130,902 and 1,629,676 shares of common stock, in connection with the acquisitions of Astrology. Net, iBaby and the issuance to NBC, respectively, as of January 1, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of iVillage Inc. and Subsidiaries:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholder's (deficit) equity and cash flows present fairly, in all material respects, the financial position of Health ResponseAbility Systems, Inc. (the "Company") at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
December 23, 1998

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                                 BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                     ----------------------------      MAY 29,
                                                                         1995            1996            1997
                                                                     ------------    ------------    ------------
                                                                                                     (UNAUDITED)
                                                     ASSETS

Current assets:
Cash..............................................................   $     91,265    $    188,696    $    205,641
Certificates of deposit...........................................        100,000         108,621              --
Accounts receivable...............................................             --         119,854           9,299
Other current assets..............................................             --           1,467              --
                                                                     ------------    ------------    ------------
    Total current assets..........................................        191,265         418,638         214,940
Fixed assets, net.................................................         35,092          22,806          48,044
Stockholder notes receivable......................................         20,000              --              --
Other assets......................................................          2,256           2,256           2,256
                                                                     ------------    ------------    ------------
    Total assets..................................................   $    248,613    $    443,700    $    265,240
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------

                                 LIABILITIES AND STOCKHOLDER'S (DEFICIT) EQUITY

Current liabilities:
Accounts payable and accrued expenses.............................   $     50,626    $     74,863    $     61,269
Employee retirement plan payable..................................             --          71,000              --
Deferred revenue..................................................         33,333              --              --
Accrued interest..................................................         15,146          35,396          43,662
Note payable, less unamortized discount of $67,902, $13,580 and $0
  (unaudited) in 1995, 1996 and 1997, respectively................        202,098         256,420         270,000
                                                                     ------------    ------------    ------------
    Total current liabilities.....................................        301,203         437,679         374,931
                                                                     ------------    ------------    ------------

Commitments

Stockholder's (deficit) equity:
Common stock, par value $.01, 10,000 shares authorized, 1,000
  shares issued and outstanding...................................             10              10              10
Additional paid-in capital........................................        108,643         108,643         108,643
Accumulated deficit...............................................        (89,243)        (30,632)       (146,344)
Stockholder notes receivable......................................        (72,000)        (72,000)        (72,000)
                                                                     ------------    ------------    ------------
    Total stockholder's (deficit) equity..........................        (52,590)          6,021        (109,691)
                                                                     ------------    ------------    ------------
    Total liabilities and stockholder's (deficit) equity..........   $    248,613    $    443,700    $    265,240
                                                                     ------------    ------------    ------------
                                                                     ------------    ------------    ------------

   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS

                                                          YEAR ENDED DECEMBER
                                                                  31,                  PERIOD ENDED MAY 29,
                                                         ----------------------    ----------------------------
                                                           1995         1996          1996            1997
                                                         ---------    ---------    ------------    ------------
                                                                                           (UNAUDITED)
Revenues..............................................   $ 439,756    $ 942,181     $  362,769      $  362,741
                                                         ---------    ---------     ----------      ----------
Operating expenses:
  Production and content..............................      93,700      457,449        148,116         220,574
  Sales and marketing.................................       5,581       48,589         10,681           7,955
  General and administrative..........................     388,382      322,255         87,269         234,519
                                                         ---------    ---------     ----------      ----------
       Total operating expenses.......................     487,663      828,293        246,066         463,048
                                                         ---------    ---------     ----------      ----------
(Loss) income from operations.........................     (47,907)     113,888        116,703        (100,307)
Interest expense, net.................................     (52,205)     (55,277)       (17,492)        (15,405)
                                                         ---------    ---------     ----------      ----------
       Net (loss) income..............................   $(100,112)   $  58,611     $   99,211      $ (115,712)
                                                         ---------    ---------     ----------      ----------
                                                         ---------    ---------     ----------      ----------

   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                  STATEMENTS OF STOCKHOLDER'S (DEFICIT) EQUITY

                                          COMMON STOCK      ADDITIONAL                   STOCKHOLDER
                                        ----------------     PAID IN      ACCUMULATED      NOTES
                                        SHARES    AMOUNT     CAPITAL       DEFICIT       RECEIVABLE        TOTAL
                                        ------    ------    ----------    -----------    ------------    ---------
Balance at January 1, 1995...........   1,000      $ 10      $     --      $  10,869       $     --      $  10,879
Issuance of warrants to AOL in
  connection with note...............                         108,643                                      108,643
Stockholder notes receivable.........                                                       (72,000)       (72,000)
Net loss.............................                                       (100,112)                     (100,112)
                                        ------     ----      --------      ---------       --------      ---------
Balance at December 31, 1995.........   1,000        10       108,643        (89,243)       (72,000)       (52,590)
Net income...........................                                         58,611                        58,611
                                        ------     ----      --------      ---------       --------      ---------
Balance at December 31, 1996.........   1,000        10       108,643        (30,632)       (72,000)         6,021
Net loss (unaudited).................                                       (115,712)                     (115,712)
                                        ------     ----      --------      ---------       --------      ---------
Balance at May 29, 1997
  (unaudited)........................   1,000      $ 10      $108,643      $(146,344)      $(72,000)     $(109,691)
                                        ------     ----      --------      ---------       --------      ---------
                                        ------     ----      --------      ---------       --------      ---------

   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED
                                                                     DECEMBER 31,         PERIOD ENDED MAY 29,
                                                                ----------------------    ---------------------
                                                                  1995         1996         1996        1997
                                                                ---------    ---------    --------    ---------
                                                                                               (UNAUDITED)

Cash flows from operating activities:

  Net (loss) income..........................................   $(100,112)   $  58,611    $ 99,211    $(115,712)

  Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:

       Depreciation..........................................      22,702       22,590       8,770       24,427

       Non-cash interest on note payable.....................      55,887       74,572      30,900       21,846

       Changes in operating assets and liabilities:

         Accounts receivable.................................          --     (119,854)    (50,002)     110,555

         Other assets........................................      (1,339)      (1,467)     (7,459)       1,467

         Stockholder notes receivable........................     (20,000)      20,000          --           --

         Deferred revenue....................................      33,333      (33,333)    (33,333)          --

         Accounts payable and accrued expenses...............      50,626       24,237     (35,234)     (13,594)

         Employee retirement plan payable....................          --       71,000          --      (71,000)
                                                                ---------    ---------    --------    ---------

           Net cash provided by (used in) operating
              activities.....................................      41,097      116,356      12,853      (42,011)
                                                                ---------    ---------    --------    ---------

Cash flows from investing activities:

  Certificates of deposit....................................    (100,000)      (8,621)     (5,586)     108,621

  Purchase of fixed assets...................................     (57,794)     (10,304)     (3,296)     (49,665)
                                                                ---------    ---------    --------    ---------

           Net cash (used in) provided by investing
              activities.....................................    (157,794)     (18,925)     (8,882)      58,956
                                                                ---------    ---------    --------    ---------

Cash flows from financing activities:

  Proceeds from note payable.................................     270,000           --          --           --

  Stockholder notes receivable...............................     (72,000)          --          --           --
                                                                ---------    ---------    --------    ---------

           Net cash provided by financing activities.........     198,000           --          --           --
                                                                ---------    ---------    --------    ---------

Net increase in cash for the period..........................      81,303       97,431       3,971       16,945

Cash, beginning of period....................................       9,962       91,265      91,265      188,696
                                                                ---------    ---------    --------    ---------

Cash, end of period..........................................   $  91,265    $ 188,696    $ 95,236    $ 205,641
                                                                ---------    ---------    --------    ---------
                                                                ---------    ---------    --------    ---------

   The accompanying notes are an integral part of these financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

     Health ResponseAbility Systems, Inc. (the "Company") was incorporated in the State of Virginia on August 22, 1994 and commenced operations on January 1, 1995. The Company is engaged in the development of health-related programming material for distribution through online service providers and the Internet.

     As discussed in Note 8, all of the outstanding shares of the Company were acquired by iVillage Inc. ("iVillage") on May 29, 1997. These financial statements do not include any adjustments in connection with the sale.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     The Company's revenues have been derived primarily from America Online, Inc. ("AOL") customers visiting the Company's site on the AOL online service and are recognized as they are earned (based upon visitations to the site) and reported to the Company by AOL. Usage revenues received from AOL totaled approximately $343,822 and $618,644 for the years ended December 31, 1995 and 1996, respectively. In addition, the Company has derived revenues from the design of customer web sites. Revenues from such design work is recognized over the term of service of each contract.

FIXED ASSETS

     Depreciation of computer equipment and software and furniture and fixtures is provided for by the straight-line method over their estimated useful lives ranging from three to five years. The cost of additions and betterments is capitalized, and repairs and maintenance costs are charged to operations in the periods incurred. Depreciation expense has been included in general and administrative expense.

INCOME TAXES

     The Company has elected to be treated as an "S" corporation for both Federal and State of Virginia tax purposes. Accordingly, corporate income or loss is included in the stockholder's individual tax return based upon her ownership interest.

CASH

     Cash includes money market accounts and all highly liquid investments purchased with original maturities of three months or less. Certificates of deposit with maturities greater than three months are classified as such on the balance sheet. The Company maintains its cash balances in a highly rated financial institution.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and accounts receivable. Cash is deposited with high-credit, quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and are denominated in U.S. dollars.

     AOL accounted for approximately 78% and 66% of revenue for the years ended December 31, 1995 and 1996, respectively, and approximately 63% of accounts receivable at December 31, 1996.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of the Company's financial instruments, including cash, certificates of deposit, accounts receivable, accounts payable and accrued liabilities and note payable, approximate fair value because of their short maturities.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates made by the Company include the valuation of the warrant issued and the useful lives and recoverability of fixed assets.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The financial statements as of May 29, 1997 and for the periods ended
May 29, 1996 and 1997 are unaudited but have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial statements which do not include all disclosures required by GAAP for annual financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations of any interim period are not necessarily indicative of the results of operations for the full year.

COMPREHENSIVE INCOME

     The Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

RECLASSIFICATIONS

     Certain reclassifications have been made to the prior year financial statements to conform to the current period presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS
No. 131"). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The disclosure prescribed by SFAS No. 131 is effective for the year ending December 31, 1998. The Company has determined that it does not have any separately reportable business segments as of May 29, 1997.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

3. FIXED ASSETS

     Fixed assets consist of the following:

                                                                   DECEMBER 31,              MAY 29,
                                                           ----------------------------   -------------
                                                               1995           1996            1997
                                                           ------------  --------------   -------------
                                                                                           (UNAUDITED)
Computer equipment and software..........................  $     45,195  $       54,775    $    70,992
Furniture and fixtures...................................        12,682          13,406         45,454
                                                           ------------  --------------    -----------
                                                                 57,877          68,181        116,446
Less, accumulated depreciation...........................       (22,785)        (45,375)       (68,402)
                                                           ------------  --------------    -----------
                                                           $     35,092  $       22,806    $    48,044
                                                           ------------  --------------    -----------
                                                           ------------  --------------    -----------

Depreciation of fixed assets was approximately $22,702 and $22,590 for the years ended December 31, 1995 and 1996, respectively.

4. RELATED-PARTY TRANSACTIONS

     In January 1995, the Company loaned $29,700 to its sole stockholder who also serves as an officer to the Company (the "Stockholder"). Interest is payable annually at the rate of 7.92% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.

     In February 1995, the Company loaned $20,000 to the Stockholder. Interest is payable annually at the rate of 7.96% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.

     In May 1995, the Company loaned $10,000 to the Stockholder. Interest is payable annually at the rate of 7.12% per annum. The principal balance and interest due on this note was repaid in full in July 1996.

     In June 1995, the Company loaned $10,000 to the Stockholder. Interest is payable annually at the rate of 6.83% per annum. The principal balance and interest due on this note was repaid in full in July 1996.

     In December 1995, the Company loaned $22,300 to the Stockholder. Interest is payable annually at the rate of 5.91% per annum. This note was not paid until the sale of the Company and, therefore, is recorded as a reduction of stockholder's equity.

     In 1995, the Company entered into a consultant agreement with the spouse of the Stockholder, in which the Company paid the consultant $80,000 during the year. In 1996, this consultant became an officer of the Company.

5. AOL NOTE PAYABLE

     In April 1995, the Company entered into a promissory note agreement with AOL whereby the Company received cash of $270,000 ("AOL Note"). Interest, at a rate of 7.5% per annum, and principal, are payable on the earlier of demand or April 2005. If payment is demanded, then such payment will be payable in 24 equal monthly installments of principal and interest beginning on the fifth day following such demand.

     In connection with the AOL Note, the Company issued a warrant (the "AOL Warrant") to purchase a certain amount of shares of the Company's preferred stock at a certain exercise price, both of which are based on a formula in the warrant agreement. The Company recorded an unamortized discount of $108,643 which has been amortized as interest expense using the interest method. The AOL Warrant was valued using the Black-Scholes option pricing model. As discussed in
Note 8, the AOL Note and the AOL Warrant were cancelled as part of the sale of the Company in May 1997.

                      HEALTH RESPONSEABILITY SYSTEMS, INC.

     Interest expense, including amortized disount related to the issuance of the AOL Warrant, charged to operations for the year ended December 31, 1995 and 1996 was $55,887 and $74,572, respectively.

6. COMMITMENTS

LEASES

     The Company leases office space in Herndon, Virginia, under a non-cancelable operating lease expiring in June 1998. The following is a schedule of future minimum lease payments under the lease as of December 31, 1996:

                   YEAR ENDING DECEMBER 31:
                   ------------------------
         1997.................................................   $53,920
         1998.................................................    27,769
                                                                 -------
                                                                 $81,689
                                                                 -------
                                                                 -------

Rent expense was approximately $9,898 and $16,073 for the years ended December 31, 1995 and 1996, respectively.

7. CAPITAL STOCK

     At December 31, 1996, the authorized capital stock of the Company consists of 10,000 shares of common stock, $0.01 par value per share. Upon formation of the Company, 1,000 shares of common stock were issued to the founder.

8. SUBSEQUENT EVENT

     On May 29, 1997, all of the outstanding shares of the Company were acquired by iVillage in exchange for $2,600,000 in cash, 1,300,200 shares of iVillage common stock on a pre-split basis, and cash amounts contingent on future performance levels of the Company and iVillage, which was determined to be $1,560,000 in January 1998. In addition, iVillage issued 609,000 shares of common stock on a pre-split basis, to AOL in exchange for the release of the AOL Note and the cancellation of the AOL Warrant.

             iVILLAGE INC. AND HEALTH RESPONSEABILITY SYSTEMS, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     On May 29, 1997, Health ResponseAbility Systems, Inc. ("HRS"), a developer of health-related programming material for distribution through online service providers and the Internet, agreed to sell substantially all of its outstanding shares of capital stock and any securities convertible into shares of HRS capital stock ("Fully Diluted HRS shares") to iVillage Inc. ("iVillage" or the "Company") in exchange for $2.6 million in cash, 1,300,200 shares (on a pre-split basis) of iVillage common stock and cash amounts contingent on future performance levels of HRS and iVillage. In addition, iVillage issued 609,000 shares (on a pre-split basis) of common stock to America Online, Inc. ("AOL") in exchange for the release of all equity rights in HRS held by AOL.

     The acquisition has been accounted for as a purchase, with the assets acquired and liabilities assumed recorded at fair values, and the results of HRS's operations included in the Company's consolidated financial statements from the date of acquisition.

     The accompanying unaudited pro forma condensed consolidated financial statements illustrate the effect of the acquisition on the Company's results of operations assuming the acquisition took place on January 1, 1997. Since the transaction has been reflected in the Company's consolidated balance sheet as of December 31, 1997, contained elsewhere herein, no pro forma condensed consolidated balance sheet has been provided.

     The unaudited pro forma condensed consolidated financial statements have been included as required by the rules of the Securities and Exchange Commission and are provided for comparative purposes only. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results which would have been obtained if the acquisition had been effected on the date indicated or which may be obtained in the future.

     The accompanying unaudited pro forma condensed consolidated financial statements should be read in connection with the historical financial statements of the Company and HRS which are contained elsewhere in this Prospectus.

             iVILLAGE INC. AND HEALTH RESPONSEABILITY SYSTEMS, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                            HEALTH RESPONSEABILITY
                                         iVILLAGE INC.          SYSTEMS, INC.
                                       ------------------   ----------------------
                                         YEAR ENDED           PERIOD ENDED            PRO FORMA
                                       DECEMBER 31, 1997      MAY 29, 1997           ADJUSTMENTS      PRO FORMA
                                       ------------------   ----------------------   -----------     ------------
Revenues.............................     $  6,018,696            $  362,741         $       --      $  6,381,437
                                          ------------            ----------         -----------     ------------
Operating expenses:
  Production, content and product....
                                             7,606,355               220,574                 --         7,826,929
  Sales and marketing................        8,770,581                 7,955                 --         8,778,536
  General and administrative.........       10,726,844               234,519            974,273 (a)    12,455,636
                                                                                        520,000 (b)
                                          ------------            ----------         -----------     ------------
      Total operating expenses.......       27,103,780               463,048          1,494,273        29,061,101
                                          ------------            ----------         -----------     ------------

Loss from operations.................      (21,085,084)             (100,307)        (1,494,273)      (22,679,664)

Interest expense, net................         (215,876)              (15,405)                --          (231,281)
                                          ------------            ----------         -----------     ------------
                                          ------------            ----------         -----------     ------------
Net loss.............................      (21,300,960)             (115,712)        ($1,494,273)    ($22,910,945)
                                          ------------            ----------         -----------     ------------
                                          ------------            ----------         -----------     ------------
Basic and diluted net loss per share             (4.55)                                                     (4.20)
  (on a pre-split basis).............     $                                                          $
                                          ------------                                               ------------
                                          ------------                                               ------------
Weighted average shares of common
  stock outstanding used in computing
  basic and diluted net loss per
  share (on a pre-split basis).......        4,682,872                                  774,141 (c)     5,457,013
                                          ------------                               -----------     ------------
                                          ------------                               -----------     ------------

             iVILLAGE INC. AND HEALTH RESPONSEABILITY SYSTEMS, INC.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

     1. The pro forma adjustments to the unaudited pro forma condensed consolidated statement of operations are as follows:

    (a)    Adjustment to general and administrative expenses for the amortization of $5,955,331 of
           goodwill, amortized over a three-year period...............................................   $974,273
                                                                                                         --------
                                                                                                         --------
    (b)    Adjustment to general and administrative expenses for the amortization of $1,560,000 of
           goodwill associated with contingent consideration paid on future performance levels........   $520,000
                                                                                                         --------
                                                                                                         --------
    (c)    Adjustment to weighted average shares of common stock outstanding used in computing basic and diluted net loss per share to reflect the issuance of 1,909,200 shares (on a pre-split
           basis) in connection with the acquisition of HRS as of January 1, 1997.....................    774,141
                                                                                                         --------
                                                                                                         --------

                                  UNDERWRITING

     iVillage and the underwriters named below (the "Underwriters") have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Credit Suisse First Boston Corporation and Hambrecht & Quist LLC are the representatives of the Underwriters.

                                                                   Number of
                     Underwriters                                    Shares
                     ------------                                  ---------
Goldman, Sachs & Co.............................................
Credit Suisse First Boston Corporation..........................
Hambrecht & Quist LLC...........................................
                                                                    ---------
     Total......................................................    3,650,000
                                                                    ---------
                                                                    ---------

                            ------------------------

     If the Underwriters sell more shares than the total number set forth in the table above, the Underwriters have an option to buy up to an additional 547,500 shares from iVillage to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the Underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the Underwriters by iVillage. Such amounts are shown assuming both no exercise and full exercise of the Underwriters' option to purchase additional shares.

                                Paid by iVillage

                           No Exercise    Full Exercise
                           -----------    -------------
Per Share...............    $               $
Total...................    $               $

     Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the Underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial public offering price. Any such securities dealers may resell any shares purchased from the Underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

     iVillage, its directors, officers and stockholders have agreed with the Underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. Please see "Shares Available for Future Sale" for a discussion of certain transfer restrictions.


     At the request of iVillage, the Underwriters have reserved at the initial public offering price up to 503,622 shares of common stock for sale to NBC, Liberty Media Corporation and America Online, Inc. These purchasers have expressed an interest in purchasing such shares of common stock in this offering. Each purchaser has agreed that, if it does purchase any of such reserved shares, it will enter into a lock-up agreement with the Underwriters, under which each agrees not to sell shares for 180 days after the date of this prospectus. There can be no assurance that any of the reserved shares will be purchased. The number of shares available for sale to the general public in this offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

     In addition, at the request of iVillage, the Underwriters have reserved for sale, at the initial public offering price, shares of common stock for certain directors, employees and associates of iVillage. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

     Prior to this offering, there has been no public market for the shares. The initial public offering price will be negotiated among iVillage and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be iVillage's historical performance, estimates of the business potential and earnings prospects of iVillage, an assessment of iVillage's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     A prospectus in electronic format is being made available on an Internet Web site maintained by Wit Capital Corporation. Other than the prospectus in electronic format, the information on such Web site and any information contained on any other Web site maintained by Wit Capital Corporation is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by iVillage or any Underwriter in such capacity and should not be relied on by prospective investors.

     The common stock has been approved for quotation on the Nasdaq National Market under the symbol "IVIL".

     In connection with this offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

     The Underwriters also may impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

     These activities by the Underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The Underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.


     iVillage estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2,000,000.


     iVillage has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Credit Suisse First Boston Corporation acted as iVillage's exclusive placement agent in connection with the private placement of iVillage's series E convertible preferred stock in December 1998. iVillage paid customary placement fees to Credit Suisse First Boston Corporation for such services.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

          ------------------------------

                TABLE OF CONTENTS

                                                 Page
                                                 ----
Prospectus Summary............................      3
Risk Factors..................................      7
Use of Proceeds...............................     16
Dividend Policy...............................     16
Capitalization................................     17
Dilution......................................     18
Selected Consolidated Financial Data..........     19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..................................     20
Business......................................     31
Management....................................     45
Certain Transactions..........................     52
Principal Stockholders........................     56
Description of Capital Stock..................     58
Shares Eligible for Future Sale...............     60
Legal Matters.................................     61
Experts.......................................     61
Available Information.........................     62
Index to Financial Statements.................    F-1
Underwriting..................................    U-1

          ------------------------------

     Through and including                , 1999 (25 days after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as underwriter and with respect to an unsold allotment or subscription.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                3,650,000 Shares

                                 iVILLAGE INC.

                                  Common Stock

                         ------------------------------

                                    [LOGO]

                         ------------------------------

                              GOLDMAN, SACHS & CO.

                           CREDIT SUISSE FIRST BOSTON

                               HAMBRECHT & QUIST

                      Representatives of the Underwriters

                         ------------------------------
                            WIT CAPITAL CORPORATION
                      Facilitator of Internet distribution
                         ------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than the underwriting discounts, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq/NMS listing fee.


SEC Registration Fee................................................................   $   16,337
NASD Filing Fee.....................................................................        6,377
Nasdaq National Market Listing Fee..................................................       95,000
Printing Costs......................................................................      650,000
Legal Fees and Expenses.............................................................      600,000
Accounting Fees and Expenses........................................................      425,000
Blue Sky Fees and Expenses..........................................................       10,000
Transfer Agent and Registrar Fees...................................................        7,500
Miscellaneous.......................................................................      189,786
                                                                                       ----------
     Total..........................................................................   $2,000,000
                                                                                       ----------
                                                                                       ----------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Article VII of the Registrant's Bylaws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation provides for such limitation of liability.

     The Registrant intends to obtain directors, and officers, insurance providing indemnification for certain of the Registrant's directors, officers and employees for certain liabilities.

     Reference is also made to the Underwriting Agreement to be filed as
Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1995, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

          (1) In September 1995, the Registrant issued and sold an aggregate of 666,668, 333,333, and 83,333 shares of Common Stock to Candice Carpenter, Nancy Evans and Robert Levitan, respectively, at a price per share of $.0015 (on a post-split basis).

          (2) In September 1995, the Registrant issued a stock subscription warrant to purchase 17,366 shares, on a post-split basis, of Series B Convertible Preferred Stock at a price per share of $7.50 (the "September 1995 Warrant") and 1,000,000 shares of Series A Convertible Preferred Stock to America Online, Inc. ("AOL") at a price per share of $1.00 in exchange for the cancellation of a note and $496,494 in cash.

          (3) In May 1996, the Registrant issued 797,130 shares of Series B Convertible Preferred Stock to AOL at a price per share of $2.50 in exchange for the cancellation of a note payable.

          (4) In May 1996, the Registrant issued and sold an aggregate of 300,000 shares of Series B-1 Convertible Preferred Stock to AOL at a price per share of $2.50 in exchange for the conversion of the principal amount and accrued interest on two notes and $450,000 in cash.

          (5) In May 1996, in connection with an information provider agreement, the Registrant issued a stock subscription warrant to purchase 266,666 shares, (on a post-split basis), to AOL at a price per share of $7.50.

          (6) In May 1996, the Registrant issued and sold an aggregate of 4,477,746 shares of Series B Convertible Preferred Stock at a price per share of $2.50 to the following entities: Kleiner Perkins Caufield & Byers VII ("Kleiner"), KPCB VII Founders Fund ("KPCB VII"), KPCB Information Sciences Zaibatsu Fund II ("KPCB Information"), Ann R. Mathias, Edward J. Mathias, TCI Online Village Holdings, Inc. ("TCI") and the Tribune Company ("Tribune").

          (7) In December 1996, in connection with an Agreement and Plan of Reorganization, the Registrant issued 33,333 shares of Common Stock (on a post-split basis) each to Jacqueline B. Needelman and David L. Cohen in consideration for 1,500 shares of jointly owned common stock of ParentsPlace.com, Inc.

          (8) In January 1997, Beth Polish exercised an option and received 8,333 shares of Common Stock at a price per share of $3.00 (on a post-split basis).

          (9) In January 1997, Elaine Rubin exercised an option and received 12,500 shares of Common Stock at a price per share of $3.00 (on a post-split basis).

          (10) In January 1997, Tina Neederlander exercised an option and received 12,500 shares of Common Stock at a price per share of $3.00 (on a post-split basis).

          (11) In February 1997, the Registrant issued and sold stock subscription warrants to purchase an aggregate of 111,771 shares of Common Stock at a price per share of $5.86 (on a post-split basis) to AOL, Tribune, Kleiner and KPCB Information in consideration for the cancellation of a note and cash.

          (12) In May 1997, the Registrant issued and sold an aggregate of 11,003,068 shares of Series C Preferred Stock at a price per share of $1.954 to the following entities: AOL, Philip E Berney, CIBC Wood Gundy Ventures, Inc. ("CIBC") Cox Interactive Media, Inc. ("Cox"), Convergence Ventures I, L.P. ("Convergence"), Stephen Friedman, Charles A. Davis, Growth Shares Ltd., Juergen Habermeier, Kleiner, KPCB Information, Ralph Mack, Stephen M. Parish, Rho Management Trust I ("Rho"), Sonem Partners, Tenet, Transatlantic Venture Partners C.V., Tribune, The Trustees of the General Electric Pension Trust, Norman Tulchin, Stanley Tulchin and one other corporate investor.

          (13) In May 1997, the Registrant issued warrants to Bear, Stearns & Co. Inc. to purchase 30,194 shares of the Registrant's Common Stock at an exercise price of $0.03 per share in consideration for services rendered (on a post-split basis).

          (14) In May 1997, in connection with a Plan of Reorganization and Merger, among the Registrant, Health ResponseAbility Systems, Inc. and other signatories thereto, the Registrant issued 433,400 shares of Common Stock to Elin Silveous and 203,000 shares of Common Stock to AOL (on a post-split basis).

          (15) In December 1997, the Registrant issued and sold an aggregate of 2,190,377 shares of Series C Convertible Preferred Stock at a price per share of $1.954 per share to the following entities: AOL, Convergence, Convergence Entrepreneurs Fund I ("Convergence Entrepreneurs"), Rho, Sonem Partners and O'Sullivan Graev & Karabell, L.L.P., Profit Sharing Plan F/B/O Martin H. Levenglick.

          (16) In February 1998, the Registrant issued and sold an aggregate of 284,317 shares of Common Stock to Tenet Healthcare Corporation ("Tenet") at a price per share of $5.86 (on a post-split basis).

          (17) In February 1998, the Registrant issued a certificate for an aggregate of 76,800 shares of Series B Convertible Preferred Stock to Kleiner in exchange for a certificate representing 76,800 shares of Series B Convertible Preferred Stock issued to KPCB VII.

          (18) In February 1998, the Registrant issued and sold an aggregate of 1,333,334 shares of Series D Convertible Preferred Stock to Tenet at a price per share of $2.50.

          (19) In March 1998, the Registrant issued and sold an aggregate of 4,480,000 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: Convergence, Nexus Capital Partners I, L.P., NIG-Village Ltd., Porcelain Partners L.P., Rho, TCV II V.O.F., Technology Crossover Ventures II, L.P., TCV Strategic Partners, L.P., Technology Crossover Partners II, C.V. and TCV II (Q), L.P.

          (20) In April 1998, the Registrant issued and sold an aggregate of 6,434,000 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: AOL, CIBC, Transatlantic Venture Partners, C.V., Leavitt Family Trust, Boston Millennia Partners Limited, Boston Millennia Associates I Partnership, FIMA Finance Management, Inc., Josef H. von Rickenbach, David Mahoney, Chestnut Investment Associates 1998, Chestnut Partners, Inc., Allyn C. Woodward, Moore Global Investments, Ltd., Remington Investment Strategies, L.P., Ralph Mack, Cox and one other corporate investor.

          (21) In May 1998, the Registrant issued and sold an aggregate of 352,666 shares of Series D Convertible Preferred Stock at a price per share of $2.50 to the following entities: Merrill Roth, Gannett International Communications, Inc. and Pasquale Lavecchia.

          (22) In June 1998, the Registrant issued and sold an aggregate of 400,000 shares of Series D Convertible Preferred Stock to a corporate investor at a price per share of $2.50.

          (23) In June 1998, Stephen Chao, Inc. exercised an option and received 8,333 shares of Common Stock at a price per share of $5.10 (on a post-split basis).

          (24) In December 1998, the Registrant issued and sold an aggregate of 11,730,948 shares of Series E Convertible Preferred Stock at a price of $2.85 to the following entities: AOL, Boston Millennia Associates, Boston Millennia Partners Limited, Lawrence Berk, CIBC, Convergence, Convergence Entrepreneurs, Cox, Gannett, Leavitt, Steven Parish, Merrill Roth, Moore, Nexus, NIG, O'Sullivan Graev & Karabell, L.L.P., Profit Sharing Plan F/B/O Martin H. Levenglick, Ralph Mack, Remington, Rho, Sonem, TCI, TCI Ventures Group, LLC, TCV II (Q), L.P., TCV II V.O.F., TCV Strategic Partners, L.P., Technology Crossover Ventures II, C.V., Technology Crossover Ventures II, L.P., Tenet, Transatlantic, Tribune, William James Bell 1993 Trust, Seligman Communications & Information Fund, Vantage Point Communications Partners, LP, Vantage Point

     Venture Partners 1996, LP, Applewood Associates, Fred F. Nazem, Admirals, L.P., Fred Tanzer, Van Wagoner Capital Management.

          (25) In December 1998, John Kiefer exercised an option and received 833 shares of Common Stock at a price per share of $5.10 (on a post-split basis).

          (26) In December 1998, Eileen O'Reilly exercised an option and received 83 shares of Common Stock at a price per share of $5.10 (on a post-split basis).

          (27) In December 1998, Laurie Peterson Wardell exercised an option and received 83 shares of Common Stock at a price per share of $5.10 (on a post-split basis).

          (28) In January 1999, Warren Cook exercised an option and received 1,000 shares of Common Stock at a price per share of $5.10 (on a post-split basis).

          (29) In January 1999, Maura Curtin exercised an option and received 83 shares of Common Stock at a price per share of $5.10 (on a post-split basis).

          (30) In January 1999, Lisa Gansky exercised an option and received 4,000 shares of Common Stock at a price per share of $7.50 (on a post-split basis).

          (31) In January 1999, Dermott McCormack exercised an option and received 83 shares of Common Stock at a price per share of $5.10 (on a post-split basis).

          (32) In January 1999, Christine Ohly exercised options and received 250 and 2,416 shares of Common Stock at a price per share of $3.00 and $5.10, respectively (on a post-split basis).

          (33) In January 1999, Sarah Cabot Rockwell exercised options and received 833 shares of Common Stock at a price per share of $5.10 (on a post-split basis).

          (34) In January 1999, Deanna Vincent exercised options and received 6,250 shares of Common Stock at a price per share of $5.10 (on a post-split basis).

          (35) In January 1999, Philip Vo exercised options and received 83 shares of Common Stock at a price per share of $5.10 (on a post-split basis).

          (36) In February 1999, in connection with the acquisition of KnowledgeWeb, Inc. d/b/a Astrology.Net, the Registrant issued 802,125 shares of Common Stock to Astrology.Net (on a post-split basis).

     Exemption from registration for the transactions described above was claimed pursuant to Section 4(2) of the Securities Act of 1933, as amended, regarding transactions by the issuer not involving a public offering, in that these transactions were made, without general solicitation or advertising, to sophisticated investors with access to all relevant information necessary to evaluate these investments and who represented to the Registrant that the shares were being acquired for investment.

ITEM 16. EXHIBITS.

     (a) Exhibits


EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
    1.1      Form of Underwriting Agreement.**
    2.1      Agreement and Plan of Reorganization and Merger dated as of January 31, 1997, as amended on
             March 31, 1997, as further amended as of May 15, 1997, as further amended as of May 16, 1997 and as further amended as of May 23, 1997 among the Registrant, Health ResponseAbility Systems, Inc., and
             other signatories thereto.**
    2.2      Letter of Intent dated January 4, 1999 between the Registrant and KnowledgeWeb, Inc. d/b/a
             Astrology.Net.**
    2.3      Agreement and Plan of Reorganization dated as of December 10, 1996 among the Registrant, PP
             Acquisition Corporation, ParentsPlace.com, Inc. and the stockholders of ParentsPlace.com, Inc.**
    2.4      Letter Agreement dated February 10, 1999 by and among the Registrant and Kid's Warehouse, Inc.,
             iBaby, Inc., Our Baby, LLC, JBM Ventures, Inc. and Gavin Mandelbaum.**
    2.5      Agreement and Plan of Reorganization dated as of February 12, 1999 among the Registrant and
             KnowledgeWeb Acquisition Corporation and KnowledgeWeb, Inc. and the Shareholders of KnowledgeWeb,
             Inc.**
    3.1      Certificate of Incorporation of the Registrant, as currently in effect.**
    3.2      Amended and Restated Certificate of Incorporation of the Registrant.**
    3.3      Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon completion of this offering.**
    3.4      Bylaws of the Registrant, as currently in effect.**
    3.5      Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering.**
    4.1      Form of Registrant's Common Stock Certificate.**
    5.1      Opinion of Orrick, Herrington & Sutcliffe LLP.**
    9.1      Voting Trust Agreement dated as of September 19, 1995 between Candice Carpenter, Nancy Evans and certain owners of Common Stock of the Registrant.**
   10.1      Form of Indemnification Agreement between the Registrant and each of its directors and officers.**
   10.2      1995 Amended and Restated Employee Stock Option Plan of the Registrant.**
   10.3      1997 Amended and Restated Acquisition Stock Option Plan of the Registrant.**
   10.4      Form of 1999 Employee Stock Option Plan of the Registrant.**
   10.5      Form of 1999 Director Stock Option Plan of the Registrant.**
   10.6      Form of 1999 Employee Stock Purchase Plan of the Registrant.**
   10.7      Form of 1999 Acquisition Stock Option Plan of the Registrant.**
   10.8      Interactive Services Agreement dated December 31, 1998, between the Registrant and America Online,
             Inc. ("AOL").
   10.9      Confidential Bankcard Marketing Agreement dated June 4, 1998, between the Registrant and First
             Credit Card Services USA L.L.C.+**
   10.10     Promotion Distribution and License Agreement dated October 21, 1998 between AT&T Corp. and the
             Registrant.+**

EXHIBIT
NUMBER       DESCRIPTION
-------      -----------
   10.11     Exclusive Sponsorship Agreement dated February 28, 1998 between Amazon.com, Inc. and the
             Registrant.+**
   10.12     Promotion Agreement dated November 6, 1998 between Snap! LLC and the Registrant.+**
   10.13     Online Services Agreement dated December 19, 1997 between Charles Schwab & Co., Inc. and the
             Registrant.+**
   10.14     Letter Agreement dated November 11, 1998 between the National Broadcasting Company, Inc. and the
             Registrant.**
   10.15     Joint Activities Agreement dated September 1997 between Intuit Inc. and the Registrant.+**
   10.16     Sponsorship Agreement dated as of December 18, 1998 by and between Ford Motor Media, a division of
             J. Walter Thompson and the Registrant.+**
   10.17     Sponsorship Agreement dated as of October 30, 1998 between Ralston Purina Company and the
             Registrant.+**
   10.18     Form of Non-Competition, Non-Disclosure and Assignment of Inventions Agreement dated September 9,
             1995, and Amendment dated May 6, 1996, between the Registrant and each of Candice Carpenter and
             Nancy Evans.**
   10.19     Employment Letter dated June 4, 1998 to Craig Monaghan.**
   10.20     Lease dated August 21, 1995, commencing on September 1, 1995, as amended on September 20, 1995, as amended and supplemented April 5, 1996, as further amended and supplemented on April 15, 1996, as further amended and supplemented January 20, 1997, and as amended and supplemented on May 8, 1997, between 170 Fifth Associates (the "Landlord") and the Registrant.**
   10.21     Lease dated March 19, 1998, commencing March 15, 1998 between 149 Fifth Avenue Corporation and the
             Registrant, as supplemented on June 30, 1998.**
   10.22     Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended April 29, 1997, among the Registrant, AOL, Tribune, KPCB VII and KPCB Zaibatsu II, including Form of Warrant.**
   10.23     Promissory Note dated June 5, 1998 in the amount of $500,000 between Candice Carpenter and the
             Registrant.**
   10.24     Fourth Amended and Restated Stockholders' Agreement dated as of December 4, 1998, among the
             Registrant, the Founders and each of the Investors identified therein.**
   10.25     Fourth Amended and Restated Registration Rights Agreement dated as of December 4, 1998, among the
             Registrant, the Founders and each of the Investors identified therein.**
   10.26     Amended and Restated Stock Purchase Agreement dated as of March 9, 1999 among the Registrant, GE
             Investments Subsidiary, Inc. and the National Broadcasting Company, Inc.**
   10.27     Amended Letter Agreement dated as of March 9, 1999 between the Registrant and the National
             Broadcasting Company, Inc.**
   10.28     Form of Promissory Note dated March 9, 1999 in the amount of $15,497,558.48 between the Registrant and GE Investments Subsidiary, Inc.**
   21        List of subsidiaries.**
   23.1      Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).**
   23.2      Consents of PricewaterhouseCoopers LLP.
   24        Power of Attorney (included on page II-8).**
   27        Financial Data Schedule.**

------------------

** Previously filed

+ Confidential treatment has been requested for certain portions of these exhibits. Omitted portions have been filed separately with the Commission.

     (b) Financial Statement Schedules

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 5 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 15th day of March, 1999.


                                          iVILLAGE INC.


                                          By:        /s/ Caterina A. Conti
                                              ----------------------------------
                                                      Caterina A. Conti
                                                       General Counsel


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 5 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:



                SIGNATURE                                       TITLE(S)                             DATE
                ---------                                       --------                             ----
          /s/ Candice Carpenter*            Co-Chairperson of the Board and Chief Executive     March 15, 1999
----------------------------------------    Officer (Principal Executive Officer)
             Candice Carpenter

             /s/ Nancy Evans*               Co-Chairperson of the Board and Editor- in-Chief    March 15, 1999
----------------------------------------
               Nancy Evans

          /s/ Craig T. Monaghan*            Chief Financial Officer (Principal Financial        March 15, 1999
----------------------------------------    Officer)
            Craig T. Monaghan

          /s/ Sanjay Muralidhar*            Vice President, Finance (Principal Accounting       March 15, 1999
----------------------------------------    Officer)
            Sanjay Muralidhar

             /s/ Alan Colner*               Director                                            March 15, 1999
----------------------------------------
               Alan Colner

              /s/ Jay Hoag*                 Director                                            March 15, 1999
----------------------------------------
                 Jay Hoag

          /s/ Lennert J. Leader*            Director                                            March 15, 1999
----------------------------------------
            Lennert J. Leader

            /s/ Habib Kairouz*              Director                                            March 15, 1999
----------------------------------------
              Habib Kairouz

            /s/ Michael Levy*               Director                                            March 15, 1999
----------------------------------------
               Michael Levy

                SIGNATURE                                       TITLE(S)                             DATE
                ---------                                       --------                             ----
          /s/ Douglas McCormick*            Director                                            March 15, 1999
----------------------------------------
            Douglas McCormick

          /s/ Martin Yudkovitz*             Director                                            March 15, 1999
----------------------------------------
             Martin Yudkovitz

           /s/ Daniel Schulman*             Director                                            March 15, 1999
----------------------------------------
             Daniel Schulman

*By:       /s/ Caterina A. Conti
----------------------------------------
             Caterina A. Conti
              General Counsel

                                 EXHIBIT INDEX


EXHIBIT                                                                                                   SEQUENTIAL
NUMBER       DESCRIPTION                                                                                    PAGE NO.
-------      -----------                                                                                  -----------
    1.1       --   Form of Underwriting Agreement.**
    2.1       --   Agreement and Plan of Reorganization and Merger dated as of January 31, 1997, as amended on March 31, 1997, as further amended as of May 15, 1997, as further amended as of May 16, 1997 and as further amended as of May 23, 1997 among the Registrant,
                   Health ResponseAbility Systems, Inc., and other signatories thereto.**
    2.2       --   Letter of Intent dated January 4, 1999 between the Registrant and KnowledgeWeb, Inc.
                   d/b/a Astrology.Net.**
    2.3       --   Agreement and Plan of Reorganization dated as of December 10, 1996 among the
                   Registrant, PP Acquisition Corporation, ParentsPlace.com, Inc. and the stockholders of ParentsPlace.com, Inc.**
    2.4       --   Letter Agreement dated February 10, 1999 by and among the Registrant and Kid's
                   Warehouse, Inc., iBaby, Inc., Our Baby, LLC, JBM Ventures, Inc. and Gavin
                   Mandelbaum.**
    2.5       --   Agreement and Plan of Reorganization dated as of February 12, 1999 among the
                   Registrant and KnowledgeWeb Acquisition Corporation and KnowledgeWeb, Inc. and the
                   Shareholders of KnowledgeWeb, Inc.**
    3.1       --   Certificate of Incorporation of the Registrant, as currently in effect.**
    3.2       --   Amended and Restated Certificate of Incorporation of the Registrant.**
    3.3       --   Form of Amended and Restated Certificate of Incorporation of the Registrant, to be
                   effective upon completion of this offering.**
    3.4       --   Bylaws of the Registrant, as currently in effect.**
    3.5       --   Form of Amended and Restated Bylaws of the Registrant, to be effective upon completion of this offering.**
    4.1       --   Form of Registrant's Common Stock Certificate.**
    5.1       --   Opinion of Orrick, Herrington & Sutcliffe LLP.**
    9.1       --   Voting Trust Agreement dated as of September 19, 1995 between Candice Carpenter,
                   Nancy Evans and certain owners of Common Stock of the Registrant.**
   10.1       --   Form of Indemnification Agreement between the Registrant and each of its directors and officers.**
   10.2       --   1995 Amended and Restated Employee Stock Option Plan of the Registrant.**
   10.3       --   1997 Amended and Restated Acquisition Stock Option Plan of the Registrant.**
   10.4       --   Form of 1999 Employee Stock Option Plan of the Registrant.**
   10.5       --   Form of 1999 Director Stock Option Plan of the Registrant.**
   10.6       --   Form of 1999 Employee Stock Purchase Plan of the Registrant.**
   10.7       --   Form of 1999 Acquisition Stock Option Plan of the Registrant.**
   10.8       --   Interactive Services Agreement dated December 31, 1998, between the Registrant and
                   America Online, Inc. ("AOL").
   10.9       --   Confidential Bankcard Marketing Agreement dated June 4, 1998, between the Registrant and First Credit Card Services USA L.L.C.+**
   10.10      --   Promotion Distribution and License Agreement dated October 21, 1998 between AT&T
                   Corp. and the Registrant.+**
   10.11      --   Exclusive Sponsorship Agreement dated February 28, 1998 between Amazon.com, Inc. and the Registrant.+**
   10.12      --   Promotion Agreement dated November 6, 1998 between Snap! LLC and the Registrant.+**
   10.13      --   Online Services Agreement dated December 19, 1997 between Charles Schwab & Co., Inc.
                   and the Registrant.+**

EXHIBIT                                                                                                     SEQUENTIAL
NUMBER        DESCRIPTION                                                                                    PAGE NO.
-------       -------------------------------------------------------------------------------------------   -----------
   10.14      --   Letter Agreement dated November 11, 1998 between the National Broadcasting Company,
                   Inc. and the Registrant.**
   10.15      --   Joint Activities Agreement dated September 1997 between Intuit Inc. and the
                   Registrant.+**
   10.16      --   Sponsorship Agreement dated as of December 18, 1998 by and between Ford Motor Media, a division of J. Walter Thompson and the Registrant.+**
   10.17      --   Sponsorship Agreement dated as of October 30, 1998 between Ralston Purina Company and the Registrant.+**
   10.18      --   Form of Non-Competition, Non-Disclosure and Assignment of Inventions Agreement dated
                   September 9, 1995, and Amendment dated May 6, 1996, between the Registrant and each of Candice Carpenter and Nancy Evans.**
   10.19      --   Employment Letter dated June 4, 1998 to Craig Monaghan.**
   10.20      --   Lease dated August 21, 1995, commencing on September 1, 1995, as amended on
                   September 20, 1995, as amended and supplemented April 5, 1996, as further amended and supplemented on April 15, 1996, as further amended and supplemented January 20, 1997, and as amended and supplemented on May 8, 1997, between 170 Fifth Associates (the
                   "Landlord") and the Registrant.**
   10.21      --   Lease dated March 19, 1998, commencing March 15, 1998 between 149 Fifth Avenue
                   Corporation and the Registrant, as supplemented on June 30, 1998.**
   10.22      --   Note and Warrant Purchase Agreement dated as of February 27, 1997, as amended
                   April 29, 1997, among the Registrant, AOL, Tribune, KPCB VII and KPCB Zaibatsu II,
                   including Form of Warrant.**
   10.23      --   Promissory Note dated June 5, 1998 in the amount of $500,000 between Candice
                   Carpenter and the Registrant.**
   10.24      --   Fourth Amended and Restated Stockholders' Agreement dated as of December 4, 1998, among the Registrant, the Founders and each of the Investors identified therein.**
   10.25      --   Fourth Amended and Restated Registration Rights Agreement dated as of December 4,
                   1998, among the Registrant, the Founders and each of the Investors identified therein.**
   10.26      --   Amended and Restated Stock Purchase Agreement dated as of March 9, 1999 among the
                   Registrant, GE Investments Subsidiary, Inc. and the National Broadcasting Company,
                   Inc.**
   10.27      --   Amended Letter Agreement dated as of March 9, 1999 between the Registrant and the
                   National Broadcasting Company, Inc.**
   10.28      --   Form of Promissory Note dated March 9, 1999 in the amount of $15,497,558.48 between the Registrant and GE Investments Subsidiary, Inc.**
   21         --   List of subsidiaries.**
   23.1       --   Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).**
   23.2       --   Consents of PricewaterhouseCoopers LLP.
   24         --   Power of Attorney (included on page II-8).**
   27         --   Financial Data Schedule.**


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** Previously filed.
+ Confidential treatment has been requested for certain portions of these exhibits. Omitted portions have been filed separately with the Commission.